Prospectus	Filed Pursuant to Rule 424(b)(3)
(Dated June 5, 2015)	Registration No. 333-204132

PROSPECTUS

600,000 SHARES OF COMMON STOCK
(Issuable upon conversion of promissory note and exercise of warrants)

This prospectus relates to the resale from time to time of up to 600,000 shares of our common stock by Inter-Mountain Capital Corp., referred to as Inter-Mountain. Such shares may be issuable by us upon our voluntary conversion of periodic payments required under a Promissory Note in the principal amount of $550,000, or Note, we issued to Inter-Mountain on April 14, 2015 and upon the exercise by Inter-Mountain of a warrant to purchase up to 194,118 shares of common stock, referred to as the Warrant, we issued to Inter-Mountain in connection with the Note.

The 600,000 shares being registered hereunder represent a portion of the shares potentially issuable to Inter-Mountain upon our conversion of periodic payments under the Note or Inter-Mountain’s exercise of the Warrant and is the number of shares we agreed to initially register on behalf of Inter-Mountain pursuant to a Registration Rights Agreement we signed with Inter-Mountain in connection with the Note and Warrant.  Notwithstanding the foregoing, under the Note and Warrant, at no point may the number of shares issued to Inter-Mountain cause the number of shares beneficially owned by Inter-Mountain to exceed the number of shares that, when aggregated with all other shares of common stock then held by Inter-Mountain or by its affiliates, would result in Inter-Mountain beneficially owning more than 4.99% of all of our outstanding common stock (or more than 9.99% of all of our outstanding stock during any period of time in which our market capitalization is less than $3 million).

Inter-Mountain may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with the resale of the shares issuable under the Note and the Warrant. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

We will not receive any proceeds from the sale of these shares of common stock offered by Inter-Mountain.  All expenses of registration incurred in connection with this offering are being borne by us.  None of the shares covered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

Our common stock is presently quoted on the OTCQB™ marketplace, operated by the OTC Markets Group, under the symbol “ULUR”.  On June 4, 2015, the last reported sale price of our common stock on the OTCQB™ marketplace was $0.66 per share.

Investing in our shares involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2015.

You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included in this prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section above, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by applicable law, we undertake no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or for any other reason. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

PROSPECTUS SUMMARY

This summary highlights certain information about our company and this offering appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus.  For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.  References in this prospectus to “we,” “us,” “our,” “Company,” and “Uluru” refer to ULURU Inc., a Nevada corporation.  You should read both this prospectus together with additional information described below under the heading "Where You Can Find More Information".

Altrazeal®, Aphthasol®, Nanoflex®, OraDiscTM, the ULURU logo and other trademarks or service marks of ULURU Inc. appearing in this prospectus are the property of ULURU Inc.  This prospectus contains additional trade names, trademarks and service marks of other companies, which belong to such companies.

About Uluru

We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and mucoadhesive film products based on our patented Nanoflex® and OraDiscTM technologies, with the goal of improving outcomes for patients, health care professionals and health care payers.

Our strategy is twofold:

▪
Establish a market leadership position in wound management by developing and commercializing a customer focused portfolio of innovative wound care products based on our Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral mucoadhesive film technology (OraDiscTM) and for systemic drug delivery and delivery of actives to the oral cavity.

Utilizing our technologies, three of our products have been approved for marketing in various global markets.  In addition, numerous additional products are under development utilizing our patented Nanoflex® and OraDiscTM technologies. Altrazeal® Transforming Powder Dressing, based on our Nanoflex® technology, has the potential to change the way health care providers approach their treatment of wounds.  Launched in September 2008, the product is indicated for both exuding acute wounds such as partial thickness burns, donor sites, non-healing surgical wounds, and trauma and for chronic wounds such as venous leg ulcers, diabetic foot ulcers, and pressure ulcers.

Aphthasol®, our Amlexanox 5% paste product, is the first drug approved by the FDA for the treatment of canker sores.

OraDisc™ A was developed as an improved drug delivery system for amlexanox, the same active ingredient used in Aphthasol® paste for the treatment of canker sores. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.

Corporate Information

Our principal executive offices are located at 4452 Beltway Drive, Addison, Texas  75001, and our telephone number is (214) 905-5145.  Our website is www.uluruinc.com.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

SUMMARY OF THE OFFERING

Common stock covered by this prospectus
600,000 shares of common stock, par value $0.001, which shares are a portion of the total shares issuable upon our voluntary conversion of periodic payments required under the Note and upon the exercise of the Warrant.

Common Stock outstanding before this offering	24,819,534 shares of common stock, par value $0.001.
Common stock to be outstanding after this offering	25,419,534 shares of common stock, par value $0.001.
Use of proceeds
We are not selling any shares of common stock in this offering and will not receive any proceeds from the resale of such common stock by the selling stockholder.  To the extent that the selling stockholder exercises for cash the warrant covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at the rate of $0.85 per share.  We intend to use any such proceeds for general corporate purposes, including working capital.

Market for the common stock	Our common stock is quoted and traded on the OTCQB under the symbol “ULUR”.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in the shares offered by this prospectus.

This offering relates to the resale from time to time of up to 600,000 shares of our common stock by Inter-Mountain, which shares are issuable by us upon our conversion from time to time of periodic payments under the Note and upon the exercise by Inter-Mountain of the Warrant.

The 600,000 shares being registered hereunder represent a portion of the shares potentially issuable to Inter-Mountain upon our conversion of periodic payments under the Note or Inter-Mountain’s exercise of the Warrant and is the number of shares we agreed to initially register on behalf of Inter-Mountain pursuant to a Registration Rights Agreement we signed with Inter-Mountain in connection with the Note and Warrant.  We may be required to register additional shares of common stock in increments of 600,000 shares if requested to do so by Inter-Mountain.

The number of shares of common stock outstanding before and after this offering is based on 24,819,534 outstanding as of May 1, 2015 and excludes:

▪	1,645,060	shares of our common stock subject to outstanding warrants as of May 1 2015, having a weighted average exercise price of $1.15 per share;
▪	1,699,907	shares of our common stock subject to outstanding stock options as of May 1, 2015, having a weighted average exercise price of $1.73 per share; and
▪	1,030,647	shares of our common stock reserved for future issuance pursuant to our existing 2006 Equity Incentive Plan as of May 1, 2015.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision you should carefully consider the risks described below and the risks and uncertainties described in this prospectus and the other information set forth or incorporated by reference in this prospectus.  Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus.  See also the information contained under the heading “Cautionary Note Regarding Forward Looking Statements” immediately above.

Risks Related to Our Operations

We do not have significant operating revenue and we may never have sufficient revenue to be profitable.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully commercialize existing products, particularly Altrazeal®.  Historically, none of our existing products have had significant sales and all of our products compete in a competitive marketplace.  We may not generate significant revenues or profits from the sale of Altrazeal® or other products in the future. If we are unable to generate significant revenues over the long term, we will not be profitable and may need to discontinue our operations.

We are dependent upon financings to fund our operations and may be unable to continue as a going concern.

We do not generate sufficient cash flows from operations to meet the cash requirements of our operations and other commitments without raising funds through the sale of debt and equity securities.  We do not expect to generate enough cash from operations to meet our requirements in the near term.  Proceeds raised from funding activities are required for us to have capital to meet our obligations for the foreseeable future.  In their report on our most recently audited financial statements, our auditors expressed substantial doubt as to our ability to continue as a going concern because we did not have sufficient cash to fund operations for at least the following year.  A going concern qualification could impair our ability to finance operations through the sale of debt or equity securities.  Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain.  If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations.

A failure to obtain additional capital when and as needed could jeopardize our operations and the cost of capital may be high.

We believe existing and contemplated arrangements for additional capital or debt should provide us with adequate financial resources to continue to fund our business plan and meet our operating requirements through the second quarter of 2015.  If we have unanticipated costs, our revenues are less than expected, or existing commitments do not yield anticipated capital, we may need to obtain additional capital earlier than anticipated.  In any case, absence a significant increase in revenue, we will need to raise additional capital to fund our operations over the longer term.

As we go to market to raise capital, we may be unable to obtain the necessary financing on terms acceptable to us, or at all.  If we are unable to raise capital when needed, we would be unable to continue our operations.  Even if we are able to raise capital, we may raise capital by selling equity securities, which will be dilutive to existing shareholders.  If we incur additional indebtedness, costs of financing may be extremely high, and we will be subject to default risks associated with such indebtedness, which may harm our ability to continue our operations.

Our financial condition limits our ability to borrow funds as may be required to fund our future operations.

We rely on capital from loans and the sale of equity securities to fund our operations due to our limited revenue.  Our ability to borrow funds is limited by our financial condition.  If we do not experience a significant increase in revenue, and are unable to raise additional capital, we may be required to discontinue operations.  Any capital we are able to raise will generally be on terms that are disadvantageous to the Company.

Existing contractual restrictions held by IPMD GmbH may limit or delay our ability to obtain required financing.

In a securities purchase agreement with IPMD GmbH, we granted IPMD the right to appoint two directors to our board of directors and agreed that unanimous board approval would be required for any equity-based financings.  In addition, IPMD has a right of first refusal, to be exercised within one month of written notice, to take over all, or part, of any equity-based financing.  As a result of the unanimous approval requirement, the determination of a director not to approve any financing, or that director’s unavailability when approval is requested, would prevent or delay the financing.  In addition, the existence of the right of first refusal may deter potential financing sources and may lead to delays in our ability to close necessary financings.  To the extent of any failure to approve, or delay in approving, any financing that is required for us to execute our business plan or continue as a going concern, our business and financial position may be harmed.  If such failures or delays continue over an extended period of time, we will eventually be unable to continue as a going concern.

A voting agreement among certain of our stockholders may lead to changes in our board of directors and other matters about our company and may increase the difficulty we have in raising capital.

IPMD GmbH has, separate from its agreements with us, entered into a voting agreement with two other stockholders, Michael I. Sacks and The Punch Trust, pursuant to which they have agreed to vote their shares together on all matters submitted to the stockholders for a vote.  Under this agreement, the parties negotiate in good faith to agree on how to vote shares on matters submitted to the stockholders and, if they cannot agree, are required to submit the matter to arbitration.   The parties to such agreement currently beneficially own approximately 32% of our common stock, and this percentage could increase due to the right of first offer set forth above and other factors.  Due to low voting among stockholders who hold stock in street name, IPMD GmbH, Mr. Sacks and The Punch Trust may effectively have the ability to control the outcome of any vote submitted to the stockholders.  This concentration of voting power may lead to future changes in the board of directors or the approval, or non-approval of matters that would not have been approved or rejected absent such voting agreement.

In addition, concentration of stockholder power is viewed many investors as a negative factor in public companies.  The voting agreement may cause third parties to be reluctant to provide capital to us or to purchase shares of our common stock.  The risks associated with this voting agreement are exacerbated by the recent delivery to us of nominations of two directors for the 2015 annual meeting by the The Punch Trust.

Sales of our products are dependent upon the efforts of commercial partners and other third parties over which we have no or little control.

The right to market and sell our key products has been licensed to third parties and to entities in which we have a minority equity stake.  This presents certain risks, including the following:

▪
our commercial partners and licensees may not place the same priority on sales of our products as we do, may fail to honor contractual commitments, may not have the expertise, market strength or other characteristics necessary to effectively market our products, may dedicate only limited resources to, and/or may abandon, marketing of a product for reasons, including reasons such as a shift in corporate focus, unrelated to its merits;

▪
our commercial partners may be in the early stages of development and may not have sufficient liquidity to effectively obtain approvals for and market our products consistent with contractual commitments or our expectations;

▪	we may have disputes with our commercial partners, which may inhibit development, lead to an abandonment of our arrangements, lead to a protracted dispute or have other negative consequences;
▪
our commercial partners may fail to honor the terms of our agreements with them, with respect to payment, compliance with law or other terms, which may lead to liquidity issues, reputational harm with end customers and other issues; and

▪	even if the commercialization and marketing of products is successful, our revenue share may be limited and may not exceed our associated development and operating costs.

If any of these risks are realized, our revenues are unlikely to be sufficient to support our operations over the long terms, and we may have to discontinue operations.

We may not successfully commercialize our product candidates.

Our product candidates are subject to the risks of failure inherent in the development of pharmaceuticals based on new technologies.  Our failure to develop safe, commercially viable products would severely limit our ability to become profitable or to achieve significant revenues.  We may be unable to successfully commercialize our product candidates because:

▪	some or all of our product candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;
▪	our product candidates, if safe and effective, may be too difficult to develop into commercially viable products;
▪	it may be difficult to manufacture or market our product candidates on a large scale;
▪	given our limited market presence, we may be unable, directly or indirectly through licensees, to effectively market and distribute our products or establish a strong brand;
▪	proprietary rights of third parties may preclude us from marketing our product candidates; and
▪	third parties may market superior or equivalent products.

If we are unable to maintain effective sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully commercialize Altrazeal® and OraDiscTM related products.

If we are unable to establish the capabilities to sell, market, and distribute Altrazeal® and OraDiscTM related products by entering into agreements with others, or to maintain such capabilities in countries where we have already commenced commercial sales, we will be unable to successfully sell Altrazeal® and OraDiscTM.  In that event, we will be unable to generate significant revenues. We may be unable to enter into and maintain any marketing or distribution agreements with third-parties on acceptable terms, if at all. Even if we enter into marketing and distribution agreements with third parties on acceptable terms, such agreements may contain terms that are disadvantageous to us, and licensees under such agreements may not expend sufficient resources to effectively market our products.  In addition, parties to such agreements may fail to perform their obligations under such agreements, which may lead to costly and distracting disputes and periods of uncertainty. We may not be successful in commercializing Altrazeal® and OraDiscTM related products.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.

Our strategy for the development and commercialization of our potential pharmaceutical products requires us to enter into various arrangements with corporations, collaborators, licensees and others in order to develop, produce and market our products. Our business depends upon our ability to enter into agreements for the development, production and marketing of our products on reasonable terms, which we may be unable to do.  Even if we enter into such agreements, we are subject to the risk that the counterparty to the agreement will not fulfill their obligations under such agreements. Our ability to successfully commercialize, and market our products and product candidates will be harmed if our existing relationships are terminated, we are unable to enter into new relationships or our partners fail to fulfill their obligations under the agreements.

We are dependent upon contract manufacturers to safely and timely manufacture our products.

We have limited experience in the manufacture of medical devices and pharmaceutical products in commercial quantities.  As a result, we have established, and in the future intend to establish, arrangements with contract manufacturers to manufacture, package, label, and deliver our medical devices and pharmaceutical products.  Our business will suffer if there are delays or difficulties in establishing relationships with manufacturers to manufacture, package, label, and deliver our products or if the prices charged by such manufacturers are higher than anticipated.  Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA and other regulatory agencies.  If any such manufacturers fail to comply with FDA requirements and similar requirements of other nations, the manufacturers may be unable to manufacture our products.  In addition, such manufacturers may fail to manufacture our products in accordance with specifications, or the manufacturing specifications may be fail to produce products that comply with functional, technical, cosmetic or other requirements.  For example, we recently discovered that the adhesive by which we attach a label to our Altrazeal® blister product may break down when exposed to extremes of heat and cold.  The peeling of the label does not affect the function of the product but may be important for tracking of the product.  We have replaced the adhesive with a new product and are offering to substitute replacement product to our distributors.  We estimate the cost of such replacement at $30,000.  We have granted extended payments terms on approximately $310,000 in receivables that are included in our 2014 revenues to a related-party distributor that received shipments in 2014 of our Altrazeal® blister products with this label issue.  We have not been able to determine the exact number of units affected by this label issue.  In addition, third party manufacturers may fail to meet delivery timelines, which may cause problems in our customer or distributor relationships and potentially lead to defaults or an obligation to pay damages.  If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned.  Our dependence upon third parties for the manufacture of our products may harm our ability to generate significant revenues or acceptable profit margins and our ability to develop and deliver such compliant products on a timely and competitive basis.

We may incur substantial product liability expenses due to manufacturing or design defects, or the use or misuse of our products.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of medical devices and pharmaceutical products. We may face liability to our distributors and customers if our products are not manufactured as per specifications or if such specifications cause the products to spoil, become unsafe or fail to function as marketed. We may also face substantial liability for damages if our products produce adverse side effects or defects are identified with any of our products that harm patients and other users.  Any such failures or defects may lead to a breakdown in our relationships with distributors and purchasers, leading to a substantial decline in or collapse of our market.  In addition, if any judgments or liabilities are material in size, we may be unable to satisfy such liabilities. Any product liability could harm our operations, and a large judgment could force us to discontinue our operations.

We may incur significant liabilities if we fail to comply with stringent environmental regulations.

Our development processes involve the controlled use of hazardous materials.  We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling, and disposal of such material and certain waste products.  If we experience an accident with hazardous materials or otherwise mishandle them, we could be held liable for any damages.  Any such liability could exceed our resources and force us to discontinue operations.

Additional federal, state, foreign and local laws and regulations affecting our operations may be adopted in the future, including laws related to climate change.  We may incur substantial costs to comply with these laws or regulations.  Additionally, we may incur substantial fines or penalties if we violate any of these laws or regulations.

Our ability to successfully commercialize our drug or device candidates could substantially depend upon the availability of reimbursement for the costs of the resulting drugs or devices and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the commercialization of our drug or device candidates, may depend substantially upon the reimbursement prices paid being at acceptable levels by government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs.  The amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs or devices that we are currently marketing or may develop in the future.  Limited reimbursement for the cost of any drugs or devices that we develop will reduce the demand for, or may reduce the price of such drugs or devices, which would hamper our ability to obtain collaborative partners to commercialize our drugs or devices, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs or devices.

Intense competition may limit our ability to successfully develop and market commercial products.

The pharmaceutical industry is intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical, device, and chemical companies.

In the area of wound management and burn care, which is the primary focus of our commercialization and development activities, a number of companies are developing or evaluating new technology approaches.  Significantly larger companies compete in this marketplace including Smith & Nephew plc, Systagenix Wound Management Limited, ConvaTec Inc., 3M Company, Molnlycke Health Care, and numerous other companies.  We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical or superior advantages.

Prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our Aphthasol® product. OTC products including Orajel (Church & Dwight, Inc.) and Anbesol (Pfizer Consumer Healthcare) also compete in the aphthous ulcer market.

These competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations.  As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, most of our competitors have greater experience than we do in conducting preclinical and clinical trials and may obtain FDA and other regulatory approvals for product candidates more rapidly than we do.  Companies that complete clinical trials obtain required regulatory agency approvals and commence commercial sale of their products before their competitors may achieve a significant competitive advantage.  Products resulting from our development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors’ existing products or products under development.

The market may not accept any medical device or pharmaceutical products that we successfully develop.

The drugs and devices that we are attempting to develop may compete with a number of well-established drugs and devices manufactured and marketed by major pharmaceutical companies.  The degree of market acceptance of any drugs or devices developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our product candidates, the potential advantage of our product candidates over existing therapies and the reimbursement policies of government and third-party payers, and the effectiveness of our marketing efforts and those of our partners.  Physicians, patients or the medical community in general may not accept or use any drugs or devices that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Our future financial results could be adversely impacted by asset impairments or other charges.

Accounting Standards Codification (“ASC”) Topic 350-30, Intangibles Other than Goodwill requires that we test goodwill and other intangible assets determined to have indefinite lives for impairment on an annual, or on an interim basis if certain events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value. In addition, under ASC Topic 350-30, long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. A significant decrease in the fair value of a long-lived asset, an adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition or an expectation that a long-lived asset will be sold or disposed of significantly before the end of its previously estimated life are among several of the factors that could result in an impairment charge.

We evaluate intangible assets determined to have indefinite lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sales or disposition of a significant portion of the business, or other factors such as a decline in our market value below our book value for an extended period of time.

We evaluate the estimated lives of all intangible assets on an annual basis, to determine if events and circumstances continue to support an indefinite useful life or the remaining useful life, as applicable, or if a revision in the remaining period of amortization is required. The amount of any such annual or interim impairment charge could be significant, and could have a material adverse effect on reported financial results for the period in which the charge is taken.

We may not timely receive financial results from our unconsolidated subsidiaries, and any financial results we receive may not conform with U.S. GAAP.

We rely on our unconsolidated subsidiaries to provide reliable and timely financial statement information so that we may include such financial results in our financial reports.  In preparation of our financial reports for the year ended December 31, 2014, our unconsolidated subsidiaries have not provided us with financial statements for the year ended December 31, 2014, and financial statements received for the year ended December 31, 2013 were unaudited.  Any failure of our unconsolidated subsidiaries to provide timely or accurate financial reports to us may adversely affect the accuracy of our financial statements.  If we subsequently receive timely, updated or audited financial statements for the unconsolidated subsidiaries, we may be forced to correct or revise our financial statements.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports.  If we cannot provide reliable financial reports, we may be subject to legal actions by shareholders, regulators or other parties. All internal control systems, no matter how well designed, have inherent limitations. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Therefore, even those systems determined to be effective can only provide reasonable assurance with respect to financial preparation and presentation.

While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price and lead to disruptions, litigation and liabilities.

Our business is subject to increasingly complex corporate governance, public disclosure, and accounting requirements and regulations that could adversely affect our business and financial results and condition.

We are subject to changing rules and regulations of various federal and state governmental authorities. These entities, including the Public Company Accounting Oversight Board and the Securities and Exchange Commission, or SEC, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional requirements and regulations in response to laws enacted by Congress, including the Sarbanes-Oxley Act of 2002 and, most recently, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act.  Our efforts to comply with these requirements and regulations have resulted in, and are likely to continue to result in, an increase in expenses and a diversion of management’s time from other business activities.  We also may incur liability if we fail to comply with such laws.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

We are highly dependent upon the efforts of our senior management and scientific team, all of which are employed on an at-will basis.  The loss of the services of one or more of these individuals could delay or prevent the achievement of our development or product commercialization objectives. We do not maintain any "key-man" insurance policies on any of our senior management and we do not intend to obtain such insurance.  In addition, due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel.  There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities and we may be unsuccessful in attracting and retaining these personnel.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personally identifiable information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have also outsourced elements of our information technology infrastructure, and as a result we are managing independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, make such systems potentially vulnerable both to service interruptions and to security breaches from inadvertent or intentional actions. We may be susceptible to third-party attacks on our information security systems, which attacks are of ever increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise. Service interruptions or security breaches could result in significant financial, legal, business or reputational harm.

Our current strategy focuses on certain international markets, particularly those in Europe, which are experiencing a recession or slow financial growth.

In recent years, our strategy has been to focus on international markets where we believe our products may be better received.  This includes markets in Europe and other parts of the world that remain in, or have slid back into, recession and are harmed by the continuing European sovereign debt crisis.  Continuing worldwide economic instability, including challenges faced by the Eurozone and certain of the countries in Europe, may lead to slower than expected revenue growth and collection issues as potential customers, or payors, continue to be harmed by slow economic growth.

Fluctuation in foreign currency exchange rates may adversely affect our financial statements and our ability to realize projected sales.

Although our financial statements are denominated in U.S. dollars, a significant portion of our revenues are realized in Euros.  Our revenues are affected by movement of the U.S. dollar against the Euro.  Fluctuations in exchange rates between the U.S. dollar and the Euro may also affect the reported value of our unconsolidated subsidiaries, as well as our cash flows.  Currently, we do not employ forward contracts or other financial instruments to mitigate foreign currency risk.

Risks Related to Development, Clinical Testing and Regulatory Approval

We may be unable to obtain government approvals required to market our products and, even if we do, that approval may subsequently be withdrawn or limited.

Government regulation affects the manufacturing and marketing of pharmaceutical and medical device products. Government regulations may delay marketing of our potential drugs or potential medical devices for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could prohibit us from marketing our products in affected markets. Our drug or device candidates may not receive FDA or other regulatory approvals on a timely basis or at all.  Even if our drug or device candidates receive marketing approval in the U.S. and other markets, our sales may be harmed by the absence of, or limits on, reimbursement by insurance companies, government health organizations and others in those markets.

Moreover, if regulatory approval of a drug or device candidate is granted, such approval may impose limitations on the indicated use for which such drug or device may be marketed. Even if we obtain initial regulatory approvals for our drug or device candidates, our drugs or devices and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, or device, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug or device, including withdrawal of the drug or device from the market. The FDA and other regulatory authorities stringently apply regulatory standards, and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.

Before we can obtain regulatory approvals for the commercial sale of our potential products, the product candidates may be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA or other agency approval or even lead us to terminate our efforts to develop the product for commercial use. Companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a product candidate under development could delay or prevent regulatory approval of the product candidate. A delay or failure to receive regulatory approval for any of our product candidates could prevent us from successfully commercializing such candidates, and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

Trends toward managed health care and downward price pressure on medical products and services may limit our ability to profitably sell any drugs or devices that we develop.

Lower prices for health care products may result from:

▪	Third-party payers’ increasing challenges to the prices charged for medical products and services;

▪
The trend toward managed health care in the Unites States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products;

▪
The existence of government-managed health care or insurance programs in Europe and other nations, in which government agencies or committees have broad powers to approve or disapprove reimbursement and leverage to influence pricing; and

▪	The Affordable Care Act (a/k/a Obama care) and other proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell any drugs or devices that we may successfully develop.  Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

Risks from the improper conduct of employees, agents or contractors or collaborators could adversely affect our business or reputation.

We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, or collaborators that would violate the laws or regulations of the jurisdictions in which we operate, including without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and privacy laws. Such improper actions could subject us to civil or criminal investigations, monetary and injunctive penalties and could adversely impact our ability to conduct business, results of operations, and reputation.

Risks Related to Our Intellectual Property

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug and device candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties.  Legal standards relating to the validity of patents covering pharmaceutical inventions and the scope of claims made under such patents are still developing.  We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others.  As a result, although we, together with our subsidiaries, are the owner of U.S. patents and U.S. patent applications now pending, and international patents and international patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by us.  Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially valuable.

In addition, patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of our product candidates.  If our product candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others.  We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all.  If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial and harm our ability to continue as a going concern.

Risks Related to Our Common Stock

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our charter allows us to issue up to 200,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 20,000 shares of preferred stock. In the event we issue additional shares of our capital stock, dilution to our stockholders could result. In addition, if we issue and designate a new class of preferred stock, these securities may provide for rights, preferences or privileges senior to those of holders of our common stock.

Substantial sales of our common stock could lower our stock price.

Trading in our common stock is limited, and daily trading volumes are low.  As a result, the market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares of common stock or shares that we may issue or be obligated to issue in the future.

Future sales of our common stock by us may depress the market price of our common stock and cause stockholders to experience dilution.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock directly in the public market or in private placements under circumstances in which such shares can be resold into the market.  We may issue additional shares of common stock through one or more equity transactions in the future to satisfy our capital and operating needs; however, such transactions will be subject to market conditions and will likely include sales at a discount from our market prices.  Sales of equity securities by a company at a discount from market price are often associated with a decrease in the market price of the common stock and will dilute the percentage interest owned by existing shareholders.

An investment in our common stock may be less attractive because it is not listed on a national stock exchange.

On April 2, 2012, we began quotation and trading on the OTCQB™ marketplace, operated by the OTC Markets Group.  The OTCQB is a market tier for over-the-counter-traded companies that are registered and reporting with the SEC.  The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace than a national stock exchange.  As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Our common stock is a “low-priced stock” and subject to regulations that limits or restricts the potential market for our stock.

Shares of our common stock are “low-priced” or “penny stock,” resulting in increased risks to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock.  In general, a low-priced stock is an equity security that:

▪	Is priced under five dollars;
▪	Is not traded on a national stock exchange, such as NASDAQ or the NYSE;
▪
Is issued by a company that has less than $5 million in net tangible assets (if it has been in business less than three years) or has less than $2 million in net tangible assets (if it has been in business for at least three years); and

▪	Is issued by a company that has average revenues of less than $6 million for the past three years.

We believe that our common stock is presently a “penny stock.” At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

▪
Certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.

▪
Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker-dealer’s disciplinary history and the customer’s rights and remedies in case of fraud or abuse in the sale.

▪	In connection with the execution of any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers the following:
• bid and offer price quotes and volume information;
• the broker-dealer’s compensation for the trade;
• the compensation received by certain salespersons for the trade;
• monthly accounts statements; and
• a written statement of the customer’s financial situation and investment goals.

We do not expect to pay dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.  Accordingly, you will have to rely on appreciation in the price of our common stock, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

Provisions of our charter documents could discourage an acquisition of our Company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Articles of Incorporation and Bylaws may make it more difficult for a third party to acquire control of our Company, even if a change in control would benefit our stockholders.  In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including for example, rights to convert into our common stock.  The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future.  The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us.  This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and the likelihood of an acquisition.

USE OF PROCEEDS

We are not selling any shares of common stock in this offering and will not receive any proceeds from the resale of such common stock by Inter-Mountain.  To the extent that Inter-Mountain exercises for cash the warrant covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at the rate of $0.85 per share.  We intend to use such proceeds for general corporate purposes, including working capital.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares offered by this prospectus is being determined by the selling stockholder on a transaction-by-transaction basis based upon factors that the selling stockholder considers appropriate.  The offering prices determined by the selling stockholder may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the common shares.  We do not have any influence over the price at which the selling stockholder offers or sells the common shares offered by this prospectus.

SELLING STOCKHOLDER

All of the offered shares are to be sold by an existing holder of securities. The selling stockholder, Inter-Mountain Capital Corp., may acquire the shares of common stock that it may subsequently offer and sell hereunder upon the voluntary conversion of periodic payments required under the Note and the exercise of the Warrant described below.  We may pay our periodic payment obligations under the Note using equity securities using a formula set forth in the Note that varies with the market price of our common stock.  As a result, the number of shares of common stock issuable in connection with the Note is not determinable.  The Warrant is exercisable up to an aggregate of 194,188 shares of our common stock.  Additional shares of our common stock may be issuable as a result of provisions in the Note and Warrant providing for equitable adjustment of the number of shares to be issued in connection with a stock split or similar recapitalization transaction.

The 600,000 shares being registered hereunder represent a portion of the shares potentially issuable to Inter-Mountain upon our conversion of periodic payments under the Note or Inter-Mountain’s exercise of the Warrant and is the number of shares we agreed to initially register on behalf of Inter-Mountain pursuant to a Registration Rights Agreement we signed with Inter-Mountain in connection with the Note and Warrant.  Notwithstanding the foregoing, under the Note and Warrant, at no point may the number of shares issued to Inter-Mountain cause the number of shares beneficially owned by Inter-Mountain to exceed the number of shares that, when aggregated with all other shares of common stock then held by Inter-Mountain or by its affiliates, would result in Inter-Mountain beneficially owning more than 4.99% of all of our outstanding common stock (or more than 9.99% of all of our outstanding stock during any period of time in which our market capitalization is less than $3 million).

The Note and Warrant were issued on April 14, 2015 pursuant to a Securities Purchase Agreement with Inter-Mountain.  The purchase price for the Note in the principal amount of $550,000, which reflects a $50,000 original issue discount, was $500,000. The Securities Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

The Note bears interest at the rate of 10.0% per annum, with monthly installment payments of $45,000 commencing on or about August 12, 2015. At our option, subject to certain volume, price, and other conditions, the monthly installment payments on the Note may be paid in whole, or in part, in cash or in common stock.  If the monthly installment is paid in common stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days is less than $0.05

At our option, the outstanding principal balance of the Note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note matures on August 12, 2016, subject to extension by the holder. The Note is unsecured.

As part of the debt financing, Inter-Mountain received a Warrant to purchase up to an aggregate of 194,118 shares of common stock, which number of shares could increase based upon the terms and conditions of the Warrant.  The Warrant has an exercise price of $0.85 per share, subject to certain pricing adjustments, and is exercisable until April 30, 2020.  The Warrant includes a standard net cashless exercise provision.

As part of the debt financing, we entered into a Registration Rights Agreement whereby we agreed to prepare and file with the SEC a registration statement for the number of shares no later than May 11, 2015 and to cause such registration statement to be declared effective no later than 120 days after such filing with the SEC and to keep such registration statement effective for a period of no less than 180 days.

The table below sets forth, as of May 7, 2015:

▪	the name of the selling stockholder;
▪	certain beneficial ownership information with respect to the selling stockholder;
▪	the number of shares that may be sold from time to time by the selling stockholder pursuant to this prospectus; and
▪	the amount (and, if 1% or more, the percentage) of common shares to be owned by the selling stockholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling stockholder, to the extent exercisable within 60 days of May 1, 2015, are treated as outstanding for purposes of computing the selling stockholder’s ownership of outstanding common shares and percentage ownership.

We believe that voting and investment power with respect to shares shown as beneficially owned by the selling stockholder resides with the individuals identified in the footnotes to the table below.  There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership upon Completion of the Offering(1)(3)
Beneficial Owner	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Inter-Mountain Capital Corp. (4)	488,397	*	600,000	488,397	*

*Represents less than 1% of the outstanding common stock.

(1)	Includes 294,209 shares of common stock held by Inter-Mountain Capital Corp. and 194,188 shares of common stock issuable upon the exercise of the Warrant.
(2)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 24,819,534, which is the number of common shares actually outstanding on May 1, 2015, and (b) 194,118 shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of such date by the selling stockholder with respect to which such percentage is calculated.

(3)
Assumes that all shares sold hereunder are shares issued upon our conversion of periodic payments under the Note and that the Warrant is retained at the end of the offering.  The shares issuable upon exercise of the Warrant may be offered and sold hereunder.

(4)
The selling stockholder has represented that John Fife has voting and investment control over these securities.  The address for Inter-Mountain Capital Corp. is 303 East Wacker Drive, Suite 1200, Chicago, IL 60601.

The selling stockholder has certified to us that it is not a broker-dealer or an affiliate of a broker dealer.

MARKET PRICE OF COMMON STOCK

Market for Common Stock

Our common stock began quotation and trading on the OTCQB™ marketplace, operated by the OTC Markets Group, under the symbol “ULUR” on April 2, 2012.

From July 26, 2007 to April 1, 2012 our common stock was traded on the exchange currently known as the NYSE MKT LLC exchange under the symbol “ULU”.  From March 31, 2006 to July 25, 2007 our common stock was quoted on the OTC Bulletin Board under the symbol “ULUR.OB”.

The following table sets forth, on a quarterly basis, the high and low per share closing prices of our common stock as reported on the OTCQB™ marketplace from January 1, 2013 through March 31, 2015.

Year Ended December 31, 2015	High	Low
First Quarter	$0.91	$0.67

Year Ended December 31, 2014
First Quarter	$1.80	$0.80
Second Quarter	$1.60	$0.89
Third Quarter	$1.35	$1.03
Fourth Quarter	$1.17	$0.81

Year Ended December 31, 2013
First Quarter	$0.38	$0.28
Second Quarter	$0.61	$0.29
Third Quarter	$0.65	$0.42
Fourth Quarter	$0.69	$0.38

Holders of Common Stock

As of May 1, 2015, there were approximately 56 shareholders of record holding our common stock based upon the records of our transfer agent which do not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.  We believe the number of actual shareholders of our common stock exceeds the number of registered shareholders and estimate such number at approximately 4,000 shareholders.  As of May 1, 2015, there were 200,000,000 shares of common stock authorized and 24,819,534 shares of common stock issued and outstanding.

The last sales price of our common stock on June 4, 2015 was $0.66 per share as quoted and traded on the OTCQB™ marketplace.

Holders of Preferred Stock

As of May 1, 2015, there were zero shares of our Series A Preferred Stock issued and outstanding.

Warrants and Stock Options

As of May 1, 2015, there are warrants outstanding to purchase 1,645,060 shares of our common stock and stock options outstanding to purchase 1,699,907 shares of our common stock.

Equity Compensation Plan Information

2006 Equity Incentive Plan

In March 2006, our board of directors (the “Board”) adopted and our stockholders approved our 2006 Equity Incentive Plan (the “Incentive Plan”), which initially provided for the issuance of up to 133,333 shares of our common stock pursuant to stock options and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, June 15, 2010, June 14, 2012, June 13, 2013, and on June 15, 2014, our stockholders approved amendments to the Equity Incentive Plan to increase the total number of shares of common stock issuable under the Equity Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, 200,000 shares, 400,000 shares, 600,000 shares, and 1,000,000 shares, respectively, to a total of 2,800,000 shares.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights, and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of common stock are issued on the date the restricted stock awards vest.

As of May 1, 2015, we had granted options to purchase 2,061,167 shares of Common Stock since the inception of the Equity Incentive Plan, of which 1,699,907 were outstanding at a weighted average exercise price of $1.73 per share, and we had granted awards for 68,616 shares of restricted stock since the inception of the Equity Incentive Plan, of which none were outstanding.  As of May 1, 2015, there were 1,030,647 shares that remained available for future grants under our Equity Incentive Plan.

The following table sets forth the outstanding stock options or rights that have been authorized under equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Equity Incentive Plan	1,699,907	$1.73	1,030,647

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	1,699,907	$1.73	1,030,647

DIVIDEND POLICY

We have never declared or paid any cash dividends on its common stock and we do not anticipate paying any cash dividends in the foreseeable future on its common stock.  The payment of dividends on common stock, if any, in the future is within the discretion of our Board of Directors and will depend on its earnings, capital requirements and financial condition and other relevant facts.  We currently intend to retain all future earnings, if any, to finance the development and growth of its business.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated statements of operations data presented below for the fiscal years ended December 31, 2014 and 2013 are derived from audited consolidated financial statements that are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  The summary condensed consolidated statements of operations data for the three months ended March 31, 2015 and 2014 and the condensed consolidated balance sheet data as of March 31, 2015 and 2014 are derived from unaudited condensed consolidated financial statements that are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and 2014.  The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.  Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for future periods.  You should read the following summary consolidated financial data with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, our consolidated financial statements, the notes to our consolidated financial statements, and our condensed consolidated financial statements, which are incorporated by reference into this prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013

Total Revenues	$294,648	$101,980	$863,857	$370,568
Total Costs and Expenses	927,316	875,425	3,768,561	3,018,266
Operating Loss	(632,668)	(773,445)	(2,904,704)	(2,647,698)

Interest and miscellaneous income	142	4,541	5,386	69,686
Interest expense	(12,969)	35,691	(50,574)	(506,529)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction (loss)	(92,778)	---	(53,867)	---
Loss on early extinguishment of convertible note	---	(135,078)	(135,078)	---
Proceeds from litigation settlement	---	---	1,200,000	---
Gain on sale of equipment	---	---	---	3,627
Net Loss	$(738,273)	$(868,291)	$(1,938,837)	$(3,080,914)

Less preferred stock dividends	---	---	---	(30,236)
Net Loss Allocable to Common Stockholders	$(738,273)	$(868,291)	$(1,938,837)	$(3,111,150)

Basic and Diluted Net Loss per common share	$(0.03)	$(0.04)	$(0.08)	$(0.21)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	24,458,018	21,416,265	23,639,427	14,772,578

CONSOLIDATED BALANCE SHEET DATA:	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013

Cash and cash equivalents	$10,378	$1,015,778	$550,458	$5,119
Current assets	1,436,931	1,781,151	1,815,999	1,487,324
Property and equipment, net	373,801	594,055	432,110	638,614
Other assets	3,096,597	3,571,745	3,213,758	3,775,676
Total assets	4,907,329	5,946,951	5,461,867	5,901,614

Current liabilities	1,981,189	2,013,271	1,868,772	3,270,064
Long term liabilities	824,635	883,594	839,174	898,133
Total liabilities	2,805,824	2,896,865	2,707,946	4,168,197
Total stockholders’ equity	2,101,505	3,050,086	2,753,921	1,733,417

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes for the fiscal years ended December 31, 2014 and 2013, and the summary condensed consolidated financial statements and related notes for the three months ended March 31, 2015 and 2014, included in this prospectus.

Overview

ULURU Inc. (hereinafter “we”, “our”, “us”, “ULURU”, or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and mucoadhesive film products based on our patented Nanoflex® and OraDiscTM technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Our strategy is twofold:

▪
Establish a market leadership position in wound management by developing and commercializing a customer focused portfolio of innovative wound care products based on our Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral-mucoadhesive film technology (OraDiscTM) and generate revenues through multiple licensing agreements.

Utilizing our technologies, three of our products have been approved for marketing in various global markets.  In addition, numerous additional products are under development utilizing our patented Nanoflex® and OraDiscTM technologies.

Altrazeal® Transforming Powder Dressing, based on our Nanoflex® technology, has the potential to change the way health care providers approach their treatment of wounds.  Launched in September 2008, the product is indicated for both exuding acute wounds such as partial thickness burns, donor sites, non-healing surgical wounds, and trauma and for chronic wounds such as venous leg ulcers, diabetic foot ulcers, and pressure ulcers.

Aphthasol®, our Amlexanox 5% paste product, is the first drug approved by the FDA for the treatment of canker sores.

OraDisc™ A was developed as an improved drug delivery system for amlexanox, the same active ingredient used in Aphthasol® paste for the treatment of canker sores. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.

Results of Operations

Fluctuations in Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to continue to do so in the future.  We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and amount of payments received pursuant to our current and future collaborations, and the progress and timing of expenditures related to our development and commercialization efforts.  Due to these fluctuations, we believe that the period-to-period comparisons of our operating results may not be a good indication of our future performance.

Comparison of the three months ended March 31, 2015 and 2014

Total Revenues

Revenues were approximately $295,000 for the three months ended March 31, 2015, as compared to revenues of approximately $102,000 for the three months ended March 31, 2014, and were comprised of, in approximate amounts, licensing fees of $15,000 from Altrazeal® and OraDisc™ licensing agreements and product sales of $280,000 for Altrazeal®.

The increase of $193,000 in revenues is primarily attributable to an increase of approximately $193,000 in Altrazeal® product sales to our international distributors.

Costs and Expenses

Cost of Goods Sold

Cost of goods sold for the three months ended March 31, 2015 and 2014 were approximately $101,000 and $41,000, respectively, and were comprised entirely of costs associated with Altrazeal®.

Research and Development

Research and development expenses totaled approximately $204,000 for the three months ended March 31, 2015, including $18,000 in share-based compensation, compared to approximately $187,000 for the three months ended March 31, 2014, which included $5,000 in share-based compensation.  The increase of approximately $17,000 in research and development expenses was primarily due to, in approximate numbers, an increase of $21,000 in scientific compensation related to share-based compensation and a higher head count and an increase of $12,000 direct research costs primarily related to Altrazeal®.  These expense increases were partially offset by a decrease of $13,000 in regulatory consulting costs and a decrease of $3,000 in regulatory costs.

The direct research and development expenses for the three months ended March 31, 2015 and 2014 were, in approximate numbers, as follows:

	Three Months Ended March 31,
Technology	2015	2014
Wound care & nanoparticle	$72,000	$60,000
OraDisc™	3,000	3,000
Aphthasol® & other technologies	1,000	1,000
Total	$76,000	$64,000

Selling, General and Administrative

Selling, general and administrative expenses totaled approximately $446,000 for the three months ended March 31, 2015, including $57,000 in share-based compensation, compared to approximately $469,000 for the three months ended March 31, 2014, which included $19,000 in share-based compensation.  The decrease of approximately $23,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $86,000 in investor relations consulting as the prior year included the recognition of a share-based compensation award, a decrease of $51,000 in legal costs due to settlement of a licensing agreement dispute, and a decrease of $24,000 in commission costs relating to product licensing.  These expense decreases were partially offset by, in approximate numbers, an increase of $77,000 in marketing costs, an increase of $35,000 in directors fees related to share-based compensation, an increase of $10,000 in compensation cost primarily related to share-based compensation, an increase of $8,000 in accounting fees related to our annual audit, an increase of $5,000 in legal fees related to our patents, and an increase of $3,000 in insurance costs.

Amortization of Intangible Assets

Amortization of intangible assets expense totaled approximately $117,000 for the three months ended March 31, 2015 as compared to approximately $117,000 for the three months ended March 31, 2014.  The expense for each period consists primarily of amortization associated with our acquired patents.  There were no additional purchases of patents during the three months ended March 31, 2015 and 2014, respectively.

Depreciation

Depreciation expense totaled approximately $58,000 for the three months ended March 31, 2015 as compared to approximately $61,000 for the three months ended March 31, 2014.  The decrease of approximately $3,000 is attributable to certain equipment being fully depreciated.

Interest and Miscellaneous Income

Interest and miscellaneous income totaled approximately $140 for the three months ended March 31, 2015 as compared to approximately $4,500 for the three months ended March 31, 2014.  The decrease of approximately $4,000 is attributable to a decrease in interest income resulting from the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note with Inter-Mountain.

Interest Expense

Interest expense totaled approximately $13,000 for the three months ended March 31, 2015 as compared to approximately $(36,000) for the three months ended March 31, 2014.  Interest expense typically includes financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount and financing costs related to debt.  The increase of approximately $49,000 in interest expense is primarily attributable to the prior year expense including a credit of approximately $101,000 associated with the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note with Inter-Mountain and the final payoff of the convertible promissory note with Inter-Mountain in March 2014.

Foreign Currency Transaction (Loss)

Foreign currency transaction loss totaled approximately $93,000 for the three months ended March 31, 2015 as compared to nil for the three months ended March 31, 2014.  The increase of approximately $93,000 is related to a decrease in the Euro exchange rate experienced during 2014 and 2015 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Loss on Early Extinguishment of Convertible Note

Loss on early extinguishment of convertible note was nil for the three months ended March 31, 2015 as compared to $135,000 for the three months ended March 31, 2014, with such loss in 2014 occurring as a result of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes.

Comparison of the year ended December 31, 2014 and 2013

Total Revenues

Revenues totaled approximately $864,000 for the year ended December 31, 2014, as compared to revenues of approximately $371,000 for the year ended December 31, 2013, and were comprised of, in approximate numbers, licensing fees of $59,000 from Altrazeal® and OraDisc™ licensing agreements, royalties of $63,000 from the sale of Altrazeal® by our international distributors, and product sales of approximately $742,000 for Altrazeal®.

The year ended December 31, 2014 revenues represent an overall increase of approximately $493,000 versus the comparative year ended December 31, 2013 revenues.  The increase in revenues is primarily attributable to, in approximate numbers, an increase of $450,000 in Altrazeal® product sales by our international distributors, an increase of $33,000 in royalties related to Altrazeal® from our international distributors, and an increase of $10,000 in Altrazeal® licensing.

Costs and Expenses

Cost of Goods Sold

Cost of goods sold totaled approximately $512,000 for the year ended December 31, 2014 and was comprised of, in approximate numbers, $493,000 from the sale of our Altrazeal® products and $19,000 from the write-off of obsolete inventory.

Cost of goods sold totaled approximately $222,000 for the year ended December 31, 2013 and was comprised of, in approximate numbers, $162,000 from the sale of our Altrazeal® products and $60,000 from the write-off of obsolete finished goods and raw materials.

Research and Development

Research and development expenses totaled approximately $771,000 for the year ended December 31, 2014, including $36,000 in share-based compensation, as compared to approximately $788,000 for the year ended December 31, 2013, which included $17,000 in share-based compensation.

The decrease of approximately $17,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $77,000 in direct research costs primarily related to Altrazeal®, a decrease of $67,000 in regulatory costs, and a decrease of $12,000 in miscellaneous operating costs.  These expense decreases were partially offset by an increase of $119,000 in scientific compensation related to share-based compensation and a higher head count, and an increase of $20,000 in clinical study costs related to Altrazeal®.

The direct research and development expenses for the years ended December 31, 2014 and 2013 were, in approximate numbers, as follows:

	Year Ended December 31,
Technology	2014	2013
Wound care & Nanoflex®	$246,000	$321,000
OraDisc™	15,000	18,000
Aphthasol® & other technologies	3,000	2,000
Total	$264,000	$341,000

Selling, General and Administrative

Selling, general and administrative expenses totaled approximately $1,774,000 for the year ended December 31, 2014, including $113,000 in share-based compensation, as compared to approximately $1,288,000 for the year ended December 31, 2013, which included $65,000 in share-based compensation.

The increase of approximately $486,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, an increase of $328,000 in legal expenses related to a licensing agreement dispute and a warrant exercise dispute, an increase of $93,000 in sales and marketing expenses, an increase of $44,000 in director fees related to share-based compensation, an increase of $24,000 in legal fees related to our patents, an increase of $18,000 in investor relations consulting primarily related to share-based compensation, an increase of $14,000 in accounting fees primarily related to updating internal controls, an increase of $12,000 in compensation costs related to share-based compensation, an increase of $11,000 in insurance costs, and an increase of $9,000 in occupancy costs.  These expense increases were partially offset by, in approximate numbers, a decrease of $50,000 in accruals related to estimated merger costs from 2008, a decrease of $10,000 in consulting related to product licensing, a decrease of $4,000 in consulting costs related to XBRL reporting, and a decrease of $3,000 in property tax expense.

Amortization of Intangible Assets

Amortization expense of intangible assets totaled approximately $475,000 for the year ended December 31, 2014 as compared to approximately $475,000 for the year ended December 31, 2013.  The expense for each period consists of amortization associated with our acquired patents.  There were no purchases of patents during the years ended December 31, 2014 and 2013.

Depreciation

Depreciation expense totaled approximately $237,000 for the year ended December 31, 2014 as compared to approximately $245,000 for the year ended December 31, 2013.  The decrease of approximately $8,000 is attributable to certain equipment being fully depreciated.

Interest and Miscellaneous Income

Interest and miscellaneous income totaled approximately $5,000 for the year ended December 31, 2014 as compared to approximately $70,000 for the year ended December 31, 2013.  The decrease of approximately $65,000 in interest income is attributable to the offset in January 2014 of the outstanding Inter-Mountain notes receivable.

Interest Expense

Interest expense totaled approximately $51,000 for the year ended December 31, 2014 as compared to approximately $507,000 for the year ended December 31, 2013.  Interest expense is comprised of financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount and financing costs related to our convertible debt.  The decrease of approximately $456,000 is primarily attributable to the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note with Inter-Mountain and the final payoff of the convertible promissory note with Inter-Mountain in March 2014, the final payoff of the June 2011 convertible promissory note in June 2014, and the final payoff of the July 2011 convertible note in July 2014.

Foreign Currency Transaction (Loss)

Foreign currency transaction loss totaled approximately $54,000 for the year ended December 31, 2014 as compared to nil for the year ended December 31, 2013.  The increase of approximately $54,000 is related to a decrease in the Euro exchange rate experienced during 2014 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Loss on Early Extinguishment of Convertible Note

Loss on early extinguishment of convertible note totaled approximately $135,000 for the year ended December 31, 2014 as compared to nil for the year ended December 31, 2013, with such loss in 2014 occurring as a result of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes.

Proceeds from Litigation Settlement

Proceeds from litigation settlement totaled approximately $1,200,000 for the year ended December 31, 2014 as compared to nil for the year ended December 31, 2013.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations primarily through the private sales of convertible debentures and common stock.  Product sales, royalty payments, contract research, licensing fees and milestone payments from our corporate alliances have provided, and are expected in the future to provide partial funding for operations.

Comparison of the three months ended March 31, 2015 and 2014

As of March 31, 2015, our cash and cash equivalents were approximately $10,000 as compared to our cash and cash equivalents at March 31, 2014 of approximately $1,016,000.  Our working capital (current assets less current liabilities) was approximately $(544,000) at March 31, 2015 as compared to our working capital at March 31, 2014 of approximately $(232,000).

Consolidated Cash Flow Data
	Three Months Ended March 31,
Net Cash Provided by (Used in)	2015	2014
Operating activities	$(551,000)	$(156,000)
Investing activities	---	(16,000)
Financing activities	11,000	1,183,000
Net increase (decrease) in cash and cash equivalents	$(540,000)	$1,011,000

Operating Activities

For the three months ended March 31, 2015, net cash used in operating activities was approximately $551,000.  The principal components of net cash used for the three months ended March 31, 2015 were, in approximate numbers, our net loss of $738,000, a decrease of $15,000 in deferred revenues due to amortization of revenues, a decrease of $14,000 in accrued liabilities related to insurance, an increase of $180,000 in accounts receivable related to higher international product sales, and an increase of $40,000 in inventory  Our net loss for the three months ended March 31, 2015 included substantial non-cash charges of approximately $251,000 in the form of share-based compensation, amortization of patents, and depreciation.  The aforementioned net cash used for the three months ended March 31, 2015 was partially offset by, in approximate numbers, an increase of $126,000 in accounts payable due to timing of vendor payments and a decrease of $59,000 in prepaid expenses related to insurance and listing fees.

For the three months ended March 31, 2014, net cash used in operating activities was approximately $156,000.  The principal components of net cash used for the three months ended March 31, 2014 were, in approximate numbers, our net loss of $868,000, a decrease of $311,000 in accounts payable due to timing of vendor payments, a decrease of $67,000 in accrued liabilities related to compensation and insurance, a decrease of $15,000 in deferred revenues due to amortization of revenues, an increase of $72,000 in accounts receivable, and an increase of $4,000 in prepaid expenses related to investor relations consulting.  Our net loss for the three months ended March 31, 2014 included substantial non-cash charges of approximately $381,000 in the form of share-based compensation, amortization of patents, depreciation, amortization of debt discount, amortization of deferred financings costs, interest due on convertible notes settled with common stock, common stock and warrants issued for services, and the loss on early extinguishment of a convertible note.  The aforementioned net cash used for the three months ended March 31, 2014 was partially offset by, in approximate numbers, a decrease of $778,000 in notes receivable due to our offset in January 2014 of all outstanding Investor Notes issued by Inter-Mountain, a decrease of $15,000 in inventory, and an increase in accrued interest of $7,000 related to our two outstanding convertible notes.

Investing Activities

There were no investing activities for the three months ended March 31, 2015.

Net cash used in investing activities for the three months ended March 31, 2014 was approximately $16,000 and relates to the purchase of manufacturing equipment.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2015 was approximately $11,000 and was comprised of an adjustment of offering costs associated with our sale of preferred stock in 2011.

Net cash provided by financing activities for the three months ended March 31, 2014 was approximately $1,183,000 and was comprised of, in approximate numbers, the final funding of $500,000 from the sale of common stock and warrants pursuant a Securities Purchase Agreement (the “SPA”) with IPMD GmbH (“IPMD”) relating to an equity investment of $2,000,000 by IPMD for 5,000,000 shares of our common stock and warrants to purchase up to 3,000,000 shares of our common stock  (collectively, the “January 2013 Offering”),  the final funding $110,000 from the sale of common stock and warrants pursuant to a  Securities Purchase Agreement dated March 14, 2013 (the “March SPA”) with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer and Terrance K. Wallberg, the Company’s Vice President and Chief Financial Officer, the March 2013 Offering, the funding of $1,350,000 from the exercise of warrants to purchase 2,250,000 shares of common stock pursuant to the Implementation Agreement with Sacks and TPT, and the repayment of $777,000 of principle due on the convertible promissory note with Inter-Mountain attributable to the deduction and offset in January 2014 of the outstanding Investor Notes against the outstanding principle due on the convertible promissory note with Inter-Mountain.

Comparison of the year ended December 31, 2014 and 2013

As of December 31, 2014, our cash and cash equivalents were approximately $550,000 which is an increase of approximately $545,000 as compared to our cash and cash equivalents at December 31, 2013 of approximately $5,000.  Our working capital (current assets less current liabilities) was approximately $(53,000) at December 31, 2014 as compared to our working capital at December 31, 2013 of approximately $(1,783,000).

Consolidated Cash Flow Data
	Year Ended December 31,
Net Cash Provided by (Used in)	2014	2013
Operating activities	$(1,057,000)	$(1,734,000)
Investing activities	(31,000)	(34,000)
Financing activities	1,633,000	1,752,000
Net increase (decrease) in cash and cash equivalents	$545,000	$(16,000)

Operating Activities

For the year ended December 31, 2014, net cash used in operating activities was approximately $1,057,000.  The principal components of net cash used for the year ended December 31, 2014 were, in approximate numbers, our net loss of $1,939,000, a decrease of $198,000 in accounts payable due to timing of vendor payments, a decrease of $59,000 in deferred revenues due to amortization of revenues, a decrease of $43,000 in accrued liabilities related to compensation, a decrease of $13,000 in accrued interest, an increase of $617,000 in accounts receivable related to higher international product sales, and an increase of $14,000 in prepaid expense.  Our net loss for the year ended December 31, 2014 included substantial non-cash charges of approximately $978,000 in the form of share-based compensation, amortization of patents, depreciation, amortization of debt discount, amortization of deferred financings costs, interest due on convertible notes settled with common stock, common stock and warrants issued for services, and the loss on early extinguishment of a convertible note.  The aforementioned net cash used for the year ended December 31, 2014 was partially offset by, in approximate numbers, a decrease of $778,000 in notes receivable due to our offset in January 2014 of all outstanding Investor Notes issued by Inter-Mountain, and a decrease of $70,000 in inventory primarily related to finished goods.

For the year ended December 31, 2013, net cash used in operating activities was approximately $1,734,000.  The principal components of net cash used for the year ended December 31, 2013 were, in approximate numbers, our net loss of $3,081,000, a decrease in accounts payable of $606,000 due to timing of vendor payments, an increase in accounts receivable of $73,000, a decrease in accrued liabilities of $57,000, a decrease in accrued interest of $28,000 due to annual interest payments on our convertible notes, and the cancellation of a warrant issued for services of $49,000.  Our net loss for the year ended December 31, 2013 included substantial non-cash charges of approximately $1,357,000 in the form of share-based compensation, amortization of patents, depreciation, amortization of debt discount, amortization of deferred financing costs, common stock issued for wages and services, and interest due on convertible notes settled with common stock.  The aforementioned net cash used for the year ended December 31, 2013 was partially offset by, in approximate numbers, a decrease in notes receivable of $524,000 due to remittance of Investor Notes by Inter-Mountain, a decrease in inventory of $132,000 due to product sales and the write-off of obsolete inventory, a net increase in deferred revenues of $76,000 due primarily to the receipt of a licensing milestone, and a decrease in prepaid expenses of $71,000 due to amortization of expenses.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2014 was approximately $31,000 and relates to the purchase of equipment for the manufacture of Altrazeal® and equipment for our computer systems.

Net cash used in investing activities for the year ended December 31, 2013 was approximately $34,000 and is comprised of our purchase of manufacturing equipment for approximately $39,000 which was partially offset by the proceeds from the sale of equipment for approximately $5,000.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2014 was approximately $1,633,000 and was comprised of, in approximate numbers, the final funding of $500,000 from the sale of common stock and warrants pursuant to the January 2013 Offering,  the final funding of $110,000 from the sale of common stock and warrants pursuant to the March 2013 Offering, the funding of $1,800,000 from the exercise of warrants to purchase 3,000,000 shares of common stock pursuant to the Implementation Agreement with Michael Sacks and The Punch Trust, and the repayment of $777,000 of principle due on the convertible promissory note with Inter-Mountain attributable to the deduction and offset in January 2014 of the outstanding Investor Notes against the outstanding principle due on the convertible promissory note with Inter-Mountain.

Net cash provided by financing activities for the year ended December 31, 2013 was approximately $1,752,000 and was comprised of, in approximate numbers, net proceeds of $1,496,000 from the sale of common stock and warrants pursuant to the January 2013 Offering, net proceeds of $328,000 from the sale of common stock and warrants pursuant to the March 2013 Offering, $2,000 from the net proceeds of our redemption of Series A preferred stock, and $8,000 from a decrease in the actual offering costs associated with the sale of preferred stock that occurred in 2011.  These increases due to financing activities were partially offset by the repayment of approximately $82,000 of principle due on the convertible note with Inter-Mountain.

Liquidity

As of March 31, 2015, we had cash and cash equivalents of approximately $10,000.  We expect to use our cash, cash equivalents, and investments on working capital, general corporate purposes, property and equipment, and the payment of contractual obligations.  Our long-term liquidity will depend to a great extent on our ability to fully commercialize our Altrazeal® and OraDisc™ technologies; therefore we are continuing to look both domestically and internationally for opportunities that will enable us to expand our business.  At this time, we cannot accurately predict the effect of certain developments on the rate of sales growth, if any, during 2015 and beyond, such as the speed and degree of market acceptance, patent protection and exclusivity of our products, the impact of competition, the effectiveness of our sales and marketing efforts, and the outcome of our current efforts to develop, receive approval for, and successfully launch our near-term product candidates.

As of March 31, 2015, our net working capital (current assets less current liabilities) was approximately $(544,000).  Based on our liquidity as of March 31, 2015 and the funding of $500,000 received in April 2015 from the debt financing with Inter-Mountain, we believe that our liquidity will not be sufficient to fund operations beyond the second quarter of 2015.  In order to continue to advance our business plan and outstanding obligations, we need to raise additional capital.  We will need capital in the immediate-term to fund our current operations.  In addition, in light of our stage of development and limited sales, we may need additional capital in the foreseeable future in order to expand our business and fund our operations.  We expect to seek funding through public and/or private offerings of debt and equity securities.  We may also seek capital from other sources, including contribution by others to joint ventures, or collaborative arrangements or licensing for the development, testing, manufacturing and marketing of products under development.  Other than proceeds of $500,000 received in April 2015 from the debt financing with Inter-Mountain, we have no agreements with respect to our potential receipt of additional capital.
Historically, we have been able to raise capital as needed to fund our operations at a base level, but we have generally not raised capital sufficient to fund unexpected occurrences, to cover projected expenses over the long term or to fund extensive research, marketing and development.  We are currently in discussions with various parties about potential financings, and management believes that we can raise capital as necessary for our near term needs; however, no party has signed any binding commitment to provided capital.  As a result, there is a risk that we will not be able to obtain capital as needed in the near term.  In addition, we will need to continue to seek capital from the market over the long term. To the extent we raise capital, it generally will be on terms that are dilutive to shareholders and may require the issuance of warrants or similar incentives, the agreement to restrictive covenants and/or the pledge of our assets as securities for debt financings.

Our future capital requirements and adequacy of available funds will depend on many factors including:

▪	our ability to successfully commercialize our wound management products and the market acceptance of these products;
▪	our ability to establish and maintain collaborative arrangements with corporate partners for the development and commercialization of certain product opportunities;
▪	continued scientific progress in our development programs;
▪	our ability to collect outstanding receivables;
▪	the costs involved in filing, prosecuting and enforcing patent claims;
▪	competing technological developments;
▪	the trading volume and price of our capital stock;
▪	the actions of parties whose consents, waivers or prompt responses are required for approval of a financing (such as parties with rights of first refusal or consent rights);
▪	our general financial situation, including the amount of our indebtedness; and
▪	the cost of manufacturing and production scale-up.

Contractual Obligations

The following table summarizes our outstanding contractual cash obligations as of March 31, 2015, which consists of a lease agreement for office and laboratory space in Addison, Texas and a lease agreement for office equipment.  These obligations and commitments assume non-termination of agreements and represent expected payments based on current operating forecasts, which are subject to change:

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-2 Years	3-5 Years		After 5 Years
Operating leases	$358,418	$119,840	$238,578	$	---	$	---
Total contractual cash obligations	$358,418	$119,840	$238,578	$	---	$	---

Capital Expenditures

For the three months ended March 31, 2015 and 2014, our expenditures for property, equipment, and leasehold improvements were, in approximate numbers, nil and $16,000, respectively.  The expenditures in 2014 relate primarily to the purchase of equipment for the manufacture of Altrazeal®.  At this time, we believe that our capital expenditures for the remainder of 2015 will be approximately $60,000 and consist of equipment related to the manufacture of our products.

For the years ended December 31, 2014 and 2013, our expenditures for property, equipment, and leasehold improvements were, in approximate numbers, $31,000 and $39,000, respectively.  Such expenditures in 2014 relate primarily to the purchase of equipment for the manufacture of Altrazeal® and computer equipment for our administrative office.  At this time, we believe that our capital expenditures for 2015 will be approximately $60,000 and consist of equipment related to the manufacture of our products.

Off-Balance Sheet Arrangements

As of March 31, 2015, we did not have any off balance sheet arrangements.

Impact of Inflation

We have experienced only moderate price increases over the last three fiscal years under our agreements with third-party manufacturers as a result of raw material and labor price increases.  However, there can be no assurance that possible future inflation would not impact our operations.

Climate Change

We do not believe there is anything unique to our business which would result in climate change regulations having a disproportional affect on us as compared to U.S. industry overall.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth herein are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for financial information. The preparation of our financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate these estimates and judgments. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We set forth below those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition and which require complex management judgment.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the ASC Topic 605, Revenue Recognition (“ASC Topic 605”), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.  We recognize revenue as products are shipped based on FOB shipping point terms when title passes to customers.  We negotiate credit terms on a customer-by-customer basis and products are shipped at an agreed upon price.  All product returns must be pre-approved.

We also generate revenue from license agreements and research collaborations and recognize this revenue when earned. In accordance with ASC Topic 605-25, Revenue Recognition - Multiple Element Arrangements, for deliverables which contain multiple deliverables, we separate the deliverables into separate accounting units if they meet the following criteria: i) the delivered items have a stand-alone value to the customer; ii) the fair value of any undelivered items can be reliably determined; and iii) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit.  Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily ASC Topic 605.

We analyze the rate of historical returns when evaluating the adequacy of the allowance for sales returns.  At December 31, 2014 and 2013, this reserve was nil as we have not experienced historically any product returns.  If the historical data we use to calculate these estimates does not properly reflect future returns, revenue could be overstated.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance is regularly evaluated by us for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  Actual write-off of receivables may differ from estimates due to changes in customer and economic circumstances.

Inventory

We state our inventory at the lower of cost (first-in, first-out method) or market.  The estimated value of excess, obsolete and slow-moving inventory as well as inventory with a carrying value in excess of its net realizable value is established by us on a quarterly basis through review of inventory on hand and assessment of future demand, anticipated release of new products into the market, historical experience and product expiration.  Our stated value of inventory could be materially different if demand for our products decreased because of competitive conditions or market acceptance, or if products become obsolete because of advancements in the industry.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses.  This process involves identifying services which have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements.

In accruing service fees, we estimate the time period over which services will be provided and the level of effort in each period.  If the actual timing of the provision of services or the level of effort varies from the estimate, we will adjust the accrual accordingly.  The majority of our service providers invoice us monthly in arrears for services performed.  In the event that we do not identify costs that have begun to be incurred or we underestimate or overestimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates.  The date, on which some services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make judgments based upon facts and circumstances known to us in accordance with GAAP.

Share based Compensation – Employee Share based Awards

We primarily grant qualified stock options for a fixed number of shares to employees with an exercise price equal to the market value of the shares at the date of grant.  Under the fair value recognition provisions of ASC Topic 718, Stock Compensation (“ASC Topic 718”), and ASC Topic 505, Equity (“ASC Topic 505”), share based compensation cost is based on the value of the portion of share based awards that is ultimately expected to vest during the period.

We selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for share based awards.  The Black-Scholes model requires the use of assumptions which determine the fair value of the share based awards.  Determining the fair value of share based awards at the grant date requires judgment, including estimating the expected term of stock options, the expected volatility of our stock, and expected dividends. In accordance with ASC Topic 718 and ASC Topic 505, we are required to estimate forfeitures at the grant date and recognize compensation costs for only those awards that are expected to vest.  Judgment is required in estimating the amount of share based awards that are expected to be forfeited.

If factors change and we employ different assumptions in the application of ASC Topic 718 and ASC Topic 505 in future periods, the compensation expense that we record may differ significantly from what we have recorded in the current period.  Therefore, we believe it is important for investors to be aware of the high degree of subjectivity involved when using option pricing models to estimate share-based compensation under ASC Topic 718 and ASC Topic 505.  There is risk that our estimates of the fair values of our share-based compensation awards on the grant dates may differ from the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future.  Certain share-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements.  Alternatively, value may be realized from these instruments that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements.  Although the fair value of employee share-based awards is determined in accordance with ASC Topic 718 and ASC Topic 505 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Share based Compensation – Non-Employee Share based Awards

We occasionally grant stock option awards to our consultants and directors.  Such grants are accounted for pursuant to ASC Topic 505 and, accordingly, we recognize compensation expense equal to the fair value of such awards and amortize such expense over the performance period.  We estimate the fair value of each award using the Black-Scholes model.  The unvested equity instruments are revalued on each subsequent reporting date until performance is complete, with an adjustment recognized for any changes in their fair value.  We amortize expense related to non-employee stock options in accordance with ASC Topic 718.

Income Taxes

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient taxable income in the United States based on estimates and assumptions. We record a valuation allowance to reduce the carrying value of our net deferred tax asset to the amount that is more likely than not to be realized.  In the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase net income in the period such determination is made.  On a quarterly basis, we evaluate the realizability of our deferred tax assets and assess the requirement for a valuation allowance.

Asset Valuations and Review for Potential Impairment

We review our fixed assets and intangible assets at least annually or whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  This review requires that we make assumptions regarding the value of these assets and the changes in circumstances that would affect the carrying value of these assets.  If such analysis indicates that a possible impairment may exist, we are then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset.  The determination of fair value includes numerous uncertainties, such as the impact of competition on future value.  We believe that we have made reasonable estimates and judgments in determining whether our long-term assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair value or if there is a material change in economic conditions or circumstances influencing fair value, we could be required to recognize certain impairment charges in the future.

Quantitative and Qualitative Disclosures About Market Risk

Concentrations of Credit Risk

Concentration of credit risk with respect to financial instruments, consisting primarily of cash and cash equivalents, potentially expose us to concentrations of credit risk due to the use of a limited number of banking institutions and due to maintaining cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.  Currently, we utilized Bank of America, N.A. as our banking institution.  At March 31, 2015 and December 31, 2014 our cash and cash equivalents totaled approximately $10,000 and $550,000, respectively.  We also invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities.  These investments are not held for trading or other speculative purposes.  We are exposed to credit risk in the event of default by these institutions.

Concentration of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable at March 31, 2015 and at December 31, 2014.  As of March 31, 2015, three customers, each being one of our international distributors, exceeded the 5% threshold, with 79%, 14%, and 7%, respectively.  Three customers, each being one of our international distributors, exceeded the 5% threshold at December 31, 2014, with 71%, 19%, and 9%, respectively.  To reduce risk, we routinely assess the financial strength of our most significant customers and monitor the amounts owed to us, taking appropriate action when necessary.  As a result, we believe that accounts receivable credit risk exposure is limited.  We maintain an allowance for doubtful accounts, but historically have not experienced any significant losses related to an individual customer or group of customers.

Concentrations of Foreign Currency Risk

Currently, a portion of our revenues and all of our expenses are denominated in U.S. dollars. We are experiencing an increase in revenues in international territories denominated in a foreign currency.  Certain of our licensing and distribution agreements in international territories are denominated in Euros.  Currently, we do not employ forward contracts or other financial instruments to mitigate foreign currency risk.  As our international operations continue to grow, we may engage in hedging activities to hedge our exposure to foreign currency risk.

Financial Statements and Supplementary Data

The required financial statements and the notes thereto appear at the end of this prospectus beginning on page F-1.

Changes in and Disagreements with Accountants and Financial Disclosure

None.

DESCRIPTION OF BUSINESS

Business

ULURU Inc. (together with our subsidiaries, “We”, “ULURU” or the “Company”) is a Nevada corporation.

We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Our strategy is twofold:

▪
Establish the foundation for a market leadership position in wound management by developing and commercializing a customer focused portfolio of innovative wound care products based on the Nanoflex® technology to treat the various phases of wound healing; and

▪	Develop our oral-transmucosal technology (OraDiscTM) and generate revenues through multiple licensing agreements.

Core Technology Platforms

Nanoflex® Technology

The Nanoflex® technology platform provides the ability to formulate a variety of unique materials through the aggregation of hydrogel-like particles. This concept takes advantage of the inherent biocompatibility of hydrogels. Unlike bulk hydrogels, these aggregates are shape retentive, can be extruded or molded, and offer properties suitable for use in a variety of in-vivo medical devices, and in novel drug delivery systems. The polymers used in our Nanoflex® technology have been extensively researched and commercialized into several major medical products including contact lenses and other FDA-approved implants.  They are generally accepted as safe, non-toxic and biocompatible.

Our Nanoflex® technology system has at its core a system of hydrogel-like nanoparticles composed of a polymer used in manufacturing contact lenses and other FDA-approved implants.  When applied to a wound the polymer particles aggregate immediately and irreversibly upon contact with physiological fluid, such as wound exudate or blood, forming a flexible, nano-porous, non-resorbable film material.

Utilizing our proprietary Nanoflex® technology, we have developed two separate development platforms:

▪	Nanoflex® Powder
▪	Nanoflex® Injectable Liquid

Materials from either platform are composed of polymer particles which are stabilized to prevent aggregation prior to application to a physiological environment.  We can control the physic-chemical characteristics to affect the rate of aggregation, the final material properties such as fluid content and strength of the resulting aggregate, and if desired, the drug delivery profile for actives trapped in the aggregate.

Nanoflex® Powder

Our Nanoflex® Powder is a novel wound treatment technology used to promote the healing of exuding wounds.  The scientifically engineered material is unique among all other dressings currently available in terms of properties and performance, and can be used in chronic, acute, surgical and traumatic wounds.  It is formulated as a two-polymer blend in a specific ratio.  In the presence of wound exudate, the particles hydrate and irreversibly aggregate to conform to the contours of the wound bed, transforming into a moist, flexible, moisture-permeable film.  This film not only provides an optimal moist wound environment which supports cellular function and tissue repair, but it is also of appropriate pore size to prevent intrusion by exogenous bacteria.  After application to the wound bed, Nanoflex® Powder exhibits mechanical properties which are similar to soft tissue.  The stable, non-resorbable film flakes off at the edges as the wound heals, like a scab. It can remain in place for up to 14 days if exudate is present and can be painlessly removed without additional trauma, leaving no residue in the wound bed.  Nanoflex® Powder can also serve as a drug delivery matrix for antiseptics, and there is significant potential for its use as a delivery platform for anti-inflammatory drugs such as corticosteroids, pro-angiogenic agents, and other actives such as growth factors to accelerate wound healing.

Nanoflex® Injectable Liquid

A suspension of hydrogel nanoparticles containing a small percentage of hyaluronic acid, when injected into tissue, immediately and irreversibly aggregates. With time, the hyaluronic acid portion of the aggregate is resorbed, leaving behind a porous, Nanoflex® scaffold which provides the basis for cellular infiltration and acts as the anchor for collagen attachment.

This injectable system has been studied extensively for safety and for applications as a dermal filler to provide a family of soft tissue filler materials with different degrees of permanency.

Hyaluronic acid is a nonspecies-specific hydrophilic coiled polysaccharide that is present in all connective tissue.  In dermal and sub-dermal tissue, hyaluronic acid binds with water and provides volume and elasticity.  As a dermal filler, hyaluronic acid provides superb biocompatibility, but applications of this material can be limiting because the material is resorbed in a four to twelve month period requiring repeat injections.  Our potential dermal filler and sub-dermal filler can be composed of between 1% and 95% hyaluronic acid.  Materials for facial sculpting containing a lower amount of hyaluronic acid result in a higher degree of permanence.

Mucoadhesive OraDiscTM Technology

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes, which are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, we developed a novel erodible mucoadhesive film product. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing a wide range of potential applications. The disc stays in place eroding over a period of time, so that subsequent removal is unnecessary. The drug delivery rate is pre-determined by the rate of erosion of the disc, which is in turn controlled by the composition of the backing layer.

Our adhesive film technology has multiple applications, including the localized delivery of drug to a mucosal site, use as a transmucosal delivery device for delivering drugs into the systemic circulation, and incorporating the drug in the outer layer for delivery into the oral cavity. The adhesive film will adhere to any wet mucosal surface.  Additionally, the adhesive film has been formulated to adhere to the surface of teeth and gums for the delivery of dental health and cosmetic dental actives.

Initial drug delivery studies using our adhesive film technology indicate the potential to achieve significantly higher drug exposure and higher blood level concentrations.

OraDisc™ was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in our Aphthasol® paste.  We have continued to develop the OraDisc™ technology and we have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, breath freshener, and other dental applications.  Work has commenced on the development of a range of prescription products, including products to treat migraine, erectile dysfunction, neurological conditions, and asthma.

Marketed Products

We have used our drug delivery technology platforms to develop the following products and product candidates:

Altrazeal®

Altrazeal® Transforming Powder Dressing, based on our Nanoflex® technology, has the potential to change the way health care providers approach the treatment of wounds.  Launched in June 2008, the product is indicated for exuding wounds such as partial thickness burns, donor sites, abrasions, non-healing surgical wounds, trauma and chronic wounds including diabetic foot ulcers, venous leg ulcers, and pressure ulcers. The powder fills and seals the wound to provide an optimal moist wound healing environment. The wound exudate is controlled through the high moisture vapor transpiration rate (MVTR) of the material.  Intimate contact at the wound bed supports cellular function and tissue repair. Other characteristics of Altrazeal® that promote healing are oxygen permeability and bacteria impermeability.  Patient comfort is enhanced with the easy application and removal of our wound dressing, where no granulating tissue is harmed during the removal procedure.  In a randomized clinical study Altrazeal® demonstrated a statistically significant improvement in patient pain and comfort compared to Aquacel® AG, a market leading product, in the treatment of skin graft donor sites.  Also, in numerous clinical settings, including venous leg ulcers, arterial ulcers and second degree burns, significant pain reduction has been reported by patients, enabling increased compliance to therapy and improved clinical outcomes.  The dressing is flexible and adherent and is designed to allow greater range of motion. In addition, the ability of Altrazeal® to manage wound exudates extends the wear time between dressing changes, which offers a significant pharmaco-economic benefit.  This feature is considered an extremely important marketing advantage in countries where there are socialized medical programs.

The regulatory status of Altrazeal® is a 510(k) exempt product. The FDA was notified and the product was registered in June 2008.

Since the roll-out of Altrazeal® in June 2008, there have been many outstanding clinical results.  Positive clinical experiences have been documented through the completion of one randomized clinical trial, the publishing of more than 40 poster presentations, two peer reviewed articles being published in an international indexed journal, and multiple publications in the international literature.  The extensive clinical data supporting the benefits of Altrazeal® has been further enhanced by the clinical experience in Europe and Australia.  To further improve the cost effectiveness of Altrazeal®, we now offer a 0.75 gram blister pack along with our original 2 gram and 5 gram pouches.  We believe the 0.75 gram blister pack contains a quantity of product more appropriate for treating smaller chronic wounds.

The focus of our commercial activities is introducing Altrazeal® globally through our network of distribution partners. Due to the efforts of our licensees, Altrazeal Trading GmbH and Altrazeal AG, Altrazeal® is now available in twenty three international territories.  During 2015, we are expecting the launch and availability of Altrazeal® in an additional twenty five new international markets.  The clinical and economic benefits that can be derived using Altrazeal® are important marketing features in socialized medical programs throughout Europe and many global markets.  We believe that short-term revenue growth will be maximized by focusing on international markets.  Consequently, our limited resources are being allocated to international expansion rather than growth in the United States.

Currently, we do not have sufficient human or financial resources to effectively compete in the U.S. market.  Utilizing predominately independent sales representatives over which we have no control has proven ineffective. Accordingly, our plan is to first attempt to develop a strong presence internationally. By adopting this strategy we believe we will improve our ability to engage a significant marketing partner with the necessary experience and financial resources to effectively compete in the U.S market. We continue to have successes with a limited number of healthcare institutions in the U.S., which indicates the potential in the U.S. market.

In June 2010, we entered into a licensing and supply agreement with Jiangxi Aiqilin Pharmaceuticals Group Company, a corporation in China (“Aiqilin”), for the development and commercialization of Altrazeal® in China, including Hong Kong, Macau, and Taiwan.  Under the terms of the agreement, we received an upfront licensing payment, will receive a royalty based on product sales and milestone payments based on certain regulatory approvals and on the achievement of certain cumulative product sales performance.  Aiqilin has also been granted certain manufacturing rights.  The agreement covers Altrazeal®, Altrazeal® Silver, and Altrazeal® Collagen.

In July 2010, we received notification that Altrazeal® Transforming Powder Dressing had been granted CE Mark Certification.  The issuance of a CE Mark for Altrazeal® represents a significant milestone for the commercial expansion as this enables us to market in all European Union member states and other countries that recognize the CE Mark.  Additionally, registration has been received in Saudi Arabia, Singapore, Australia, and numerous other international markets.  Registration is ongoing in other important markets including India and Russia.

In September 2010, we entered into a worldwide distribution agreement appointing Novartis Animal Health, Inc. as the exclusive distributor of a veterinary version of Altrazeal® for marketing to the animal health sector.  Under the terms of the agreement, we will supply Novartis Animal Health, Inc. with finished product for marketing in the global markets.  The agreement further states that other wound care products developed by us may also be covered by the agreement upon the mutual agreement of the parties.  In November 2012, we completed the initial shipment of the veterinary version of Altrazeal® to Novartis Animal Health, Inc.

In January 2012, we executed a License and Supply Agreement with Melmed Holding AG (the “Melmed Agreement”) for the marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  Currently, such marketing efforts are being performed by Altrazeal Trading GmbH and Altrazeal AG.  Under the terms of the Melmed Agreement, we received a licensing fee in 2012, will receive certain royalties on product sales within the territories, and will supply Altrazeal® at an agreed sales price.  In addition, Melmed is required to meet certain minimum sales obligations in the years 2014, 2015 and 2016.  Contemporaneous with the execution of the Melmed Agreement, we also executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  We received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.  In February 2014, we executed an amendment to the Melmed Agreement for the purpose of expanding the territories to include Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia.

In September 2013, we executed an Exclusive License and Supply Agreement with Altrazeal AG (the “AG Agreement”) to market Altrazeal® in several territories, to include Africa (markets not already licensed), Latin America, Georgia, Turkmenistan, Ukraine, and the Commonwealth of Independent States.  Under the terms of the AG Agreement, we received an up-front licensing payment, will receive certain royalties on product sales within the territories, and will supply Altrazeal® at an agreed upon price.  We also received a non-dilutable 25% ownership interest in Altrazeal AG.  In October 2013 and February 2014, we executed amendments to the AG Agreement for the purpose of expanding the territories to include Asia and the Pacific (excluding China, Hong Kong, Macau, Taiwan, South Korea, Japan, Australia, and New Zealand), Jordan, and Syria.

Aphthasol®  (Amlexanox 5% Paste)

Aphthasol®, amlexanox 5% paste, is the first drug approved by the FDA for the treatment of canker sores.  Extensive clinical studies have shown that Aphthasol® accelerates the healing of canker sores which results in a statistically significant reduction in the level of pain a patient experiences over the duration of the ulcer episode.  Additionally, a Phase IV clinical study conducted in Northern Ireland was completed in November 2000 and results confirmed that amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease.

International activities related to amlexanox are now being devoted to OraDisc™ A as we considered it to be a superior formulation and delivery system as compared to the Aphthasol® product.

OraDisc™ A

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes that are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, we have developed a novel, cost-effective, adhesive film product that is bioerodible. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, an optional pre-formed film layer, and a coated backing layer.

OraDisc™ A was developed as a drug delivery system to treat canker sores using the same active ingredient (amlexanox) that is used in Aphthasol® paste. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.  OraDisc™ A was approved by the FDA in September 2004.

This successful development was an important technology milestone which supports the development of an OraDisc™ range of products. To achieve OraDisc™ A approval, in addition to performing the necessary clinical studies to prove efficacy, an irritation study, a 28-day safety study and drug distribution studies were conducted which support the development of additional products.  Patients in a 700 patient clinical study and a 28-day safety study completed a survey which produced very positive results with regard to perceived effectiveness, ease of application, the ability of the disc to remain in place, and purchase intent. These data give strong support to our overall development program. The survey data confirms market research studies which indicate a strong patient acceptance of this delivery device.

In June 2008, we executed a Licensing and Supply Agreement with KunWha Pharmaceutical Co., Ltd, for OraDisc™ A and Aphthasol (5% amlexanox) paste in South Korea.  KunWha Pharmaceutical Co., Ltd paid us an upfront licensing fee and further milestone payments are to be made on regulatory approval and achievement of certain commercial milestones.

In November 2008, we executed an expanded European Agreement with Meda, Sweden for OraDisc™ A and Aphthasol® (5% amlexanox) paste for distribution into most major European markets. Meda paid us an upfront licensing fee and additional milestone payments will be made upon regulatory approval and achievements of commercial milestones.  Prior to commercialization by Meda, regulatory approval is required throughout the territory.

OraDiscTM B

A second mucoadhesive disc product has also been successfully developed for the treatment and management of oral pain. This product contains 15 milligrams of benzocaine which is the maximum allowable strength that falls under the classification of an OTC monograph product in the United States. This classification allows for an easier regulatory pathway to market. The product has been optimized and is ready for commercial scale-up.

In October 2012, we executed a License and Supply Agreement (the “Ora-D Agreement”) with ORADISC GmbH (“Ora-D”) to market worldwide all applications of our OraDisc™ erodible film technology for dental applications including but not limited to benzocaine (OraDisc™ B).  Currently, negotiations are ongoing to appoint marketing partners for OraDiscTM B.

OraDiscTM – Other Applications

In October 2012, we executed a License and Supply Agreement with Ora-D to market worldwide all applications of our OraDisc™ erodible film technology for dental applications including benzocaine (OraDisc™ B), re-mineralization dental strips, fluoride dental strips, long-acting breath freshener, and amlexanox (OraDisc™ A).  The marketing rights for OraDisc™ A granted to Ora-D exclude territories held by Meda, EpiTan Pharmaceuticals, KunWha Pharmaceutical, Laboratories del Dr. Esteve SA, Orient Europharma, Co., Ltd., and Pharmascience Inc.  We have also granted to Ora-D a twenty-four month option to utilize the OraDisc™ erodible film technology for drug delivery for migraine, nausea and vomiting, cough and cold, and pain.  Under the terms of the Ora-D Agreement, we received a licensing fee in 2012, will receive certain royalties on product sales within the territories, and will supply OraDisc™ products.  Contemporaneous with the execution of the Ora-D Agreement, we also executed a shareholders’ agreement for the establishment of ORADISC GmbH, a single purpose entity to be used for the exclusive development and marketing of OraDisc™ erodible film technology products.  We received a non-dilutable 25% ownership interest in ORADISC GmbH.  The initial twenty-four month option to utilize the OraDisc™ erodible film technology by Ora-D has been extended until December 31, 2015.  In addition this option has been expanded to include anti-psychotics, neurologic products, and actives for the treatment of erectile dysfunction.  Recently, pre-clinical development has commenced with four actives.

For our commercialized products, we currently rely upon the following relationships in the following marketing territories for sales, manufacturing and/or regulatory approval efforts:

Altrazeal®
Altrazeal Trading GmbH	▪	European Union, Australia, New Zealand, Middle East (excluding Jordan and Syria), North Africa, Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia
Altrazeal AG	▪
Africa (markets not already licensed), Latin America, Georgia, Ukraine, Turkmenistan, the Commonwealth of Independent States, Jordan, Syria, Afghanistan, Russia, Asia and the Pacific (excluding China, Hong Kong, Macau, Taiwan, South Korea, Japan, Australia, and New Zealand)

Jiangxi Aiqilin Pharmaceuticals Group	▪	China, Hong Kong, Macau, and Taiwan

Nanoflex® technology - Veterinary
Novartis Animal Health	▪	Worldwide

Amlexanox 5% paste and OraDisc™ A
ORADISC GmbH	▪	Worldwide (excluding territories held by Meda AB, KunWha Pharmaceutical, Laboratories del Dr. Esteve SA, Orient Europharma, Co., Ltd., and Pharmascience Inc.)
Meda AB	▪
United Kingdom, Ireland, Scandinavia, the Baltic states, Iceland, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Switzerland, Austria, Bulgaria, Cyprus, Czech Republic, Hungary, Malta, Poland, Romania, and Slovenia

KunWha Pharmaceutical	▪	South Korea
Laboratories del Dr. Esteve SA	▪	Spain, Portugal, Greece, and Andorra
Orient Europharma, Co., Ltd.	▪	Taiwan and Hong-Kong
Pharmascience Inc.	▪	Canada

OraDisc™ B
ORADISC GmbH	▪	Worldwide

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patents for products under development and for new discoveries. Patent applications are filed for our inventions and prospective products with the U.S. Patent and Trademark Office and, when appropriate, with authorities in countries that are part of the Paris Convention’s Patent Cooperation Treaty (“PCT”) (most major countries in Western Europe and the Far East) and with other authorities in major markets not covered by the PCT.

With regards to our Nanoflex® technology, three patents have issued in the U.S. and multiple patents have been issued in international countries.  There are also four PCT patent applications that have been filed and nine patent applications filed in nine international countries. The granted patents and patent applications have a variety of potential applications, such as wound management, burn care, dermal fillers, artificial discs and tissue scaffold.

We have one U.S. patent and have filed one PCT patent application for our OraDisc™ technology. This oral delivery vehicle potentially overcomes the difficulties encountered in using conventional paste and gel formulations for conditions in the mouth. Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site, increasing the effectiveness of the product.  Our patent applications cover the delivery of drugs through or into any mucosal surface. The patent and patent applications cover our ability to control the erosion time of the adhesive film and the subsequent drug release by adjusting the ratio of hydrophobic to hydrophilic polymers in the outer layer of the composite film.

The United States patents for our technologies and products expire in the years indicated below:

Nanoflex® technology		Year of Expiration
▪	Hydrogel – Shape retentive hydrogel particle aggregate	2022
▪	Altrazeal® Injectable	2024
▪	Altrazeal® wound dressing and biomaterials	2028

OraDisc™ technology
▪	Mucoadhesive erodible drug delivery device	2021

Manufacturing and Supply

We currently rely on a limited number of contract manufacturers, monitored by our internal management, to manufacture, package, and finish our products in conformance with current good manufacturing practices (cGMP) and do not currently have relationships with alternate suppliers. We believe that there are other contract manufacturers that can satisfy our production requirements, but should it be necessary to change suppliers this could result in a delay while they are qualified and validated.

Significant Customers

A significant portion of our revenues are derived from a few major customers.  Customers with greater than 10% of total revenues for the three months ended March 31 are represented on the following table:

Customers	Product	2015	2014
Customer A	Altrazeal®	93%	1%
Customer B	Altrazeal®	2%	81%
Total		95%	82%

Research and Development

We are continuously engaged in research and development activities.  For the three months ended March 31, 2015 and 2014 approximately $204,000 and $188,000, respectively, were expended for research and development.  For the years ended December 31, 2014 and 2013 approximately $771,000 and $788,000, respectively, were expended for research and development.  The costs incurred for each of the reporting periods were primarily attributable to the development and commercialization of Altrazeal®.  We continue to perform activities to develop new products and to improve existing products utilizing our proprietary technologies.

Financial Information About Geographic Areas

The information required herein is included in Note 4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Government Regulation

We are subject to extensive regulation by the federal government, principally by the United States Food and Drug Administration (“FDA”), and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statues and regulations govern the testing, manufacturing, safety, labeling, storage, shipping, and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and/or new medical devices and inspect research, clinical and manufacturing records and facilities.

For a medical device in Europe, a Technical File Dossier is submitted to a Notified Body for review.  Once approved the medical device receives a CE mark which allows commercialization of the product in the European Union.  There are separate processes in each European Union jurisdiction governing additional approvals including reimbursement for medical devices.

Among the requirements for drug and medical device approval and testing is that the prospective manufacturer’s facilities and methods conform to the Code of Good Manufacturing Practices (“cGMP”) regulations, which establish the manufacturing and quality requirements, and the facilities or controls to be used during the production process. Such facilities and manufacturing process are subject to ongoing FDA and notified body inspection to insure compliance.

The steps required before a pharmaceutical product or medical device product may be produced and marketed in the U.S. can include preclinical tests, the filing of an Investigational New Drug application (“IND”) or an Investigational Device Exemption (“IDE”) with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence.  Numerous phases of clinical testing and the FDA approval of a New Drug Application (“NDA”), a Product Marketing Authorization (“PMA”), or a 510(k) application (“510(k)”) is also required prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND and IDE application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process.  In the case of a pharmaceutical product, Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe and an initial efficacy is established in Phase II, the product is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA, PMA, or 510(k) for approval to commence commercial sales.

The process of performing the requisite testing, data collection, analysis and compilation of an IND, IDE, NDA, PMA, or 510(k) is labor intensive and costly and may take a protracted time period.  In some cases, tests may have to be redone or new tests instituted to comply with FDA requests.  Review by the FDA may also take considerable time and there is no guarantee that an NDA, PMA, or 510(k) will be approved.  Therefore, we cannot estimate with any certainty the length of the approval cycle.

The regulatory status of our principal products is as follows:

▪
Altrazeal® is been cleared or approved for sale in the U.S., the European Union (together with countries that recognize the CE mark), Australia, New Zealand, and a number of additional international markets;

▪	Other Altrazeal® products are currently in development phases;

▪	5% amlexanox paste is a product approved for sale in the U.S. (Aphthasol®); approved in Canada and a number of EU countries but not yet sold;

▪	OraDisc™ A is a product approved for sale in the U.S., and

▪	Our other OraDisc™ products are currently in the development phase.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The medical device and pharmaceutical industry is characterized by intense competition, rapid product development and technological change.  Competition is intense among manufacturers of prescription pharmaceuticals, medical devices, and other product areas where we may develop and market products in the future.  Most of our potential competitors in the wound care market such as Smith & Nephew plc, Systagenix Wound Management Limited, ConvaTec Inc., 3M Company, and Molnlycke Health Care are large, well established medical device or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines.  Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors.  Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments.  We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a materially adverse effect on our business, financial condition and results of operations.  We are aware of certain developmental projects for products to treat or prevent certain disease targeted by us.  The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

In the area of wound management and burn care, which are the focus of our development activities, a number of companies are developing or evaluating new technology approaches.  We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar, if not identical, advantages.

Wound care products developed from our Nanoflex® technology, including Altrazeal®, will compete with numerous well established products including Aquacel® marketed by ConvaTec Inc., Silvercel® and Promongran® marketed by Systagenix Wound Management Limited, Acticoat® and Allevyn® marketed by Smith and Nephew plc, and Mepitel® and Mepliex® marketing by Molnlycke Health Care.

Our product, Aphthasol®, is the only product clinically proven to accelerate the healing of canker sores.  There are numerous products, including prescription steroids such as Kenalog in OraBase, and many over-the-counter pain relief formulations that incorporate a local anesthetic used for the treatment of this condition.

Products developed from our OraDisc™ erodible film technology, for the controlled release of prescription pharmaceuticals, will compete with numerous alternative drug delivery technologies including fast release film technology, transdermal drug delivery, and other mucoadhesive film technologies.

Even if our products are fully developed and receive the required regulatory approval, of which there can be no assurance, we believe that our products that require extensive sales efforts directed both at the consumer and the medical professional can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets.

Employees

As of May 1, 2015, we had 7 full-time employees, including 1 in research and development, 3 in general and administration and 3 in manufacturing and quality.  In addition, we use contract consultants for business development, quality control and quality assurance, clinical administration, and regulatory affairs.  Our employees are not represented by a labor union and are not covered by a collective bargaining agreement.  Management believes that we maintain good relations with our personnel.  At times, we may compliment our internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

Property

As of May 1, 2015, we did not own any real property.  On January 31, 2006, we entered into a lease agreement for approximately 9,000 square feet of administrative offices and laboratories in Addison, Texas.  Additional space is available in the complex for future expansion which we believe would accommodate growth for the foreseeable future.  The lease commenced on April 1, 2006 and originally continued until April 1, 2013.  The lease required a minimum monthly lease obligation of $9,330, which was inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which was inclusive of monthly operating expenses.  On February 22, 2013, we executed an Amendment to Lease Agreement (the “Lease Amendment”) that renewed and extended our lease until March 31, 2015.  The Lease Amendment required a minimum monthly lease obligation of $9,193, which was inclusive of monthly operating expenses, until March 31, 2014 and at such time, increased to $9,379, which was inclusive of monthly operating expenses.  On March 17, 2015, we executed a Second Amendment to Lease Agreement (the “Second Amendment”) that renewed and extended our lease until March 31, 2018.  The Second Amendment requires a minimum monthly lease obligation of $9,436, which is inclusive of monthly operating expenses.

We believe that our existing leased facilities are suitable for the conduct of our business and adequate to meet our growth requirements.

Organizational History

We were incorporated on September 17, 1987 under the laws of the State of Nevada, originally under the name Casinos of the World, Inc.  From April 1993 to January 2002, the Company changed its name on four separate occasions, with Oxford Ventures, Inc. being the Company’s name on January 30, 2002.

On March 29, 2006, we effected a 400:1 reverse stock split and, at the same time, authorized a decrease in authorized shares of common stock from 400,000,000 shares to 200,000,000 shares, and authorized up to 20,000 shares of Preferred Stock.

On March 31, 2006, a subsidiary of the Company, which had acquired, among other things, the net assets of the Nanoflex® and Mucoadhesive OraDisc™ technologies from Access Pharmaceuticals, Inc., merged with and into ULURU Inc., a Delaware corporation ("ULURU Delaware"), and ULURU Delaware become a became a wholly-owned subsidiary of the Company.  On March 31, 2006, we changed our name from "Oxford Ventures, Inc." to "ULURU Inc."  On the same date, we moved our executive offices to Addison, Texas.

On June 29, 2011, we effected a 15:1 reverse stock split.

On September 13, 2011, we filed a certificate of designation creating the Series A Preferred Stock, all of which has been redeemed.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not, as of the date of this prospectus, a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of our operations or financial position. There are no material proceedings to which any director, officer or any of our affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, our affiliates, or security holder, is a party adverse to us or our consolidated subsidiary or has a material interest adverse thereto.

OUR MANAGEMENT

Directors and Executive Officers

The following table sets forth the directors and executive officers of the Company, as of the date hereof, along with their respective ages and positions.  Each of the officers listed below have been appointed to hold the office listed opposite his respective name until the earlier to occur of the death or resignation of such officer or until a successor has been duly appointed by the board of directors of the Company.

Name	Age	Position
Kerry P. Gray (1)	62	Chairman, Director, President, Chief Executive Officer
Jeffrey B. Davis (2)(3)(4)	51	Director
Helmut Kerschbaumer (3)(4)	53	Director
Klaus Kuehne	48	Director
Terrance K. Wallberg	60	Vice President, Chief Financial Officer, Secretary, Treasurer

(1)
On September 9, 2009, Mr. Gray was appointed to serve as the Company’s Chairman of the Board of Directors.  On February 15, 2010, Mr. Gray was appointed to also serve as Chairman of the Executive Committee of the Board of Directors.  On June 4, 2010, Mr. Gray was appointed to also serve as the Company’s President and Chief Executive Officer.

(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.
(4)	Member of Nominating and Governance Committee.

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Mr. Kerry P. Gray

Mr. Gray has served as one of our directors since March 2006 and has served as the Company’s President, Chief Executive Officer and/or Chair of the Company’s Executive Committee since February 2010.  Previously, Mr. Gray was the President and CEO of Access Pharmaceuticals, Inc. and a director of Access Pharmaceuticals, Inc. from June 1993 until May 2005.  Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area from January 1992 to June 1993.  From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

Mr. Jeffrey B. Davis

Mr. Davis has served as one of our directors since March 2006.  Since December 2007, Mr. Davis has been President and Chief Executive Officer of Access Pharmaceuticals, Inc.  Since April 1997, Mr. Davis has been President of SCO Financial Group LLC and financial principal of SCO Securities LLC, an NASD-registered broker dealer.  Prior to co-founding SCO, Mr. Davis served as Senior Vice President and Chief Financial Officer of HemaSure, Inc., a publicly traded development stage healthcare technology company.  Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe.  Mr. Davis served previously as a Director of Bioenvision, Inc. and currently serves as a Director of PlasmaTech Biopharmaceuticals, Inc., a company quoted on the OTC market.  Mr. Davis holds a B.S. in Biomedical Engineering from the College of Engineering, Boston University and an M.B.A. from the Wharton School of Business, University of Pennsylvania.

Mr. Helmut Kerschbaumer

Mr. Kerschbaumer has served as one of our directors since January 2013 as a result of his appointment to serve on our Board as a designee of IPMD GmbH.  Currently, Mr. Kerschbaumer is a director of Altrazeal AG, Altrazeal Trading GmbH, and managing director of Melmed Holding AG, each being an international pharmaceutical licensing and distribution company.  Prior to co-founding IPMD GmbH in 2012, Mr. Kerschbaumer co-founded Melmed Holding AG in 1998 to acquire pharmaceutical product rights.  Mr. Kerschbaumer served as Chief Financial Officer of Meldex International PLC, a company listed on the Alternative Investment Market, from 2008 until 2009.  Prior to that, Mr. Kerschbaumer served in various capacities with Melbrosin International GmbH from 1993 until 2008.  Mr. Kerschbaumer served as Chief Executive Officer of Moden Muller GmbH & Co. from 1989 until 1993.  From 1982 to 1985, Mr. Kerschbaumer trained in the Management Program with German C&A.

Mr. Klaus Kuehne

Mr. Kuehne has served as one of our directors since January 2013 as a result of his appointment to serve on our Board as a designee of IPMD GmbH.  Mr. Kuehne currently serves as a director of Altrazeal AG.  Prior to co-founding IPMD GmbH in 2012, Mr. Kuehne co-founded Melmed Holding AG in 1998 to acquire pharmaceutical product rights.  Mr. Kuehne served as Chief Operating Officer of Meldex International PLC, a company listed on the Alternative Investment Market, from 2008 until 2009.  Prior to that, Mr. Kuehne served in various capacities with Melbrosin International GmbH from 1998 until 2008.  Mr. Kuehne served as Senior Consultant at TSM Business Consultant and Junior Consultant at HKM Business Consultant between 1992 and 1998.  Mr. Kuehne is a graduate of the University of Hamburg Law School.

Mr. Terrance K. Wallberg

Mr. Wallberg has served as our Vice President and Chief Financial Officer since March 2006.  Mr. Wallberg is a Certified Public Accountant and possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies.  Prior to joining the Company, Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management from 2004 to 2005 and previous to that was Chief Financial Officer for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company, from 2000 to 2004.  During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community.  Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer.  Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas, Little Rock.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Although the Board of Directors does not have a formal policy on whether the roles should be combined or separated, from our inception as ULURU Inc. in 2006 until June 2010, we have had a separate Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).  In June 2010, our board of directors determined it appropriate and efficient for Mr. Gray, our Chairman, to also serve as President and CEO, based on Mr. Gray’s extensive knowledge of our company and the pharmaceutical preparation marketplace.  The independent members of our board have named Mr. Jeffrey B. Davis our independent lead director.  Mr. Davis, as independent lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Gray, in consultation with the independent directors and assists in developing the agendas for each board of directors meeting.  We believe that this leadership structure also provides an appropriate forum for the Board to execute its risk oversight function, which is described below.

Our Board of Directors is the central body that oversees the management of material risks at the Company.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight.

The Audit Committee has the responsibility to review and discuss certain risk policies, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures, and generally provide oversight of risks related to financial reporting, accounting, credit, and liquidity.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long term business strategy and objectives.  To meet its obligations under the Securities and Exchange Commission’s Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company.  We concluded that it is not likely that our compensation policies will have such an effect.  The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.  Day to day operational risks are generally handled by management, with reporting to and involvement of the Board and the Executive Committee of the Board as necessary.  With respect to strategic and enterprise risk, our Board as a whole is the level at which we address and monitor such issues, through regular interactions with the CEO and other members of senior management.

Board Committees

The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee.

As of May 1, 2015, each committee of the Board is comprised as follows:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Jeffrey B. Davis	Chair	Chair	X
Kerry P. Gray				Chair
Helmut Kerschbaumer		X	Chair
Klaus Kuehne

The sole member of the Audit Committee has been determined by the Board to be independent under applicable SEC and NASDAQ rules and regulations.  The sole member of the Executive Committee, Mr. Gray, has been determined not to be independent under NASDAQ rules because he is an officer of the Company.  The members of the Compensation Committee are independent other than Mr. Kerschbaumer, and the members of the Nominating and Governance Committee are independent, other than Mr. Kerschbaumer.  Mr. Kerschbaumer is not independent under NASDAQ rules because he is an officer-equivalent and/or controlling equity holder of one or more companies which has transacted business with the Company during the year ended December 31, 2014 with a value of more than $200,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is presently composed of two directors; Jeffrey B. Davis and Helmut Kerschbaumer.  The Compensation Committee makes recommendations to the Board regarding executive compensation matters, including decisions relating to salary and annual incentive payments and grants of stock options.  During the 2014 fiscal year, no executive officer of the Company served as a member of the board of directors or compensation committee, or other committees serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended December 31, 2014 and December 31, 2013, the total compensation earned by or paid to our Chief Executive Officer and Chief Financial Officer, who are our named executive officers, and, due to the absence of additional executive officers, our most highly compensated key employee as of December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)

Kerry P. Gray (1)	2014	335,000	---	---	38,036	---	25,000	398,036
President & Chief Executive Officer	2013	210,000	---	---	15,758	---	150,000	375,758

Terrance K. Wallberg (2)	2014	200,000	---	---	10,108	---	10,328	220,436
Vice President & Chief Financial Officer	2013	200,000	---	---	5,673	---	10,759	216,432

Daniel G. Moro (3)	2014	175,000	---	---	8,430	---	9,482	192,912
Vice President – Polymer Drug Delivery	2013	175,000	---	---	5,201	---	8,758	188,959

(1)
During 2014, Mr. Gray earned cash compensation of $360,000 which was comprised of $25,000 pursuant to a Separation Agreement, $125,000 for his duties as President and Chief Executive Officer, and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2014, Mr. Gray temporarily deferred $150,000 of compensation which consisted of $62,500 earned as salary compensation for his duties as President and Chief Executive Officer and $87,500 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2014, Mr. Gray was also repaid $269,986 of temporarily deferred compensation from prior years, of which $100,000 was used by Mr. Gray for funding required for certain equity purchases of Common Stock.  During 2013, Mr. Gray earned cash compensation of $360,000 which was comprised of $150,000 pursuant to a Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2013, Mr. Gray temporarily deferred $221,500 of compensation which consisted of $11,500 earned pursuant to a Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2013, Mr. Gray was also repaid $312,500 of temporarily deferred compensation from prior years, of which $300,000 was used by Mr. Gray for funding required for certain equity purchases of Common Stock.

(2)
During 2014, Mr. Wallberg earned salary compensation of $200,000 for his duties as Vice President and Chief Financial Officer.  During 2014, Mr. Wallberg was also repaid $25,000 of temporarily deferred compensation from prior years, of which $10,000 was used by Mr. Wallberg for funding required for certain equity purchases of Common Stock.During 2013, Mr. Wallberg earned salary compensation of $200,000 for his duties as Vice President and Chief Financial Officer.  During 2013, Mr. Wallberg was also repaid $35,769 of temporarily deferred compensation from prior years, of which $30,000 was used by Mr. Wallberg for funding required for certain equity purchases of Common Stock.

(3)
During 2014, Mr. Moro earned salary compensation of $175,000 for his duties as Vice President–Polymer Drug Delivery.  During 2014, Mr. Moro was also repaid $17,188 of temporarily deferred compensation from prior years.  During 2013, Mr. Moro earned salary compensation of $175,000 for his duties as Vice President–Polymer Drug Delivery.  During 2013, Mr. Moro was also repaid $20,000 of temporarily deferred compensation from prior years, of which $20,000 was used by Mr. Moro for funding required for certain equity purchases of Common Stock.

(4)
The amounts shown do not reflect compensation actually received by our named executive officers and key employee or the actual value that may be recognized by our named executive officers and key employee with respect to these awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2014 and thus include amounts from awards prior to 2014.  During 2014, we granted stock option awards to Messrs. Gray, Wallberg, and Moro to purchase 250,000, 40,000, and 25,000 shares of Common Stock, respectively.  The fair value on the date of grant for the stock option awards to Messrs. Gray, Wallberg, and Moro was $202,344, $32,375, and $20,234, respectively.  For a description of the assumptions used to determine the fair value of options recorded as expense in 2014 and the grant date fair value of options granted in 2014, see Note 15 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2014, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.  For a description of the assumptions used to determine the fair value of options recorded as expense in 2013 and the grant date fair value of options granted in 2013, see Note 16 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2013, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.

(5)	All Other Compensation includes the following:

Name	Fiscal Year	401(k) Matching Contributions	Life and Disability Insurance	Separation Agreement	Other	Total
Kerry P. Gray	2014	---	---	$25,000	---	$25,000
Terrance K. Wallberg	2014	$9,000	$968	---	$360	$10,328
Daniel G. Moro	2014	$7,688	$1,561	---	$233	$9,482

Kerry P. Gray	2013	---	---	$150,000	---	$150,000
Terrance K. Wallberg	2013	$9,431	$968	---	$360	$10,759
Daniel G. Moro	2013	$7,000	$1,561	---	$197	$8,758

Grants of Plan Based Awards During Fiscal Year 2014

The following table sets forth information regarding grants of stock options and grants of restricted stock awards under the Company’s Equity Incentive Plan and under the Company’s Incentive Bonus Plan during 2014 to named executive officers and key employee at the discretion of the Compensation Committee.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock on Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kerry P. Gray (4)	n/a	n/a	n/a	n/a	---	---	---	---
	09/25/14	---	---	---	---	250,000	$1.15	$202,344

Terrance K. Wallberg	n/a	$-0-	$60,000	$120,000	---	---	---	---
	09/25/14	---	---	---	---	40,000	$1.15	$32,375

Daniel G. Moro	n/a	$-0-	$52,500	$105,000	---	---	---	---
	09/25/14	---	---	---	---	25,000	$1.15	$20,234

(1)
The amounts shown reflect the range of possible bonuses payable in accordance with the Bonus Incentive Plan previously established by our Compensation Committee for our named executive officers and key employee.  The amounts shown in the “threshold” column reflect the lowest amount payable under the plan in the event our Compensation Committee determined that no corporate or individual goals were met by the individual with respect to the year ended December 31, 2014.  The amounts shown in each of the “target” and “maximum” columns reflect the amount payable under the plan with respect to each of the named executive officers and key employee for services rendered during the year ended December 31, 2014.  For 2014, the “target” bonus percentage for Mr. Wallberg and Mr. Moro was 30% of base salary.  The “maximum” bonus awards are capped at 200% of the “target” award opportunity.

(2)
Stock option awards granted in 2014 will become exercisable over a three year period with the vesting being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of each employee’s contribution to the progress of the Company’s business plan. The stock option award for Mr. Gray expires five years from the date of grant and the stock option awards for Mr. Wallberg and Mr. Moro expire ten years from the date of grant.

(3)
Reflects the grant date fair value of each equity award in accordance with ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	During 2014, Mr. Gray did not participate in the Company’s Incentive Bonus Plan.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding grants of stock options and grants of unvested restricted stock awards held by the named executive officers and key employee at December 31, 2014.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price per Share ($)	Option Expiration Date
Kerry P. Gray	03/20/13	175,000	75,000	$0.33	03/20/2018
	09/25/14	---	250,000	$1.15	09/25/2019

Terrance K. Wallberg	12/06/06	13,334	---	$14.25	12/06/2016
	02/12/08	5,334	---	$34.65	02/12/2018
	03/20/13	52,500	37,500	$0.33	03/20/2023
	09/25/14	---	40,000	$1.15	09/25/2024

Daniel G. Moro	12/06/06	13,334	---	$14.25	12/06/2016
	02/12/08	5,334	---	$34.65	02/12/2018
	03/20/13	45,000	37,500	$0.33	03/20/2023
	09/25/14	---	25,000	$1.15	09/25/2024

(1)
The unvested portion of stock option awards granted in 2014 and 2013 will become exercisable over a three year period with the vesting being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of each employee’s contribution to the progress of the Company’s business plan.  The stock option award for Mr. Gray expires five years from the date of grant and the stock option awards for Mr. Wallberg and Mr. Moro expire ten years from the date of grant.  All other options are fully vested.

Option Exercises and Stock Vested in 2014

During 2014, there were no option exercises and no vesting of restricted stock awards for each of our named executive officers and key employee.

Employment, Severance and Change in Control Agreements

Chief Executive Officer

Kerry P. Gray

On March 9, 2009, Mr. Gray resigned as the Company’s President and Chief Executive Officer and entered into a Separation Agreement with the Company.  After such resignation, Mr. Gray continued to serve as a Director for the Company.  On September 9, 2009, Mr. Gray was appointed to serve as the Company’s Chairman of the Board of Directors.  On February 15, 2010, Mr. Gray was appointed to also serve as Chairman of the Executive Committee of the Board of Directors.  On June 4, 2010, Mr. Gray was appointed to also serve as the Company’s President and Chief Executive Officer.

Effective March 2015, Mr. Gray is eligible to receive the following:

▪	annual compensation of $150,000 as President and Chief Executive Officer;
▪	annual compensation of $210,000 as Chairman of the Executive Committee of the Board; and
▪	stock options and restricted stock at the discretion of our Board.

During 2014, Mr. Gray earned cash compensation of $360,000 which was comprised of $25,000 pursuant to a Separation Agreement (which expired on February 2014), $125,000 for his duties as President and Chief Executive Officer, and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  As part of a plan to conserve the Company’s cash and financial resources during 2014, Mr. Gray temporarily deferred $150,000 of compensation which consisted of $62,500 earned as salary compensation for his duties as President and Chief Executive Officer and $87,500 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2014, Mr. Gray was also repaid $269,986 of temporarily deferred compensation from prior years, of which $100,000 was used by Mr. Gray for funding required for certain equity purchases of Common Stock.  During 2014, Mr. Gray did not participate in the Company’s Incentive Bonus Plan.

In September 2014, the Company granted a stock option award to Mr. Gray to purchase 250,000 shares of Common Stock with an exercise price of $1.15 per share and an expiration date of September 25, 2019.  The stock option grant issued to Mr. Gray will become exercisable over a three year period with the vesting of such shares of Common Stock being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of Mr. Gray’s contribution to the progress of the Company’s business plan.

Mr. Gray is not party to an executive employment agreement but is party to our standard employee agreements that contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights to the Company.  The Company has no contractual obligation to Mr. Gray related to employment, severance, or change in control.

Named Executive Officer and Key Employee

Terrance K. Wallberg

Mr. Wallberg has served as our Vice President and Chief Financial Officer since March 2006.  The Compensation Committee has determined to maintain the current existing annual base salary for Mr. Wallberg at $200,000 during 2015.

During 2014, Mr. Wallberg earned salary compensation of $200,000 for his duties as Vice President and Chief Financial Officer.  During 2014, Mr. Wallberg was also repaid $25,000 of temporarily deferred compensation from prior years, of which $10,000 was used by Mr. Wallberg for funding required for certain equity purchases of Common Stock.

Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives.  Mr. Wallberg is also eligible to receive:

▪
a bonus payable in cash and Common Stock, with a target bonus of 30% of his base salary and a maximum bonus of 60% of his base salary, related to the attainment of reasonable performance goals specified by our Board (provided that since the Board has not specified performance goals, such bonus will be granted, or not granted, on a discretionary basis); and

▪	stock options and restricted stock at the discretion of our Board.

In September 2014, the Company granted a stock option award to Mr. Wallberg to purchase 40,000 shares of Common Stock with an exercise price of $1.15 per share and an expiration date of September 25, 2024.  The stock option grant issued to Mr. Wallberg will become exercisable over a three year period with the vesting of such shares of Common Stock being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of Mr. Wallberg’s contribution to the progress of the Company’s business plan.

Mr. Wallberg is not party to an executive employment agreement but is party to our standard employee agreements that contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights to the Company.  The Company has no contractual obligation to Mr. Wallberg related to employment, severance, or change in control.

Daniel G. Moro

Mr. Moro has served as our Vice President-Polymer Drug Delivery since March 2006.  The Compensation Committee has determined to maintain the current existing annual base salary for Mr. Moro at $175,000 during 2015.

During 2014, Mr. Moro earned salary compensation of $175,000 for his duties as Vice President–Polymer Drug Delivery.  During 2014, Mr. Moro was also repaid $17,188 of temporarily deferred compensation from prior years.

Mr. Moro is eligible to participate in all of our employee benefits programs available to executives.  Mr. Moro is also eligible to receive:

▪
a bonus payable in cash and Common Stock, with a target bonus of 30% of his base salary and a maximum bonus of 60% of his base salary, related to the attainment of reasonable performance goals specified by our Board (provided that since the Board has not specified performance goals, such bonus will be granted, or not granted, on a discretionary basis);

▪	stock options and restricted stock at the discretion of our Board.

In September 2014, the Company granted a stock option award to Mr. Moro to purchase 25,000 shares of Common Stock with an exercise price of $1.15 per share and an expiration date of September 25, 2024.  The stock option grant issued to Mr. Moro will become exercisable over a three year period with the vesting of such shares of Common Stock being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of Mr. Moro’s contribution to the progress of the Company’s business plan.

Mr. Moro is not party to an executive employment agreement but is party to our standard employee agreements that contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights to the Company.  The Company has no contractual obligation to Mr. Moro related to employment, severance, or change in control.

Potential Payments upon Termination

The following table describes the potential payments upon termination of employment of our named executive officers and key employee by the Company as of December 31, 2014.

Name	Severance Payment Upon Termination (1)	Deferred Compensation (2)		Vested Paid Time Off Benefits (3)		Total
Kerry P. Gray	$12,500		$150,000	$	---	$162,500
Terrance K. Wallberg	$16,667	$	---		$20,000	$36,667
Daniel G. Moro	$14,583	$	---		$(1,683)	$12,900

(1)	Represents one month salary based on base salary as of December 31, 2014.
(2)
During the years of 2014, 2013, 2012, and 2011, Messrs. Gray, Wallberg, and Moro temporarily deferred certain portions of their compensation.  As of December 31, 2014, Messrs. Gray, Wallberg, and Moro are owed $150,000, nil, and nil, respectively.

(3)	The Company maintains a paid-time-off benefit plan in lieu of vacation/holiday/sick benefits. The Table includes vested and unpaid/(advanced) benefits as of December 31, 2014.

DIRECTOR COMPENSATION

Each director who is not also our employee is entitled to receive stock option awards to purchase a number of shares of our Common Stock, as determined by the Board.  In addition, we reimburse each director, whether an employee or not, the expenses of attending Board and committee meetings.

On September 25, 2014, the Board approved stock option grants to Messrs. Gray, Davis, Kerschbaumer, and Kuehne to purchase shares of Common Stock of 250,000, 100,000, 75,000, and 75,000, respectively, with an exercise price of $1.15 per share and an expiration date of September 25, 2019 for the stock option grant to Mr. Gray and September 25, 2024 for the stock options granted to Messrs. Davis, Kerschbaumer, and Kuehne, respectively.  The stock option grant issued to Mr. Gray will become exercisable over a three year period with the vesting of such shares of Common Stock being determined every nine months upon a review and evaluation by the Company’s Compensation Committee of Mr. Gray’s contribution to the progress of the Company’s business plan.  The stock option grant issued to Mr. Davis will become exercisable over a two year period with 25,000 shares of Common Stock vesting on March 25, 2015, September 25, 2015, March 25, 2016, and September 25, 2016, respectively.  The stock option grants issued to Messrs. Kerschbaumer and Kuehne will become exercisable over a two year period with 18,750 shares of Common Stock vesting on March 25, 2015, September 25, 2015, March 25, 2016, and September 25, 2016, respectively.

Compensation

Other than Kerry P. Gray, whose compensation is disclosed above, the following table sets forth information regarding the compensation we paid to our directors in 2014:

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Jeffrey B. Davis	---	---	$23,736	---	---	$23,736

Helmut Kerschbaumer	---	---	$20,133	---	---	$20,133

Klaus Kuehne	---	---	$20,133	---	---	$20,133

(1)
On September 25, 2014 stock option grants were issued to Messrs. Davis, Kerschbaumer, and Kuehne to purchase shares of Common Stock of 100,000, 75,000, and 75,000, respectively, with an exercise price of $1.15 per share and an expiration date of September 25, 2024.  The stock option grants issued to Mr. Davis will become exercisable over a two year period with 25,000 shares of Common Stock vesting on March 25, 2015, September 25, 2015, March 25, 2016, and September 25, 2016, respectively.  The stock option grants issued to Messrs. Kerschbaumer and Kuehne will become exercisable over a two year period with 18,750 shares of Common Stock vesting on March 25, 2015, September 25, 2015, March 25, 2016, and September 25, 2016, respectively.

(2)
The amounts shown do not reflect compensation actually received by our directors or the actual value that may be recognized by the directors with respect to these awards in the future.  Instead, the amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2014 and thus include amounts from awards prior to 2014.  The fair value on the date of grant for the stock option awards to Messrs. Davis, Kerschbaumer, and Kuehne was $80,938, $60,703, and $60,703, respectively.  For a description of the assumptions used to determine the fair value of options recorded as expense in 2014 and the grant date fair value of options granted in 2014, see Note 15 to our Consolidated Financial Statement in our Annual Report on Form 10-K for the year ended December 31, 2014, except that, as required by SEC regulations, the amounts included herein do not reflect any assumed forfeitures.

Option Exercises in 2014

There were no exercises of stock options by our directors during the 2014 fiscal year.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding all outstanding stock option awards for each of our directors as of December 31, 2014, other than Kerry P. Gray, whose compensation is disclosed above.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeffrey B. Davis	10,000	---	$24.75	12/13/2016
	1,667	---	$74.24	05/08/2017
	3,334	---	$20.70	05/15/2018
	1,667	---	$13.80	06/19/2018
	33,334	---	$2.55	04/26/2020
	75,000	---	$0.33	03/20/2023
	---	100,000	$1.15	09/25/2024

Helmut Kerschbaumer	75,000	25,000	$0.33	03/20/2023
	---	75,000	$1.15	09/25/2024

Klaus Kuehne	75,000	25,000	$0.33	03/20/2023
	---	75,000	$1.15	09/25/2024

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On occasion we may engage in certain related party transactions. Pursuant to our Audit Committee charter, our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to our entering into any related party transactions.

Policies for Approval of Related Party Transactions

The Audit Committee has the authority and responsibility to review and approve any proposed transactions between the Company (including its subsidiaries) and any person that is an officer, key employee, director or affiliate of the Company or any subsidiary), other than transactions related to the employment and compensation of such persons, which are reviewed and approved by the Compensation Committee.

Certain Relationships and Related Transactions

Employment and Separation Agreements

As of December 31, 2014, we are not party to employment agreements with our President and Chief Executive Officer, Kerry P. Gray, our Vice President and Chief Financial Officer, Terrance K. Wallberg, and Daniel G. Moro, our Vice President – Polymer Drug Delivery.  Each of Messrs. Gray, Wallberg, and Moro continue to be employed by the Company on an “at-will” basis with the same base salary and each are eligible to participate in Company provided benefit programs, bonus programs, and equity incentive plans to include stock options and stock grants.  They continue to be party to agreements that contain non-solicitation, confidentiality and non-competition covenants, and a requirement for the assignment of certain invention and intellectual property rights to the Company.

As of February 28, 2014, we are no longer party to a separation agreement with Mr. Gray, our President and Chief Executive Officer.

Indemnification Agreements

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities. There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims. We have also entered into contractual indemnification agreements with each of our officers and directors.

Common Stock Transactions with Related Persons

March 2013 Offering

On March 14, 2013, we entered into a Securities Purchase Agreement (the “March SPA”) with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer and Terrance K. Wallberg, the Company’s Vice President and Chief Financial Officer (collectively, the “Investors”) relating to an equity investment of $440,000 by the Investors for 1,100,000 shares of our Common Stock (the “March Shares”) and warrants to purchase up to 660,000 shares of our Common Stock (the “March Warrants”) (the “March 2013 Offering”).  Under the March SPA, the purchase and sale of the March Shares and March Warrants took place at four closings over twelve months, with $88,000 being funded at the initial closing under the March SPA, $110,000 being funded on the four-month anniversary of the initial closing, $132,000 being funded on the eight-month anniversary of the initial closing, and $110,000 being funded on the one-year anniversary of the initial closing.  The March Warrants have a fixed exercise price of $0.60 per share, become exercisable in tranches on each of the four funding dates, and expire on the five-year anniversary of the initial closing.  On March 14, 2013, we closed the March 2013 Offering and received the initial funding tranche of $88,000 for the purchase of 220,000 shares of our Common Stock.  We received subsequent funding tranches of $110,000, $132,000, and $110,000 for the purchase of 275,000, 330,000, and 275,000 shares of our Common Stock on July 15, 2013, November 14, 2013, and March 14, 2014, respectively.

January 2013 Offering

On December 21, 2012, we entered into a Securities Purchase Agreement (the “SPA”) with IPMD GmbH (“IPMD”) relating to an equity investment of $2,000,000 by IPMD for 5,000,000 shares of our Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase up to 3,000,000 shares of our Common Stock  (collectively, the “January 2013 Offering”).  Under the SPA, the purchase and sale of the Shares and Warrants took place at four closings over twelve months, with $400,000 being funded at the initial closing under the SPA, $500,000 being funded on the four-month anniversary of the initial closing, $600,000 being funded on the eight-month anniversary of the initial closing, and $500,000 being funded on the one-year anniversary of the initial closing.  The Warrants have a fixed exercise price of $0.60 per share, become exercisable in tranches on each of the four funding dates, and expire on the one-year anniversary of the initial closing.  On January 3, 2013, we closed the January 2013 Offering and received the initial funding tranche of $400,000 for the purchase of 1,000,000 shares of our Common Stock.  We received subsequent funding tranches of $500,000, $300,000, $300,000, and $500,000 for the purchase of 1,250,000, 750,000, 750,000, and 1,250,000 shares of our Common Stock on May 7, 2013, September 6, 2013, October 24, 2013, and January 6, 2014 respectively.

In the SPA, we also agree to appoint up to two directors nominated by IPMD to serve on our Board of Directors.  On January 17, 2013, the Board of Directors of the Company appointed Helmut Kerschbaumer and Klaus Kuehne to each serve as a director of the Company.  Messrs. Kerschbaumer and Kuehne are the designees of IPMD to serve on the Company’s Board of Directors pursuant to covenants in the SPA with IPMD.

In the SPA, we also agreed that we would not issue equity securities or rights to acquire equity securities without the unanimous approval of our Board of Directors and granted IPMD a right of first offer with respect to certain offerings or issuances of securities.

On January 3, 2014, the Warrants vested with respect to 3,000,000 shares of our Common Stock and were exercised by IPMD on that date pursuant to a Notice of Exercise, accepted by the Company, that provided for the issuance of 750,000 shares of Common Stock on each of January 31, 2014, February 28, 2014, March 31, 2014, and April 30, 2014 in exchange for the payment of $450,000 on each such date.

On January 31, 2014, IPMD entered into an Assignment Agreement (the “Assignment Agreement”) with The Punch Trust (“TPT”) and Michael I. Sacks (“Sacks”) pursuant to which IPMD assigned to TPT and Sacks its rights and interests to purchase up to 3,000,000 shares of our Common Stock as detailed in the Warrants and the Notice of Exercise.  Neither TPT nor Sacks paid any monetary consideration to IPMD in connection with the assignments under the Assignment Agreement.

Concurrent with the assignment under the Assignment Agreement described above, ULURU, TPT, Sacks, and IPMD entered into an Implementation Agreement (the “Implementation Agreement”) pursuant to which we consented and agreed to the assignment of the Warrants to TPT and Sacks.  We also agreed to issue and facilitate the delivery of the shares of Common Stock under the Warrants to TPT and Sacks upon their payment of the corresponding purchase price due under the Warrants.  Under the terms of the Warrants, Sacks made payments of $450,000 on each of January 31, 2014 and February 28, 2014 and $150,000 on each of March 31, 2014 and April 30, 2014.  The Company issued 750,000 shares of Common Stock to Sacks on each of January 31, 2014 and February 28, 2014 and 250,000 shares of Common Stock on each of March 31, 2014 and April 30, 2014.  Under the terms of the Warrants, TPT made payments of $300,000 on each of March 31, 2014 and April 30, 2014 and the Company issued 500,000 shares of Common Stock to TPT on each date, respectively.

On January 31, 2014, we also entered into a Registration Rights Agreement with TPT and Sacks whereby we agreed to prepare and file with the SEC a registration statement for the number of shares referred to therein within sixty days after request and to use commercially reasonable efforts to cause such registration statement to be declared effective with the SEC and to keep such registration statement effective for a period of eighty days and, if necessary, such eighty day period being extended for up to sixty additional days.

Convertible Debt Transactions with Related Person

Convertible Note – July 2011

On July 28, 2011, we completed a convertible debt financing for $125,000 with Mr. Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “July 2011 Note”).  The July 2011 Note beared interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest was due on July 28, 2014.  The outstanding principal balance of the July 2011 Note may be converted into shares of Common Stock at a conversion price of $1.08 per share or 115,741 shares of Common Stock.  The July 2011 Note was collateralized by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 34,722 shares of Common Stock.  The warrant has an exercise price of $1.08 per share and is exercisable at any time until July 28, 2016.

On July 3, 2012, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2012 of $11,542 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the July 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2012.  Commencing on July 1, 2012, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $11,542 until the relevant payment date.  On September 5, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2012 of $11,542 and accrued interest thereon of $1,643.

On July 1, 2013, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2013 of $12,501 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the July 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2013.  Commencing on July 1, 2013, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $12,501 until the relevant payment date.  On October 28, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2013 of $12,501 and accrued interest thereon of $492.

On July 28, 2014, we issued 115,741 shares of Common Stock to Mr. Gray for the conversion and final payment of $125,000 due under the July 2011 Note and remitted to Mr. Gray the annual interest due on July 28, 2014 of $13,457.

Convertible Note – June 2011

On June 13, 2011, we completed a $140,000 convertible debt financing with Mr. Gray (the “June 2011 Note”).  The June 2011 Note beared interest at the rate of 10% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest was due on June 13, 2014.  The outstanding principal balance of the June 2011 Note may be converted into shares of Common Stock at a conversion price of $1.20 per share or 116,667 shares of Common Stock.  The June 2011 Note was collateralized by the grant of a security interest in the inventory, accounts receivables, and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 35,000 shares of Common Stock.  The warrant has an exercise price of $1.20 per share and is exercisable at any time until June 13, 2016.

On July 3, 2012, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2012 of $14,653 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the June 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2012.  Commencing on July 1, 2012, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $14,653 until the relevant payment date.  On September 5, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2012 of $14,653 and accrued interest thereon of $2,080.

On July 1, 2013, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2013 of $14,001 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the June 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2013.  Commencing on July 1, 2013, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $14,001 until the relevant payment date.  On October 28, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2013 of $14,001 and accrued interest thereon of $553.

On June 13, 2014, we issued 116,667 shares of Common Stock to Mr. Gray for the conversion and final payment of $140,000 due under the June 2011 Note and remitted to Mr. Gray the annual interest due on June 13, 2014 of $13,346.

Related Party Transactions and Concentration

On January 17, 2013, the Board of Directors of the Company appointed Helmut Kerschbaumer and Klaus Kuehne to each serve as a director of the Company.

Mr. Kerschbaumer currently serves as a director of Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG (collectively, the “Altrazeal Distributors”) and Mr. Kuehne currently serves as a director of Altrazeal AG.  In such capacities, Mr. Kerschbaumer may be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the Altrazeal Distributors and Mr. Kuehne may be considered, either singularly of collectively, to have control of, and make investment and business decisions on behalf of Altrazeal AG.

Each of Mr. Kerschbaumer and Mr. Kuehne are shareholders of ORADISC GmbH and may be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the ORADISC GmbH.

Currently, we are party to License and Supply Agreements with Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG for the marketing and distribution of Altrazeal in various international territories.  We are also party to a License and Supply Agreement with ORADISC GmbH for the marketing of all applications of our OraDisc™ erodible film technology for dental applications including benzocaine (OraDisc™ B), re-mineralization dental strips, fluoride dental strips, long-acting breath freshener, amlexanox (OraDisc™ A) in certain territories, anti-psychotics, neurologic products, and actives for the treatment of erectile dysfunction.

For the years ended December 31, 2014 and 2013, the Company recorded revenues, in approximate numbers, of $802,000 and $281,000, respectively, with the various Altrazeal Distributors, which represented approximately 93% and 76% of our total revenues.

As of December 31, 2014 and 2013, Altrazeal Distributors had an outstanding net accounts receivable, in approximate numbers, of $798,000 and $174,000, respectively, which represented approximately 99% and 94% of our net outstanding accounts receivables.

Purchase of Altrazeal Trading, GmbH

On May 12, 2015, we entered into a Binding Term Sheet (the “Term Sheet”) with IPMD GmbH, an Austrian limited liability company, and Firnron Ltd., a Cypriot limited liability company (collectively, the “Seller”) related to our purchase of 75% of the share capital of Altrazeal Trading GmbH, an Austrian limited liability company (“Altrazeal Trading”).  Uluru currently owns the remaining 25% of share capital of Altrazeal Trading.  Altrazeal Trading is the distributor of Altrazeal® transforming powder dressing in European Union, Australia, New Zealand, Middle East (excluding Jordan and Syria), North Africa, Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia.

The purchase price is composed of 3,150,000 Euro for the purchase of the share capital of Altrazeal Trading and 88,834 Euro for the purchase of product inventory.  The purchase of the share capital of Altrazeal Trading will be paid in installments, with 1,147,200 Euro due at closing (of which 646,500 Euro will be paid with an offset of accounts receivable) and four installment payments of 500,700 Euro due by no later than June 30, 2015, August 31, 2015, October 31, 2015, and December 31, 2015.  The sale is structured as an “installment sale”, with 15% of equity in Altrazeal Trading being transferred upon the payment of each installment by us.  The installments are payable in either cash or in shares of our common stock at our option.  If installment payments are made in common stock, the calculation of shares to be issued will be 110% of the average closing price for the last 10 trading days prior to the installment payment date and include a warrant for 10% of the shares issued with a premium of $0.30 per share to the market price. The purchase of the product inventory for 88,834 Euro will be paid on September 30, 2015

To the extent we issue shares of common stock to pay the purchase price, we have agreed to register the resale of such shares to the extent possible. The Term Sheet anticipates the negotiation and execution of a purchase agreement containing all terms of the Term Sheet and other standard terms for such a transaction within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 1, 2015, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of Common Stock; (2) each of our directors; (3) each named executive officer; and (4) all directors and executive officers of the Company as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ULURU Inc., 4452 Beltway Drive, Addison, Texas 75001.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of Common Stock subject to options or warrants exercisable within 60 days of May 1, 2015 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 24,819,534 shares of Common Stock outstanding as of May 1, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
IPMD / Sacks / TPT / Centric (1)(2)(3)	8,000,000	32.2%
Kerry P. Gray, Chairman, Director, Chief Executive Officer, President (4)(5)	2,769,641	10.7%
Steven Paul Smith (6)	1,271,818	5.1%

Directors and Named Executive Officers:
Kerry P. Gray, Chairman, Director, Chief Executive Officer, President (4)(5)	2,769,641	10.7%
Jeffrey B. Davis, Director (7)	150,004	*
Helmut Kerschbaumer (8)	118,750	*
Klaus Kuehne (9)	118,750	*
Terrance K. Wallberg, Chief Financial Officer, Vice President (10)	332,925	1.3%

Directors and Executive Officers as a Group (5 persons) (11)	3,490,070	13.1%

* Less than 1% of the total outstanding Common Stock.

(1)
The address for IPMD GmbH ("IPMD") is Schreyvogelgasse 3/5, 1010 Wien, Vienna, Austria.  The address for Mr. Michael I. Sacks (“Sacks”) is 11th Floor, Sandton City Office Towers, Sandhurst, Ext 3, Sandton, 2196, South Africa.  The address for The Punch Trust (“TPT”) is c/o Clermont Corporate Services Limited, Nerine Chambers, P.O. Box 905, Road Town, Tortola, British Virgin Islands.

(2)
On January 31, 2014, Mr. Sacks entered into an Assignment Agreement (the “Assignment Agreement”) with IPMD and TPT (collectively, the “Investors”) pursuant to which IPMD assigned to Mr. Sacks and TPT its rights and interests to purchase up to 3,000,000 shares of Common Stock in ULURU as detailed in a certain warrant, dated December 21, 2012, as amended (the “Warrant”). The Warrant provided for the issuance of 750,000 shares of Common Stock on each of January 31, 2014, February 28, 2014, March 31, 2014 and April 30, 2014 in exchange for the payment of $450,000 on each such date. Concurrent with the assignment under the Assignment Agreement, the Investors entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) pursuant to which the Investors agreed to vote their shares collectively at any meeting of, or with respect to any written consent of, stockholders and agreed to a procedure to determine how to vote with respect to proposals at a meeting of stockholders or pursuant to written consents of stockholders.  The procedure will not apply with respect to IPMD’s rights related to the appointment of at least two directors to the board of ULURU, which will remain at IPMD’s discretion. The Investors have also granted rights of first refusal and co-sale rights to each other with respect to their interests in ULURU.  IPMD has also provided Mr. Sacks and TPT with the right to purchase IPMD’s interest in ULURU in the event of an IPMD change of control.  As a result of the Stockholders’ Agreement, Sacks, TPT and IPMD have formed a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  and may be deemed to beneficially own an aggregate of 8,000,000 shares of Common Stock, representing approximately 32.7% of the issued and outstanding shares of Common Stock.  Subject to the Stockholders Agreement, a board of directors has voting power with respect to Common Stock held by IPMD, Sacks has voting power with respect to Common Stock held by Sacks and the trustee of TPT, Clermont Corporate Services Limited, has voting power with respect to Common Stock held by TPT.  Sacks has sole dispositive power only with respect to shares of Common Stock he holds directly (presently assumed to be 2,000,000), TPT has sole dispositive power only with respect to shares of Common Stock it holds directly (presently assumed to be 1,000,000) and IPMD has sole dispositive power only with respect to 5,000,000 shares of Common Stock it holds directly.  None of these parties shares any dispositive power with respect to Common Stock.  This information is based upon a Schedule 13D filed by TPT on February 4, 2014, as amended by Amendment No. 1 on Schedule 13D/A filed with the SEC on April 2, 2015.

(3)
The address for Centric Capital Ventures LLC (“Centric”) and Mr. Bradley J. Sacks is 590 Madison Avenue, Floor 18, New York, NY 10022.  Bradley J. Sacks has agreed to serve as a nominee for director, and Bradley Sacks, Michael Sacks, and TPT have indicated their intentions to vote in favor of TPT’s nominees for director.  By virtue of this agreement, Bradley Sacks, Centric Capital, TPT and Michael Sacks may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act, as described in Amendment No. 1 on Schedule 13D/A filed by Michael Sacks and TPT with the SEC on April 2, 2015.

(4)
Includes 50,000 shares held by Kerry P. Gray, Trustee for benefit of Michael J. Gray and 50,000 shares held by Kerry P. Gray, Trustee for benefit of Lindsay K. Gray. Mr. Gray disclaims beneficial ownership of such shares.

(5)
Includes 669,722 shares of Common Stock issuable on exercise of warrants, and 500,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.

(6)
The address for Mr. Steven Paul Smith is 176 Rangeley Road, Chestnut Hill, MA 02467.  The information about the beneficial ownership of our Common Stock by Mr. Smith is based upon a Schedule 13G filed with the SEC on January 29, 2015.

(7)	Includes 150,004 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.
(8)	Includes 118,750 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.
(9)	Includes 118,750 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.
(10)
Includes 60,000 shares of Common Stock issuable on exercise of warrants and 148,668 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.

(11)
Includes 729,722 shares of Common Stock issuable on exercise of warrants, and 1,036,172 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days of May 1, 2015.

DESCRIPTION OF SECURITIES

The Company’s certificate of incorporation authorizes the issuance of 200,000,000 shares of its common stock, $0.001 par value per share, and 20,000 shares of preferred stock, $0.001 par value per share, which may be issued in one or more series.  Currently, 1,000 shares of preferred stock are designated as Preferred Stock Series A.

As of May 1, 2015, there were 24,819,534 shares of ULURU’s common stock outstanding and there were zero shares of its Preferred Stock Series A outstanding.

The following description of our common stock and preferred stock is a summary.  It is not complete and is subject to and qualified in its entirety by our Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, each as amended to date, and a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  Except for matters in which the Nevada corporate code requires a high voting standard and the election of directors, a matter is approved if the votes in favor of such matter exceed votes against. Directors are elected by the plurality of votes, and stockholders do not have cumulative voting rights.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company’s preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Statutory Change of Control Provisions

Transactions with Related Stockholders.

Sections 78.411 to 78.444 of the Nevada Revised Statutes contain provisions limiting business combinations between “resident domestic corporations” and “interested stockholders” if the resident domestic corporation was a “publicly traded corporation” on the date interest stockholder first becomes an interested stockholder.  These sections provide that the resident domestic corporation and the interested stockholder may not engage in specified “business combinations”, including mergers, asset sales, 5% or great stock transactions and other transactions, for two years following the date the person became an interested stockholder unless the Board of Directors approved, before the person became an interested stockholder, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.  For purposes of these provisions, “resident domestic corporation” means a Nevada corporation that has 200 or more stockholders of record, and “publicly traded corporation” means a corporations with securities listed on a national exchange or which has at least 2,000 stockholders and a public float of at least $20 million.  “Interested stockholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

•
an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

We have not opted out of these provisions in our articles of incorporation, permitted as set forth by Section 78.434(5) of the Nevada Revised Statutes.  As of the date of this prospectus, we are not a resident domestic corporation since we do not have 200 stockholders of record, and we are not a publicly traded corporation since we are not listed on an exchange and our public float is not at the required level; however, we may become a resident domestication corporation and a publicly traded corporation at any time without any action on our part, in which case the limits of Sections 78.411 to 78.444 of the Nevada Revised Statutes would apply.

Acquisition of Controlling Interest.

Sections 78.378 to 78.3793 of the Nevada corporate code include “acquisition of controlling interest” provisions.  If applicable to a Nevada corporation, the provisions restrict the voting rights of certain stockholders that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.”  For purposes of these provisions, a “controlling interest” means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more, of all voting power in the election of directors, and “issuing corporation” means a Nevada corporation which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation.

The restrictions of sections 78.38-78.3793 of the Nevada corporate code do not currently apply to our shares of capital stock as a result of a provision in our bylaws opting out of such restrictions.

Promissory Note

The Note in a principal amount of $500,000 was issued on April 14, 2015 pursuant to a Securities Purchase Agreement with Inter-Mountain.  The purchase price for the Note, which reflects a $50,000 original issue discount, was $500,000. The Securities Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

The Note bears interest at the rate of 10.0% per annum, with monthly installment payments of $45,000 commencing on or about August 12, 2015. At our option, subject to certain volume, price, and other conditions, the monthly installment payments on the Note may be paid in whole, or in part, in cash or in common stock.  If the monthly installment is paid in common stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of common stock during the preceding twenty trading days is less than $0.05

At our option, the outstanding principal balance of the Note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note matures on August 12, 2016, subject to extension by the holder. The Note is unsecured.

Events of default under the Note include failure to make required payments, the entry of a $100,000 judgment not stayed within 30 days, breach of representations or covenants under the transaction documents, various events associated with insolvency or failure to pay debts, delisting of the Common Stock, a restatement of financial statements and a default under certain other agreements.  In the event of default, the interest rate under the Note increases to 18% and the Note becomes callable at a premium.  In addition, Inter-Mountain has all remedies under law and equity.

Warrants

As of May 1, 2015, warrants for the issuance of 1,645,060 shares of our common stock were outstanding, all of which are exercisable at a weighted average exercise price of $1.15 per share, all of which are exercisable through various dates expiring between May 15, 2015 and January 15, 2019.

These warrants include the Warrant to purchase up to an aggregate of 194,118 shares of common stock issued to Inter-Mountain at the time of its purchase of the Note.  The number of shares subject to the Warrant could increase based upon the terms and conditions of the Warrant.  The Warrant has an exercise price of $0.85 per share, subject to certain pricing adjustments, and is exercisable until April 30, 2020.  The Warrant includes a standard net cashless exercise provision.

The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of the forms of the warrant.

Registration Rights

In connection with the issuance of the Note and Warrant, we entered into a Registration Rights Agreement whereby we have agreed to prepare and file with the SEC a registration statement no later than May 11, 2015 and to cause such registration statement to be declared effective no later than 120 days after the closing date and to keep such registration statement effective for a period of no less than 180 days.  The Registration Rights Agreement includes broad indemnification provisions in favor of Inter-Mountain in the event it is subject to legal action arising from its offer and sale of share pursuant to this prospectus.

On January 31, 2014, we entered into a Registration Rights Agreement with The Punch Trust and Michael I. Sacks under which we agreed to prepare and file with the SEC a registration statement for the number of shares referred to therein within sixty days after request and to use commercially reasonable efforts to cause such registration statement to be declared effective with the SEC and to keep such registration statement effective for a period of eighty days and, if necessary, such eighty day period being extended for up to sixty additional days.  Such Registration Rights Agreement also grants Mr. Sacks and The Punch Trust piggy-back registration rights with respect to future offerings by us.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company, New York, New York.

Penny Stock

Shares of our common stock are “low-priced” or “penny stock,” resulting in increased risks to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock.  In general, a low-priced stock is an equity security that:

▪	Is priced under five dollars;
▪	Is not traded on a national stock exchange, such as NASDAQ or the NYSE;
▪
Is issued by a company that has less than $5 million in net tangible assets (if it has been in business less than three years) or has less than $2 million in net tangible assets (if it has been in business for at least three years); and,

▪	Is issued by a company that has average revenues of less than $6 million for the past three years.

We believe that our common stock is presently a “penny stock.” At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

▪
Certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.

▪
Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker-dealer’s disciplinary history and the customer’s rights and remedies in case of fraud or abuse in the sale.

▪	In connection with the execution of any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers the following:
• bid and offer price quotes and volume information;
• the broker-dealer’s compensation for the trade;
• the compensation received by certain salespersons for the trade;
• monthly accounts statements; and
• a written statement of the customer’s financial situation and investment goals.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by Inter-Mountain of 600,000 shares of our common stock issuable upon our conversion of periodic payments under the Note or upon Inter-Mountain’s exercise of the Warrant.

Inter-Mountain may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Inter-Mountain may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
▪	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
▪	an exchange distribution in accordance with the rules of the applicable exchange;
▪	privately negotiated transactions;
▪	broker-dealers may agree with Inter-Mountain to sell a specified number of such shares at a stipulated price per share;
▪	through the writing of options on the shares;
▪	a combination of any such methods of sale; and
▪	any other method permitted pursuant to applicable law.

To the extent permitted by law, Inter-Mountain may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Inter-Mountain may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Inter-Mountain and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that Inter-Mountain will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, Inter-Mountain. In addition, Inter-Mountain and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by Inter-Mountain. Inter-Mountain may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Inter-Mountain has represented to us that it is acquiring the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by Inter-Mountain. We will file a supplement to this prospectus if Inter-Mountain notifies us that it has entered into a material arrangement with a broker-dealer for sale of common stock being registered. If Inter-Mountain uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of Inter-Mountain. Inter-Mountain will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will not receive any proceeds from the resale of those shares of common stock offered by Inter-Mountain.  To the extent that Inter-Mountain exercises for cash the warrant covering any shares registered for resale under this prospectus, we would receive proceeds from such exercises at a rate of $0.85 per share issued.  We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by this registration statement for the period required to effect the distribution of such common stock.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Parr Brown Gee & Loveless PC, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements of ULURU Inc. incorporated by reference from ULURU Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 have been audited by Lane Gorman Trubitt, PLLC, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The articles of incorporation or an amendment thereto may, however, provide for greater individual liability.  Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer.  As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability.  The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws provide, among other things, that a director, officer, employee or agent of the corporation will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any threatened, pending, or completed action suit, or proceeding, whether civil, criminal, administrative, or investigative provided that he or she either is not liable pursuant to Nevada Revised Statutes 78.138 (relating to liability of directors and officers to the corporation in certain instances) or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We have also entered into contractual indemnification agreements with each of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares of common stock offered hereby.  This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to our company and the shares we are offering by this Prospectus you should refer to the registration statement, including the exhibits and schedules thereto.  You may inspect a copy of the registration statement and other materials that we file with the Securities and Exchange Commission without charge at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, NE  Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act.  These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above.  In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
ULURU Inc.
4452 Beltway Drive
Addison, Texas  75001
(214) 905-5145

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Inc.
Addison, Texas

We have audited the accompanying consolidated balance sheets of ULURU Inc. (a Nevada corporation) (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014.  ULURU Inc’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ULURU Inc. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the two -year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, negative cash flows from operating activities and is dependent upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt.  The Company’s ability to consummate such transactions is uncertain.  As a result, there is substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments to reflect the outcome of this uncertainty.

/s/ Lane Gorman Trubitt, PLLC
Lane Gorman Trubitt, PLLC
Dallas, TX

March 31, 2015

ULURU Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$550,458	$5,119
Accounts receivable, net	3,879	10,771
Accounts receivable – related party, net	798,147	174,307
Notes receivable and accrued interest, current portion	---	777,710
Inventory	325,657	395,605
Prepaid expenses and deferred charges	137,858	123,812
Total Current Assets	1,815,999	1,487,324

Property, Equipment and Leasehold Improvements, net	432,110	638,614

Other Assets
Intangible assets, net	3,195,689	3,670,837
Investment in unconsolidated subsidiary	---	---
Deferred financing costs, net	---	86,770
Deposits	18,069	18,069
Total Other Assets	3,213,758	3,775,676

TOTAL ASSETS	$5,461,867	$5,901,614

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,536,612	$1,734,725
Accrued liabilities	273,201	315,963
Accrued interest	---	13,360
Convertible notes payable, net of unamortized debt discount, current portion	---	1,147,057
Deferred revenue, current portion	58,959	58,959
Total Current Liabilities	1,868,772	3,270,064

Long Term Liabilities
Convertible notes payable, net of unamortized debt discount and current portion	---	---
Deferred revenue, net of current portion	839,174	898,133
Total Long Term Liabilities	839,174	898,133

TOTAL LIABILITIES	2,707,946	4,168,197

COMMITMENTS AND CONTINGENCIES	---	---

STOCKHOLDERS' EQUITY

Preferred Stock – $0.001 par value; 20,000 shares authorized;
Series A Preferred Stock, 1,000 shares designated; no shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	---	---

Common Stock – $ 0.001 par value; 200,000,000 shares authorized;
24,458,018 and 18,871,420 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	24,458	18,872
Additional paid-in capital	56,289,882	53,336,127
Accumulated (deficit)	(53,560,419)	(51,621,582)
TOTAL STOCKHOLDERS’ EQUITY	2,753,921	1,733,417

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,461,867	$5,901,614

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2014	2013
Revenues
License fees	$58,959	$48,688
Royalty income	62,966	30,016
Product sales, net	741,932	291,864
Total Revenues	863,857	370,568

Costs and Expenses
Cost of goods sold	511,943	222,122
Research and development	770,542	788,242
Selling, general and administrative	1,773,540	1,288,050
Amortization of intangible assets	475,148	475,148
Depreciation	237,388	244,704
Total Costs and Expenses	3,768,561	3,018,266
Operating (Loss)	(2,904,704)	(2,647,698)

Other Income (Expense)
Interest and miscellaneous income	5,386	69,686
Interest expense	(50,574)	(506,529)
Equity in earnings (loss) of unconsolidated subsidiary	---	---
Foreign currency transaction (loss)	(53,867)	---
Loss on early extinguishment of convertible note	(135,078)	---
Proceeds from litigation settlement	1,200,000	---
Gain on sale of equipment	---	3,627
(Loss) Before Income Taxes	(1,938,837)	(3,080,914)

Income taxes	---	---
Net (Loss)	$(1,938,837)	$(3,080,914)

Less preferred stock dividends	---	(30,236)
Net (Loss) Allocable to Common Stockholders	$(1,938,837)	$(3,111,150)

Basic and diluted net (loss) per common share	$(0.08)	$(0.21)

Weighted average number of common shares outstanding	23,639,427	14,772,578

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2014 and 2013
	Preferred Stock			Common Stock		Additional Paid-in	Promissory Notes Receivable		Accumulated	Stockholders’
	Shares Issued	Amount		Shares Issued	Amount	Capital	and Accrued Interest		(Deficit)	Equity

Balance as of December 31, 2012	65	$	---	10,074,448	$10,075	$51,336,931		$(985,287)	$(48,510,432)	$1,851,287

Issuance of common stock and warrants in a private placement, net of offering costs of $4,379	---		---	3,750,000	3,750	1,491,871		---	---	1,495,621

Issuance of common stock and warrants in a private placement, net of offering costs of $2,175	---		---	825,000	825	327,000		---	---	327,825

Issuance of common stock for principle and interest due on convertible note	---		---	3,072,648	3,073	915,257		---	---	918,330

Issuance of common stock for services and wages	---		---	423,750	424	177,826		---	---	178,250

Issuance of common stock – 725,274 shares for cashless exercise of warrants to purchase 1,571,428 shares	---		---	725,274	725	(725)		---	---	---

Issuance of common stock – vesting of restricted stock	---		---	300	---	---		---	---	---

Redemption of Series A preferred stock	(65)		---	---	---	(992,430)		994,294	---	1,864

Offering costs adjustment – Series A preferred stock sale in 2011	---		---	---	---	8,000		---	---	8,000

Cancellation of warrants issued for services	---		---	---	---	(48,776)		---	---	(48,776)

Accrued interest on promissory notes for issuance of common stock	---		---	---	---	9,007		(9,007)	---	---

Accrued dividends on Series A preferred stock	---		---	---	---	30,236		---	(30,236)	---

Share-based compensation of employees	---		---	---	---	15,648		---	---	15,648

Share-based compensation of non-employees	---		---	---	---	66,282		---	---	66,282

Net (loss)	---		---	---	---	---		---	(3,080,914)	(3,080,914)
Balance as of December 31, 2013	---	$	---	18,871,420	$18,872	$53,336,127	$	---	$(51,621,582)	$1,733,417

Issuance of common stock and warrants in a private placement	---		---	1,250,000	1,250	498,750		---	---	500,000

Issuance of common stock and warrants in a private placement	---		---	275,000	275	109,725		---	---	110,000

Issuance of common stock for principle and interest due on convertible note	---		---	911,690	912	318,180		---	---	319,092

Loss on conversion of convertible note settled with common stock	---		---	---	---	(234,042)		---	---	(234,042)

Issuance of common stock for principle due on convertible notes	---		---	232,408	232	264,768		---	---	265,000

Issuance of common stock for services	---		---	67,500	67	64,283		---	---	64,350

Cancellation of common stock issued for services	---		---	(150,000)	(150)	(86,850)		---	---	(87,000)

Issuance of common stock for exercise of warrant	---		---	3,000,000	3,000	1,797,000				1,800,000

Warrants issued for services	---		---	---	---	72,771		---	---	72,771

Share-based compensation of employees	---		---	---	---	27,667		---	---	27,667

Share-based compensation of non-employees	---		---	---	---	121,503		---	---	121,503

Net (loss)	---		---	---	---	---		---	(1.938,837)	(1,938,837)
Balance as of December 31, 2014	---	$	---	24,458,018	$24,458	$56,289,882	$	---	$(53,560,419)	$2,753,921

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014		2013
OPERATING ACTIVITIES :
Net (loss)		$(1,938,837)		$(3,080,914)

Adjustments to reconcile net (loss) to net cash used in operating activities:

Amortization of intangible assets		475,148		475,148
Depreciation		237,388		244,704
Share-based compensation for stock and options issued to employees		27,667		15,648
Share-based compensation for options issued to non-employees		121,503		66,282
Equity in earnings (loss) of unconsolidated subsidiary		---		---
Amortization of debt discount on convertible notes		(78,078)		178,548
Amortization of deferred financing costs		7,309		74,000
Warrants issued (cancelled) for services		72,771		(48,776)
Common stock issued (cancelled) for services		(22,650)		158,250
Common stock issued for wages		---		20,000
Common stock issued for interest due on convertible note		2,063		127,343
Loss on early extinguishment of convertible note		135,078		---
Gain on sale of equipment		---		(3,627)

Change in operating assets and liabilities:
Accounts receivable		(616,948)		(73,180)
Other receivable		---		---
Inventory		69,949		132,038
Prepaid expenses and deferred charges		(14,046)		70,636
Notes receivable and accrued interest		777,710		524,510
Accounts payable		(198,113)		(606,057)
Accrued liabilities		(42,762)		(57,002)
Accrued interest		(13,360)		(27,781)
Deferred revenue		(58,959)		76,312
Total		881,670		1,346,996

Net Cash Used in Operating Activities		(1,057,167)		(1,733,918)

INVESTING ACTIVITIES :
Purchase of property and equipment		(30,884)		(39,093)
Proceeds from sale of equipment		---		4,937
Net Cash Used in Investing Activities		(30,884)		(34,156)

FINANCING ACTIVITIES :
Proceeds from sale of common stock and warrants, net		610,000		1,823,446
Proceeds from exercise of warrant		1,800,000		---
Proceeds from redemption of preferred stock, net		---		1,864
Repayment of principle due on convertible note		(776,610)		(81,666)
Offering cost adjustment – preferred stock sale in 2011		---		8,000
Net Cash Provided by Financing Activities		1,633,390		1,751,644

Net Increase (Decrease) in Cash		545,339		(16,430)

Cash, beginning of period		5,119		21,549
Cash, end of period		$550,458		$5,119

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest		$30,775		$35,467

Non-cash investing and financing activities:
Issuance of common stock for promissory note	$	---	$	---
Issuance of common stock for principle due on convertible notes		$582,029		$790,987

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	COMPANY OVERVIEW AND BASIS OF PRESENTATION

Company Overview

ULURU Inc. (hereinafter “we”, “our”, “us”, “ULURU”, or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and mucoadhesive film products based on our patented Nanoflex® and OraDiscTM technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United State of America (“U.S. GAAP”) and include the accounts of ULURU Inc., a Nevada corporation, and its wholly-owned subsidiary, ULURU Delaware Inc., a Delaware corporation.  Both companies have a December 31 fiscal year end.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results may differ from those estimates and assumptions.  These differences are usually minor and are included in our consolidated financial statements as soon as they are known.  Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

All intercompany transactions and balances have been eliminated in consolidation.

Liquidity and Going Concern

The Company is unable to assert that its liquidity will be sufficient to fund operations beyond the first quarter of 2015, and as a result, there is substantial doubt about our ability to continue as a going concern beyond the first quarter of 2015.  These consolidated financial statements have been prepared with the assumption that we will continue as a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.  We may not be able to raise sufficient capital on acceptable terms, or at all, to continue operations and may not be able to execute any strategic transaction.

Our liquidity, and our ability to raise additional capital or complete any strategic transaction, depends on a number of factors, including, but not limited to, the following:

•	the market price of our stock and the availability and cost of additional equity capital from existing and potential new investors;

•	general economic and industry conditions affecting the availability and cost of capital;

•	our financial condition, including its revenues, the amount of its indebtedness and its ability to control costs associated with its operations;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms and conditions of our existing collaborative and licensing agreements.

The sale of additional equity or convertible debt securities will likely result in substantial additional dilution to our stockholders.  If we raise additional funds through the incurrence of indebtedness, the obligations related to such indebtedness would be senior to rights of holders of our capital stock and could contain covenants that would restrict our operations.  We also cannot predict what consideration might be available, if any, to us or our stockholders, in connection with any strategic transaction.  Should strategic alternatives or additional capital not be available to us in the near term, or not be available on acceptable terms, we may be unable to realize value from its assets and discharge its liabilities in the normal course of business which may, among other alternatives, cause us to further delay, substantially reduce or discontinue operational activities to conserve its cash resources.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.  The carrying value of these cash equivalents approximates fair value.

We invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities taking into consideration the need for liquidity and capital preservation.  These investments are not held for trading or other speculative purposes.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest.  We estimate the collectability of our accounts receivable. In order to assess the collectability of these receivables, we monitor the current creditworthiness of each customer and analyze the balances aged beyond the customer's credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Accounts receivable are subject to an allowance for collection when it is probable that the balance will not be collected. As of December 31, 2014 and 2013, the allowance for doubtful accounts was $887 and $907, respectively.  For the years ended December 31, 2014 and 2013, the accounts written off as uncollectible or previously written off and recovered were $779 and $(1,126), respectively.

Notes Receivable

Notes receivable are stated at unpaid principle balance.  Interest on notes receivable is recognized over the term of the note and is calculated by the simple interest method on principle amounts outstanding.  We estimate the collectability of our notes receivable.  This estimate is based on similar evaluation criteria as used in estimating the collectability of our trade accounts receivable.  Notes receivable are subject to an allowance for collection when it is probable that the balance, or a portion thereof, will not be collected.  As of December 31, 2014 and 2013, the allowance for collection for our notes receivable was nil.

Inventory

Inventories are stated at the lower of cost or market value.  Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method. We regularly review inventories on hand and write down the carrying value of our inventories for excess and potentially obsolete inventories based on historical usage and estimated future usage.  In assessing the ultimate realization of our inventories, we are required to make judgments as to future demand requirements.  As actual future demand or market conditions may vary from those projected by us, adjustment to inventories may be required.

Prepaid Expenses and Deferred Charges

From time to time fees are payable to the United States Food and Drug Administration (“FDA”) in connection with new drug applications submitted by us and annual prescription drug user fees (“PDUFA”). Such fees are being amortized ratably over the FDA’s prescribed fiscal period of twelve months ending September 30th.  As of December 31, 2014 and 2013, the amount of prepaid PDUFA fees was nil.  Additionally, we amortize our insurance costs ratably over the term of each policy.  Typically, our insurance policies are subject to renewal in July and October of each year.

Property, Equipment and Leasehold Improvements

Property, equipment, and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method.  Estimated useful lives for property, equipment, and leasehold improvements categories are as follows:

Laboratory and manufacturing equipment	7 years
Computers, office equipment, and furniture	5 years
Computer software	3 years
Leasehold improvements	Lease term

Intangible Assets

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived from them are uncertain.  Purchased patents are capitalized and amortized over the life of the patent.

Impairment of Assets

In accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 350-30, Intangibles Other than Goodwill, our policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets and certain identifiable intangibles when certain events have taken place that indicate the remaining unamortized balance may not be recoverable, or at least annually to determine the current value of the intangible asset. When factors indicate that the intangible assets should be evaluated for possible impairment, we use an estimate of undiscounted cash flows.  Considerable management judgment is necessary to estimate the undiscounted cash flows.  Accordingly, actual results could vary significantly from management’s estimates.

Deferred Financing Costs

We defer financing costs associated with the issuance of our convertible notes payable and amortize those costs over the period of the convertible notes using the effective interest method.  In 2012, we incurred $200,000 of financing costs related to our convertible note payable with Inter-Mountain Capital Corp.  During 2014 and 2013, we recorded amortization of approximately $7,000 and $74,000, respectively, of deferred financing costs. Other assets at December 31, 2014 and 2013 included net deferred financing costs of approximately of nil and $87,000, respectively.

Accrual for Clinical Study Costs

We record accruals for estimated clinical study costs.  Clinical study costs represent costs incurred by clinical research organizations, or CROs, and clinical sites.  These costs are recorded as a component of research and development expenses.  We analyze the progress of the clinical trials, including levels of patient enrollment and/or patient visits, invoices received and contracted costs when evaluating the adequacy of the accrued liabilities.  Significant judgments and estimates must be made and used in determining the accrued balance in any accounting period.  Actual costs incurred may or may not match the estimated costs for a given accounting period.  As of December 31, 2014 and 2013, the accrual for estimated clinical study costs was nil.

Shipping and Handling Costs

Shipping and handling costs incurred for product shipments are included in cost of goods sold.

Income Taxes

We use the liability method of accounting for income taxes pursuant to ASC Topic 740, Income Taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue Recognition and Deferred Revenue

License Fees

We recognize revenue from license payments not tied to achieving a specific performance milestone ratably during the period over which we are obligated to perform services. The period over which we are obligated to perform services is estimated based on available facts and circumstances. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management's part. License revenues with no specific performance criteria are recognized when received from our foreign licensee and their various foreign sub-licensees as there is no control by us over the various foreign sub-licensees and no performance criteria to which we are subject.

We recognize revenue from performance payments ratably, when such performance is substantially in our control and when we believe that completion of such performance is reasonably probable, over the period during which we estimate that we will complete such performance obligations.  In circumstances where the arrangement includes a refund provision, we defer revenue recognition until the refund condition is no longer applicable unless, in our judgment, the refund circumstances are within our operating control and are unlikely to occur.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone.

Royalty Income

We receive royalty revenues under license agreements with a number of third parties that sell products based on technology we have developed or to which we have rights. The license agreements provide for the payment of royalties to us based on sales of the licensed products. We record these revenues based on estimates of the sales that occurred during the relevant period. The relevant period estimates of sales are based on interim data provided by licensees and analysis of historical royalties we have been paid (adjusted for any changes in facts and circumstances, as appropriate).

We maintain regular communication with our licensees in order to gauge the reasonableness of our estimates. Differences between actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period in which they become known, typically the following quarter. Historically, adjustments have not been material based on actual amounts paid by licensees. As it relates to royalty income, there are no future performance obligations on our part under these license agreements. To the extent we do not have sufficient ability to accurately estimate revenue; we record it on a cash basis.

Product Sales

We recognize revenue and related costs from the sale of our products at the time the products are shipped to the customer.  Provisions for returns, rebates, and discounts are established in the same period the related product sales are recorded.

We review the supply levels of our products sold to major wholesalers in the U.S., primarily by reviewing reports supplied by our major wholesalers and available volume information for our products, or alternative approaches.  When we believe wholesaler purchasing patterns have caused an unusual increase or decrease in the sales of a major product compared with underlying demand, we disclose this in our product sales discussion if we believe the amount is material to the product sales trend; however, we are not always able to accurately quantify the amount of stocking or destocking.  Wholesaler stocking and destocking activity historically has not caused any material changes in the rate of actual product returns.

We establish sales return accruals for anticipated product returns. We record the return amounts as a deduction to arrive at our net product sales.  Consistent with Revenue Recognition accounting guidance, we estimate a reserve when the sales occur for future product returns related to those sales. This estimate is primarily based on historical return rates as well as specifically identified anticipated returns due to known business conditions and product expiry dates. Actual product returns have been nil over the past two years.

We establish sales rebate and discount accruals in the same period as the related sales.  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales.  We base these accruals primarily upon our historical rebate and discount payments made to our customer segment groups and the provisions of current rebate and discount contracts.

Foreign currency transaction gain (loss)

Our functional currency and our reporting currency is the U.S. dollar and foreign currency transactions are primarily undertaken in Euros.  Monetary assets and liabilities are translated using the foreign currency exchange rate prevailing at the balance sheet date.  Revenues, non-monetary assets and liabilities denominated in foreign currencies are translated at rates of foreign currency exchange in effect at the date of the transaction.  Expenses are translated at average foreign currency exchange rates for the period.  Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of net income.

Research and Development Expenses

Pursuant to ASC Topic 730, Research and Development, our research and development costs are expensed as incurred.  Research and development expenses include, but are not limited to, salaries and benefits, laboratory supplies, facilities expenses, preclinical development cost, clinical trial and related clinical manufacturing expenses, contract services, consulting fees and other outside expenses. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. There were no such capitalized materials, equipment or facilities for the years ended December 31, 2014 and 2013.

Basic and Diluted Net Loss Per Common Share

In accordance with ASC Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting common stock and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting common stock and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Concentrations of Credit Risk

Concentration of credit risk with respect to financial instruments, consisting primarily of cash and cash equivalents, that potentially expose us to concentrations of credit risk due to the use of a limited number of banking institutions and due to maintaining cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.  During 2014 and 2013, we utilized Bank of America, N.A. as our banking institution.  At December 31, 2014 and December 31, 2013 our cash and cash equivalents totaled $550,458 and $5,119, respectively.  We also invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate commercial paper with high quality ratings, and U.S. government securities.  These investments are not held for trading or other speculative purposes.  We are exposed to credit risk in the event of default by these high quality corporations.

Concentration of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable at December 31, 2014 and at December 31, 2013.  As of December 31, 2014, three customers, each being one of our international distributors, exceeded the 5% threshold, with 71%, 19%, and 9%, respectively.  Two customers, each being one of our international distributors, exceeded the 5% threshold at December 31, 2013, with 86% and 11%, respectively.  To reduce risk, we routinely assess the financial strength of our most significant customers and monitor the amounts owed to us, taking appropriate action when necessary.  As a result, we believe that accounts receivable credit risk exposure is limited.  We maintain an allowance for doubtful accounts, but historically have not experienced any significant losses related to an individual customer or group of customers.

Concentrations of Foreign Currency Risk

A portion of our revenues and all of our expenses are denominated in U.S. dollars.  We are experiencing an increase in revenues in international territories denominated in a foreign currency.  Certain of our licensing and distribution agreements in international territories are denominated in Euros.  Currently, we do not employ forward contracts or other financial instruments to mitigate foreign currency risk.  As our international operations continues to grow, we may engage in hedging activities to hedge our exposure to foreign currency risk.

Fair Value of Financial Instruments

In accordance with portions of ASC Topic 820, Fair Value Measurements, certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our other receivable, notes receivable and accrued interest, and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

Derivatives

We occasionally issue financial instruments that contain an embedded instrument. At inception, we assess whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is recorded apart from the host contract and carried at fair value with changes recorded in current-period earnings.

We determined that all embedded items associated with financial instruments during 2014 and 2013 which qualify for derivative treatment, were properly separated from their host.  As of December 31, 2014 and 2013, we did not have any derivative instruments.

NOTE 3.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles-based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new standard will be effective for us in the first quarter of the year ending December 31, 2017 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is not permitted. We are currently evaluating the impact of adoption of ASU 2014-09 on our consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern”.  ASU No 2014-15 provides guidance regarding management’s responsibility to evaluate whether there exists substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances.  ASU No. 2014-15 is effective for annual reporting periods beginning after December 15, 2016, and interim periods thereafter.  We do not believe ASU No. 2015-15 will have a material effect on our financial position and results of operations.

There are no other new accounting pronouncements adopted or enacted during the year ended December 31, 2014 that had, or are expected to have, a material impact on our financial statements.

NOTE 4.	SEGMENT INFORMATION

We operate in one business segment: the research, development, and commercialization of pharmaceutical products.  Our corporate headquarters in the United States collects proceeds from product sales, licensing fees, royalties, and sponsored research revenues from our arrangements with external customers and licensees.  Our entire business is managed by a single management team, which reports to the Chief Executive Officer.

Our revenues are currently derived primarily from seven licensees for international activities and our domestic sales activities for Altrazeal®.

Revenues per geographic area, along with relative percentages of total revenues, for the year ended December 31, are summarized as follows:

Revenues	2014	%	2013	%
Domestic	$37,465	4%	$65,546	18%
International	826,392	96%	305,022	82%
Total	$863,857	100%	$370,568	100%

A significant portion of our revenues are derived from a few major customers.  Customers with greater than 10% of total revenues, along with their relative percentage of total revenues, for the year ended December 31 are represented on the following table:

Customers	Product	2014	2013
Customer A	Altrazeal®	80%	8%
Customer B	Altrazeal®	11%	67%
Total		91%	75%

NOTE 5.	NOTES RECEIVABLE

On June 27, 2012, we entered into a Securities Purchase Agreement related to our issuance of a $2,210,000 Secured Convertible Note (the “June 2012 Note”), with Inter-Mountain Capital Corp., a Delaware corporation (“Inter-Mountain”).  As part of the June 2012 Note transaction, we received $1,500,000 in the form of six promissory notes in favor of the Company, each in the principal amount of $250,000 (the “Investor Notes”) and each of which became due as the outstanding balance under the June 2012 Note was reduced to certain levels.  On October 5, 2012, we and Inter-Mountain entered into a First Amendment to Buyer Trust Deed Note #1 (the “Trust Deed Note Amendment”) for the purpose of revising certain terms and conditions contained in the Buyer Trust Deed Note #1, to include receiving payments of $100,000, $100,000, and $50,000 on October 5, 2012, November 30, 2012, and December 31, 2012, respectively, and any interest thereon.  As of December 31, 2013, we had $777,710 in notes receivable which was comprised of $687,500 for three Investor Notes and $90,210 for accrued interest thereon.

On January 22, 2014, we provided notice to Inter-Mountain of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the three Investor Notes of $687,500 and accrued interest thereon of $94,456.  As a result of the deduction and offset, the amounts owed to us under the June 2012 Note was reduced to zero.

NOTE 6.	INVENTORY

As of December 31, 2014 and 2013, our inventory was comprised of Altrazeal® finished goods, manufacturing costs incurred in the production of Altrazeal®, and raw materials.  Inventories are stated at the lower of cost (first in, first out method) or market.  We regularly review inventories on hand and write down the carrying value of our inventories for excess and potentially obsolete inventories based on historical usage and estimated future usage.  In assessing the ultimate realization of our inventories, we are required to make judgments as to future demand requirements.  As actual future demand or market conditions may vary from those projected by us, adjustment to inventories may be required.  For the years ended December 31, 2014 and 2013, we wrote off approximately $19,000 and $60,000, respectively, in obsolete inventories.

The components of inventory, at the different stages of production, consisted of the following at December 31:

Inventory	2014	2013
Raw materials	$41,648	$10,148
Work-in-progress	271,571	299,464
Finished goods	12,438	85,993
Total	$325,657	$395,605

NOTE 7.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net, consisted of the following at December 31:

Property, equipment and leasehold improvements	2014	2013
Laboratory equipment	$424,888	$424,888
Manufacturing equipment	1,599,894	1,581,728
Computers, office equipment, and furniture	153,078	140,360
Computer software	4,108	4,108
Leasehold improvements	95,841	95,841
	2,277,809	2,246,925
Less: accumulated depreciation and amortization	(1,845,699)	(1,608,311)
Property, equipment and leasehold improvements, net	$432,110	$638,614

Depreciation expense on property, equipment, and leasehold improvements was $237,388 and $244,704 for the years ended December 31, 2014 and 2013, respectively.

NOTE 8.	INTANGIBLE ASSETS

Intangible assets are comprised of patents acquired in October 2005.  Intangible assets, net consisted of the following at December 31:

Intangible assets	2014	2013
Patent - Amlexanox (Aphthasol®)	$2,090,000	$2,090,000
Patent - Amlexanox (OraDisc™ A)	6,873,080	6,873,080
Patent - OraDisc™	73,000	73,000
Patent - Hydrogel nanoparticle aggregate	589,858	589,858
	9,625,938	9,625,938
Less: accumulated amortization	(6,430,249)	(5,955,101)
Intangible assets, net	$3,195,689	$3,670,837

We performed an evaluation of our intangible assets for purposes of determining possible impairment as of December 31, 2014.  Based upon recent market conditions and comparable market transactions for similar intangible assets, we determined that an income approach using a discounted cash flow model was an appropriate valuation methodology to determine each intangible asset’s fair value.  The income approach converts future amounts to a single present value amount (discounted cash flow model).  Our discounted cash flow models are highly reliant on various assumptions, including estimates of future cash flow (including long-term growth rates), discount rate, and expectations about variations in the amount and timing of cash flows and the probability of achieving the estimated cash flows, all of which we consider level 3 inputs for determination of fair value.  We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in determining the fair value of our intangible assets at the measurement date.  Upon completion of the evaluation, the fair value of our intangible assets exceeded the recorded remaining book value.

Amortization expense for intangible assets was $475,148 and $475,148 for the years ended December 31, 2014 and 2013, respectively.  The future aggregate amortization expense for intangible assets, remaining as of December 31, 2014, is as follows:

Calendar Years	Future Amortization Expense
2015	$475,148
2016	476,450
2017	475,148
2018	475,148
2019	475,148
2020 & Beyond	818,647
Total	$3,195,689

NOTE 9.	INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

We use the equity method of accounting for investments in other companies that are not controlled by us and in which our interest is generally between 20% and 50% of the voting shares or we have significant influence over the entity, or both.

Altrazeal Trading Ltd.

On January 11, 2012, we executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  As a result of this transaction, we received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.  On February 1, 2014, Altrazeal Trading Ltd. transferred all of their rights and obligations under the existing shareholders’ agreement to Altrazeal Trading GmbH.

Audited financial statements of Altrazeal Trading Ltd. for the years ended December 31, 2014 and 2013 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal Trading Ltd. in our financial statements for each reporting period.  We believe that our share of the cumulative losses of Altrazeal Trading Ltd. for the years ended December 31, 2014, 2013, and 2012 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon audited financial statements received in May 2014, our unrecorded share of Altrazeal Trading Ltd. losses for the year ended December 31, 2012 totaled $129,207.

Summarized financial information for our investment in Altrazeal Trading Ltd. assuming 100% ownership is as follows:

Altrazeal Trading Ltd.	December 31, 2012
Balance sheet
Total assets	$136,661
Total liabilities	$660,006
Total stockholders’ (deficit)	$(523,345)
Statement of operations
Revenues	$61,028
Net (loss)	$(516,829)

Altrazeal Trading GmbH

On February 1, 2014, Altrazeal Trading Ltd. transferred all of their rights and obligations under the existing shareholders’ agreement to Altrazeal Trading GmbH.  As a result of this transfer, we received a non-dilutable 25% ownership interest in Altrazeal Trading GmbH.

Audited financial statements of Altrazeal Trading GmbH for the years ended December 31, 2014 and 2013 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal Trading GmbH. in our financial statements for each reporting period.  We believe that our share of the cumulative losses of Altrazeal Trading GmbH for the years ended December 31, 2014 and 2013 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon the unaudited financial statements for the year ended December 31, 2013, our unrecorded share of Altrazeal Trading GmbH cumulative losses as of December 31, 2013 totaled $213,370.

Summarized financial information for our investment in Altrazeal Trading GmbH assuming 100% ownership is as follows:

Altrazeal Trading GmbH	December 31, 2013 (Unaudited)
Balance sheet
Total assets		$757,784
Total liabilities		$1,563,046
Total stockholders’ (deficit)		$(805,262)
Statement of operations
Revenues	$	---
Net (loss)		$(798,009)

ORADISC GmbH

On October 19, 2012, we executed a shareholders’ agreement for the establishment of ORADISC GmbH, a single purpose entity to be used for the exclusive development and marketing of OraDisc™ erodible film technology products.  We received a non-dilutable 25% ownership interest in ORADISC GmbH.

Audited financial statements of ORADISC GmbH for the years ended December 31, 2014 and 2013 have not been released to us and, therefore, we have not included the effect of the financial activities of ORADISC GmbH. in our financial statements for each reporting period.  We believe that our share of the cumulative losses of ORADISC GmbH for the years ended December 31, 2014 and 2013 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon the unaudited financial statements for the year ended December 31, 2013, our unrecorded share of ORADISC GmbH cumulative losses as of December 31, 2013 totaled $11,430.

Summarized financial information for our investment in ORADISC GmbH assuming 100% ownership is as follows:

ORADISC GmbH	December 31, 2013 (Unaudited)
Balance sheet
Total assets		$305,069
Total liabilities		$302,572
Total stockholders’ equity		$2,497
Statement of operations
Revenues	$	---
Net (loss)		$(34,671)

Altrazeal AG

On February 1, 2014, we executed a shareholders’ agreement with Altrazeal AG, a single purpose entity for the marketing of Altrazeal® in several territories, including Africa (markets not already licensed), Latin America, Georgia, Turkmenistan, Ukraine, the Commonwealth of Independent States, Jordan, Syria, Asia and the Pacific (excluding China, Hong Kong, Macau, Taiwan, South Korea, Japan, Australia, and New Zealand).  As a result of this transaction, we received a non-dilutable 25% ownership interest in Altrazeal AG.

Audited or unaudited financial statements of Altrazeal AG for the year ended December 31, 2014 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal AG in our financial statements for such reporting period.  We believe that our share of the cumulative losses of Altrazeal AG for the year ended December 31, 2014 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

NOTE 10.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31:

Accrued Liabilities	2014	2013
Accrued taxes – payroll	$106,299	$106,299
Accrued compensation/benefits	96,795	148,683
Accrued insurance payable	69,815	60,113
Product rebates/returns	13	32
Other	279	836
Total accrued liabilities	$273,201	$315,963

NOTE 11.	CONVERTIBLE DEBT

Convertible Note – June 2012

On June 27, 2012, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), related to our issuance of the June 2012 Note, with Inter-Mountain.  The purchase price for the June 2012 Note was paid $500,000 at closing in cash and $1,500,000 in the form of six Investor Notes in favor of the Company, each in the principal amount of $250,000 at an interest rate of 8.0% per annum, and each of which became due as the outstanding balance under the June 2012 Note was reduced to certain levels.  The purchase price of the June 2012 Note also reflected a $200,000 original issue discount and $10,000 in attorney’s fees. The Purchase Agreement also includes representations and warranties, restrictive covenants, and indemnification provisions standard for similar transactions.

The June 2012 Note beared interest at the rate of 8.0% per annum, with monthly installment payments of $83,333 commencing on the date that was the earlier of (i) thirty calendar days after the effective date of a registration statement registering the re-sale of the shares issuable upon conversion under the June 2012 Note or (ii) December 24, 2012, but in no event sooner than September 25, 2012.  At our option, subject to certain volume, price, and other conditions, the monthly installment payments on the June 2012 Note may have been paid in whole, or in part, in cash or in our Common Stock.  If the monthly installment was paid in Common Stock, such shares being issued would be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days was less than $0.05.

At the option of Inter-Mountain, the outstanding principal balance of the June 2012 Note may be converted into shares of our Common Stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  The initial tranche was $710,000 and the six subsequent tranches were each $250,000, plus interest.  At our option, the outstanding principal balance of the June 2012 Note, or a portion thereof, may have been prepaid in cash at 120% of the amount elected to be prepaid.  The June 2012 Note was secured by a Security Agreement pursuant to which we granted to Inter-Mountain a first-priority security interest in the assets held by the Company.

Events of default under the June 2012 Note include failure to make required payments or to deliver shares upon conversion, the entry of a $100,000 judgment not stayed within 30 days, breach of representations or covenants under the transaction documents, various events associated with insolvency or failure to pay debts, delisting of our Common Stock, a restatement of financial statements, and a default under certain other agreements.  In the event of default, the interest rate under the June 2012 Note increases to 18% and the June 2012 Note becomes callable at a premium.  In addition, the holder had all remedies under law and equity, including foreclosing on our assets under a Security Agreement with Inter-Mountain.

As part of the convertible debt financing, Inter-Mountain also received a total of seven warrants (the “Warrants”) to purchase, if they all vested, an aggregate of 3,142,857 shares of Common Stock, which number of shares could increase based upon the terms and conditions of the Warrants.  The Warrants had an exercise price of $0.35 per share, subject to certain pricing adjustments, and were exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  Warrants for 785,714, 392,857, 392,857, and 392,857 shares of Common Stock vested on June 27, 2012, December 31, 2012, February 26, 2013, and July 15, 2013, respectively.  Each of the three remaining Warrants has terminated, as described below.  As of December 31, 2014, we have issued 725,274 shares of Common Stock to Inter-Mountain for the cashless exercise of three warrants that vested prior to February 26, 2013 to purchase 1,571,428 shares of Common Stock.  Such issuance of shares of Common Stock following the cashless exercise of three warrants by Inter-Mountain during 2013 was based upon an agreement in December 2013 with Inter-Mountain modifying the formula in the Warrants for determining the number of shares to be issued upon a cashless exercise.  As of December 31, 2014, there is one warrant that remains vested but unexercised for 392,857 shares of Common Stock.  Inter-Mountain delivered a notice of a cashless exercise with respect to this warrant on or about May 1, 2014 purporting to exercise it with respect to the delivery of 782,284 shares of Common Stock.  We believe that, as a result of the December 2013 agreement, the warrant is exercisable, on a cashless basis, with respect to only 261,516 shares of Common Stock as of May 1, 2014 and, as a result, have not honored such warrant exercise.

As part of the convertible debt financing, we entered into a Registration Rights Agreement whereby we agreed to prepare and file with the SEC a registration statement for the number of shares referred to therein no later than July 27, 2012 and to cause such registration statement to be declared effective no later than ninety days after such filing with the SEC and to keep such registration statement effective for a period of no less than one hundred and eighty days.  The Registration Rights Agreement also grants Inter-Mountain piggy-back registration rights with respect to future offerings by the Company.  In accordance with our obligations under the Registration Rights Agreement, we filed with the SEC a registration statement that was declared effective on July 31, 2012, which registration statement expired by rule on April 30, 2013.

On October 5, 2012, we and Inter-Mountain entered into a First Amendment to Buyer Trust Deed Note #1 for the purpose of revising certain terms and conditions contained in the Buyer Trust Deed Note #1, to include an updated schedule for the timing of certain payment obligations by Inter-Mountain contained therein.

On January 22, 2014, we provided notice to Inter-Mountain of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes. Our notice provided that such deduction and offset occurred on January 22, 2014, that we will not incur the 120% prepayment premium with respect to amounts paid under the June 2012 Note as a result of the deduction and offset, that no warrants will become exercisable as a result of the offset, and that any warrants unvested as of January 22, 2014 shall immediately and automatically terminate.   As a result of the deduction and offset, the outstanding amount owed under the June 2012 Note was reduced to approximately $317,000 as of January 22, 2014.

On February 27, 2014 and on March 3, 2014, we received conversion notices from Inter-Mountain whereby we issued an aggregate of 435,502 shares of Common Stock for the final payment of approximately $152,000 due under the June 2012 Note.

Convertible Note – July 2011

On July 28, 2011, we completed a convertible debt financing for $125,000 with Mr. Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer (the “July 2011 Note”).  The July 2011 Note beared interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest was due on July 28, 2014.  The outstanding principal balance of the July 2011 Note may be converted into shares of the Company’s Common Stock at a conversion price of $1.08 per share or 115,741 shares of Common Stock.  The July 2011 Note was collateralized by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 34,722 shares of the Company’s Common Stock.  The warrant has an exercise price of $1.08 per share and is exercisable at any time until July 28, 2016.

On July 3, 2012, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2012 of $11,542 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the July 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2012.  Commencing on July 1, 2012, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $11,542 until the relevant payment date.  On September 5, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2012 of $11,542 and accrued interest thereon of $1,643.

On July 1, 2013, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2013 of $12,501 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the July 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2013.  Commencing on July 1, 2013, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $12,501 until the relevant payment date.  On October 28, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2013 of $12,501 and accrued interest thereon of $492.

On July 28, 2014, we issued 115,741 shares of Common Stock to Mr. Gray for the conversion and final payment of $125,000 due under the July 2011 Note and remitted to Mr. Gray the annual interest due on July 28, 2014 of $13,457.

Convertible Note – June 2011

On June 13, 2011, we completed a $140,000 convertible debt financing with Mr. Gray (the “June 2011 Note”).  The June 2011 Note beared interest at the rate of 10% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest was due on June 13, 2014.  The outstanding principal balance of the June 2011 Note may be converted into shares of the Company’s Common Stock at a conversion price of $1.20 per share or 116,667 shares of Common Stock.  The June 2011 Note was collateralized by the grant of a security interest in the inventory, accounts receivables, and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.  As part of the convertible debt financing, Mr. Gray also received a warrant to purchase up to 35,000 shares of the Company’s Common Stock.  The warrant has an exercise price of $1.20 per share and is exercisable at any time until June 13, 2016.

On July 3, 2012, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2012 of $14,653 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the June 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2012.  Commencing on July 1, 2012, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $14,653 until the relevant payment date.  On September 5, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2012 of $14,653 and accrued interest thereon of $2,080.

On July 1, 2013, the Company and Mr. Gray entered into a Modification Agreement for the purpose of deferring the annual payment of interest due on July 1, 2013 of $14,001 until such time as Mr. Gray provides written notice to us with such notice being no less than 15 days prior to the relevant payment date.  Moreover, the parties agreed that no Event of Default under the June 2011 Note had occurred as a result of any failure by us to make the annual payment of interest due on July 1, 2013.  Commencing on July 1, 2013, interest at the rate of 12.0% per annum accrued on the deferred interest payment of $14,001 until the relevant payment date.  On October 28, 2013, we remitted to Mr. Gray the annual interest due on July 1, 2013 of $14,001 and accrued interest thereon of $553.

On June 13, 2014, we issued 116,667 shares of Common Stock to Mr. Gray for the conversion and final payment of $140,000 due under the June 2011 Note and remitted to Mr. Gray the annual interest due on June 13, 2014 of $13,346.

We account for convertible debt using specific guidelines in accordance with U.S. GAAP.  We allocated the value of the proceeds received to the convertible instrument and to the warrant on a relative fair value basis.  We calculated the fair value of the warrant issued with the convertible instrument using the Black-Scholes valuation method, using the same assumptions used for valuing employee stock options, except the contractual life of the warrant was used. Using the effective interest method, the allocated fair value was recorded as a debt discount and is being amortized over the expected term of the convertible debt to interest expense.

On the date of issuance of the June 2011 Note, the July 2011 Note, and the June 2012 Note, no portion of the proceeds were attributable to a beneficial conversion feature since the conversion price of the June 2011 Note, the July 2011 Note, and the June 2012 Note exceeded the market price of the Company’s Common Stock.

The amount of interest cost recognized from our convertible notes payable was $20,853 and $157,027 for years ended December 31, 2014 and 2013, respectively.

The amount of debt discount amortized from our convertible notes payable was $(78,078) and $178,548 for years ended December 31, 2014 and 2013, respectively.

NOTE 12.	EQUITY TRANSACTIONS

Common Stock Transactions

March 2013 Offering

On March 14, 2013, we entered into a Securities Purchase Agreement (the “March SPA”) with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer and Terrance K. Wallberg, the Company’s Vice President and Chief Financial Officer (collectively, the “Investors”) relating to an equity investment of $440,000 by the Investors for 1,100,000 shares of our Common Stock (the “March Shares”) and warrants to purchase up to 660,000 shares of our Common Stock (the “March Warrants”) (the “March 2013 Offering”).  Under the March SPA, the purchase and sale of the March Shares and March Warrants took place at four closings over twelve months, with $88,000 being funded at the initial closing under the March SPA, $110,000 being funded on the four-month anniversary of the initial closing, $132,000 being funded on the eight-month anniversary of the initial closing, and $110,000 being funded on the one-year anniversary of the initial closing.  The March Warrants have a fixed exercise price of $0.60 per share, become exercisable in tranches on each of the four funding dates, and expire on the five-year anniversary of the initial closing.  On March 14, 2013, we closed the March 2013 Offering and received the initial funding tranche of $88,000 for the purchase of 220,000 shares of our Common Stock.  We received subsequent funding tranches of $110,000, $132,000, and $110,000 for the purchase of 275,000, 330,000, and 275,000 shares of our Common Stock on July 15, 2013, November 14, 2013, and March 14, 2014, respectively.

January 2013 Offering

On December 21, 2012, we entered into a Securities Purchase Agreement (the “SPA”) with IPMD GmbH (“IPMD”) relating to an equity investment of $2,000,000 by IPMD for 5,000,000 shares of our Common Stock (the “Shares”) and warrants to purchase up to 3,000,000 shares of our Common Stock (the “Warrants”) (the “January 2013 Offering”).  Under the SPA, the purchase and sale of the Shares and Warrants took place at four closings over twelve months, with $400,000 being funded at the initial closing under the SPA, $500,000 being funded on the four-month anniversary of the initial closing, $600,000 being funded on the eight-month anniversary of the initial closing, and $500,000 being funded on the one-year anniversary of the initial closing.  The Warrants have a fixed exercise price of $0.60 per share, become exercisable in tranches on each of the four funding dates, and expire on the one-year anniversary of the initial closing.  On January 3, 2013, we closed the January 2013 Offering and received the initial funding tranche of $400,000 for the purchase of 1,000,000 shares of our Common Stock.  We received subsequent funding tranches of $500,000, $300,000, $300,000, and $500,000 for the purchase of 1,250,000, 750,000, 750,000, and 1,250,000 shares of our Common Stock on May 7, 2013, September 6, 2013, October 24, 2013, and January 6, 2014 respectively.

In the SPA, we also agree to appoint up to two directors nominated by IPMD to serve on our Board of Directors.  On January 17, 2013, the Board of Directors of the Company appointed Helmut Kerschbaumer and Klaus Kuehne to each serve as a director of the Company.  Messrs. Kerschbaumer and Kuehne are the designees of IPMD to serve on the Company’s Board of Directors pursuant to covenants in the SPA with IPMD.

In the SPA, we also agreed that we would not issue equity securities or rights to acquire equity securities without the unanimous approval of our Board of Directors and granted IPMD a right of first offer with respect to certain offerings or issuances of securities.

On January 3, 2014, the Warrants vested with respect to 3,000,000 shares of our Common Stock and were exercised by IPMD on that date pursuant to a Notice of Exercise, accepted by the Company, that provided for the issuance of 750,000 shares of Common Stock on each of January 31, 2014, February 28, 2014, March 31, 2014, and April 30, 2014 in exchange for the payment of $450,000 on each such date.

On January 31, 2014, IPMD entered into an Assignment Agreement (the “Assignment Agreement”) with The Punch Trust (“TPT”) and Michael I. Sacks (“Sacks”) pursuant to which IPMD assigned to TPT and Sacks its rights and interests to purchase up to 3,000,000 shares of our Common Stock as detailed in the Warrants and the Notice of Exercise.  Neither TPT nor Sacks paid any monetary consideration to IPMD in connection with the assignments under the Assignment Agreement.

Concurrent with the assignment under the Assignment Agreement described above, ULURU, TPT, Sacks, and IPMD entered into an Implementation Agreement (the “Implementation Agreement”) pursuant to which we consented and agreed to the assignment of the Warrants to TPT and Sacks.  We also agreed to issue and facilitate the delivery of the shares of Common Stock under the Warrants to TPT and Sacks upon their payment of the corresponding purchase price due under the Warrants.  Under the terms of the Warrants, Sacks made payments of $450,000 on each of January 31, 2014 and February 28, 2014 and $150,000 on each of March 31, 2014 and April 30, 2014.  The Company issued 750,000 shares of Common Stock to Sacks on each of January 31, 2014 and February 28, 2014 and 250,000 shares of Common Stock on each of March 31, 2014 and April 30, 2014.  Under the terms of the Warrants, TPT made payments of $300,000 on each of March 31, 2014 and April 30, 2014 and the Company issued 500,000 shares of Common Stock to TPT on each date, respectively.

On January 31, 2014, we also entered into a Registration Rights Agreement with TPT and Sacks whereby we agreed to prepare and file with the SEC a registration statement for the number of shares referred to therein within sixty days after request and to use commercially reasonable efforts to cause such registration statement to be declared effective with the SEC and to keep such registration statement effective for a period of eighty days and, if necessary, such eighty day period being extended for up to sixty additional days.

NOTE 13.	STOCKHOLDERS’ EQUITY

Common Stock

As of December 31, 2014, we had 24,458,018 shares of common stock issued and outstanding.  We issued 5,586,598 shares of Common Stock for the year ended December 31, 2014 comprised of 3,000,000 shares of Common Stock issued for the exercise of warrants held by Sacks and TPT, 1,250,000 shares of Common Stock issued to IPMD pursuant to the January 2013 Offering, 275,000 shares of Common Stock issued to Messrs. Gray and Wallberg pursuant to the March 2013 Offering, 911,690 shares of Common Stock issued for installment payments and note conversion on the June 2012 Note with Inter-Mountain, 116,667 shares of Common Stock issued for the conversion and final payment of the June 2011 Note held by Mr. Gray, 115,741 shares of Common Stock issued for the conversion and final payment of the July 2011 Note held by Mr. Gray, and the net cancellation of 82,500 shares of Common Stock related to consulting services provided to the Company.

Preferred Stock

As of December 31, 2014, we had no shares of Series A Preferred Stock (the “Series A Shares”).  For the year ended December 31, 2014, we did not issue any new Series A Shares.

On August 15, 2013, we provided notice to Ironridge Global III, LLC (“Ironridge”) for the redemption of all of the outstanding Series A Shares, a total of 65 Series A Shares.  An affiliate of Ironridge, the issuer of promissory notes held by us, due 7.5 years from the issue date, in the principal amount of $969,000 (the “Notes”), agreed to accept the cancellation of the Notes held by us as full and final payment for the redemption amounts of the Series A Shares.

Warrants

The following table summarizes the warrants outstanding and the number of shares of common stock subject to exercise as of December 31, 2014 and the changes therein during the two years then ended:

	Number of Shares of Common Stock Subject to Exercise	Weighted – Average Exercise Price
Balance as of December 31, 2012	2,041,165	$0.98

Warrants issued	4,445,714	0.56
Warrants exercised (1)	(1,571,428)	0.35
Warrants cancelled	(250,000)	0.35
Balance as of December 31, 2013	4,665,451	$0.82

Warrants issued	80,000	1.20
Warrants exercised	(3,000,000)	0.60
Warrants cancelled	(69,050)	3.22
Balance as of December 31, 2014 (1)	1,676,401	$1.14

(1)
As part of the June 2012 Note, Inter-Mountain received a total of seven warrants to purchase, if they all had vested, an aggregate of 3,142,857 shares of Common Stock, which number of shares could increase based upon the terms and conditions of the warrants.  The warrants have an exercise price of $0.35 per share, subject to certain pricing adjustments, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  Warrants for 785,714, 392,857, 392,857, and 392,857 shares of Common Stock vested on June 27, 2012, December 31, 2012, February 26, 2013, and July 15, 2013, respectively, and three warrants totaling 1,571,428 shares of Common Stock were exercised in 2013.  Such issuance of shares of Common Stock following the cashless exercise of three warrants by Inter-Mountain during 2013 was based upon an agreement in December 2013 with Inter-Mountain modifying the formula in the Warrants for determining the number of shares to be issued upon a cashless exercise.  On January 22, 2014, we elected to offset and deduct the three remaining Investor Notes from the principle amount due to Inter-Mountain under the June 2012 Note and as a result of the offset and deduction the three remaining warrants terminated.  For the purposes of this Table, only such vested shares of Common Stock from one unexercised warrant (392,857 shares) have been included, based upon an exercise price of $0.35 per share of Common Stock.

For the year ended December 31, 2014, we issued warrants to purchase up to an aggregate of 80,000 shares of our common stock which consisted of a warrant to Torrey Hills Capital, Inc., at an exercise price of $1.20 per share, for consulting services.

Of the warrant shares subject to exercise as of December 31, 2014, expiration of the right to exercise is as follows:

Date of Expiration	Number of Warrant Shares of Common Stock Subject to Expiration
May 15, 2015	357,155
June 13, 2016	35,000
July 16, 2016	116,667
July 28, 2016	34,722
June 27, 2017	392,857
March 14, 2018	660,000
January 15, 2019	80,000
Total	1,676,401

NOTE 14.	EARNINGS PER SHARE

Basic and Diluted Net Loss Per Share

In accordance with FASB Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting common stock, convertible debt, convertible preferred stock, and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting common stock, convertible debt, convertible preferred stock, and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Shares used in calculating basic and diluted net loss per common share exclude these potential common shares as of December 31:

	December 31, 2014	December 31, 2013
Warrants to purchase Common Stock	1,676,401	4,665,451
Stock options to purchase common stock	1,699,907	1,014,907
Unvested restricted common stock	---	---
Common stock issuable upon the assumed conversion of our convertible note payable from June 2012 (1)	---	3,124,680
Common stock issuable upon the assumed conversion of our convertible note payable from June 2011 (2)	---	127,712
Common stock issuable upon the assumed conversion of our convertible note payable from July 2011 (2)	---	125,603
Total	3,376,308	9,058,353

(1)
The outstanding principal balance and the accrued and unpaid interest of the June 2012 Note may have been converted, at the option of Inter-Mountain, into shares of Common Stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  For the purposes of this Table, we have assumed a conversion price of $0.35 per share and no ownership limitations.  On February 27, 2014 and on March 3, 2014, we received conversion notices from Inter-Mountain whereby we issued an aggregate of 435,502 shares of Common Stock for the final payment of approximately $152,000 due under the June 2012 Note.

(2)
On June 13, 2014, Mr. Gray elected to convert the outstanding principal balance ($140,000) of the June 2011 Note and we issued 116,667 shares of Common Stock for such conversion.  On July 28, 2014, Mr. Gray elected to convert the outstanding principal balance ($125,000) of the July 2011 Note and we issued 115,741 shares of Common Stock for such conversion.

NOTE 15.	SHARE BASED COMPENSATION

The Company’s share-based compensation plan, the 2006 Equity Incentive Plan (“Incentive Plan”), is administered by the compensation committee of the Board of Directors, which selects persons to receive awards and determines the number of shares subject to each award and the terms, conditions, performance measures and other provisions of the award.

Our Board of Directors granted the following incentive stock option awards to executives or employees and nonstatutory stock option awards to directors or non-employees for the years ended December 31:

	2014	2013
Incentive Stock Options
Quantity	125,000	232,500
Weighted average fair value per share	$0.81	$0.24
Fair value	$101,171	$56,112

Nonstatutory Stock Options
Quantity	560,000	735,000
Weighted average fair value per share	$0.81	$0.24
Fair value	$453,250	$177,388

We account for share-based compensation under ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense in the financial statements for all share-based payment awards made to employees, consultants, and directors is measured based on the estimated fair value of the award on the grant date.  We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards with the following weighted average assumptions for the years ended December 31:

	2014	2013
Incentive Stock Options
Expected volatility (1)	107.66%	103.55%
Risk-fee interest rate % (2)	1.75%	0.81%
Expected term (in years)	5.0	5.0
Dividend yield (3)	---	---

Nonstatutory Stock Options
Expected volatility (1)	107.66%	103.55%
Risk-fee interest rate % (2)	1.75%	0.81%
Expected term (in years)	5.0	5.0
Dividend yield (3)	---	---

(1)	Expected volatility assumption was based upon a combination of historical stock price volatility measured on a daily basis and an estimate of expected future stock price volatility.
(2)	Risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the stock options.
(3)	The Company does not currently intend to pay cash dividends, thus has assumed a 0% dividend yield.

Stock Options (Incentive and Nonstatutory)

The following table summarizes share-based compensation related to stock options for the years ended December 31:

	2014	2013
Research and development	$35,861	$16,863
Selling, general and administrative	113,309	64,076
Total share-based compensation expense	$149,170	$80,939

At December 31, 2014, the balance of unearned share-based compensation to be expensed in future periods related to unvested stock option awards, as adjusted for expected forfeitures, is approximately $557,694.  The period over which the unearned share-based compensation is expected to be recognized is approximately three years.

The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of December 31, 2014 and the changes therein during the two years then ended:

	Stock Options	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2012	158,409	12.32

Granted	967,500	0.33
Forfeited/cancelled	(111,002)	1.03
Exercised	---	---
Outstanding as of December 31, 2013	1,014,907	$2.12

Granted	685,000	1.15
Forfeited/cancelled	---	---
Exercised	---	---
Outstanding as of December 31, 2014	1,699,907	$1.73

The following table presents the stock option grants outstanding and exercisable as of December 31, 2014:

Options Outstanding			Options Exercisable
Stock Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Stock Options Exercisable	Weighted Average Exercise Price per Share
892,500	$0.33	8.2	595,000	$0.33
685,000	1.15	7.9	15,000	1.15
53,334	2.38	3.5	53,334	2.38
69,073	25.12	2.6	69,073	25.12
1,699,907	$1.73	7.7	732,407	$2.83

Restricted Stock Awards

Restricted stock awards, which typically vest over a period of six months to five years, are issued to certain key employees and are subject to forfeiture until the end of an established restriction period.  We utilize the market price on the date of grant as the fair market value of restricted stock awards and expense the fair value on a straight-line basis over the vesting period.

The following table summarizes share-based compensation related to restricted stock awards for the years ended December 31:

	2014		2013
Research and development	$	---	$444
Selling, general and administrative		---	547
Total share-based compensation expense	$	---	$991

At December 31, 2014, the balance of unearned share-based compensation to be expensed in future periods related to restricted stock awards, as adjusted for expected forfeitures, is nil.

The following table summarizes the non-vested restricted stock awards outstanding and the number of shares of common stock subject to potential issue as of December 31, 2014 and the changes therein during the two years then ended:

	Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2012	300		$34.59

Granted	---		---
Forfeited/cancelled	---		---
Exercised/issued	(300)		34.59
Outstanding as of December 31, 2013	---	$	---

Granted	---		---
Forfeited/cancelled	---		---
Exercised/issued	---		---
Outstanding as of December 31, 2014	---	$	---

Summary of Plans

2006 Equity Incentive Plan

In March 2006, our Board adopted and our stockholders approved our Equity Incentive Plan, which initially provided for the issuance of up to 133,333 shares of our Common Stock pursuant to stock option and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, June 15, 2010, June 14, 2012, June 13, 2013, and on June 5, 2014, our stockholders approved amendments to the Equity Incentive Plan to increase the total number of shares of Common Stock issuable under the Equity Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, 200,000 shares, 400,000 shares, 600,000 shares, and 1,000,000 shares, respectively, to a total of 2,800,000 shares.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of Common Stock are issued on the date the restricted stock awards vest.

As of December 31, 2014, we had granted options to purchase 2,061,167 shares of Common Stock since the inception of the Equity Incentive Plan, of which 1,699,907 were outstanding at a weighted average exercise price of $1.73 per share, and we had granted awards for 68,616 shares of restricted stock since the inception of the Equity Incentive Plan, of which none were outstanding.  As of December 31, 2014, there were 1,030,647 shares that remained available for future grants under our Equity Incentive Plan.

NOTE 16.	EMPLOYMENT BENEFIT PLAN

We maintain a defined contribution or 401(k) Plan for our qualified employees.  Participants may contribute a percentage of their compensation on a pre-tax basis, subject to a maximum annual contribution imposed by the Internal Revenue Code.  We may make discretionary matching contributions as well as discretionary profit-sharing contributions to the 401(k) Plan.  Our contributions to the 401(k) Plan are made in cash and vest immediately.  The Company’s common stock is not an investment option available to participants in the 401(k) Plan.  We contributed $24,674 and $20,917 to the 401(k) Plan during the years ended December 31, 2014 and 2013, respectively.

NOTE 17.	FAIR VALUE MEASUREMENTS

In accordance with ASC Topic 820, Fair Value Measurements, (“ASC Topic 820”) certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.  The guidance in ASC Topic 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimized the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions.  Unobservable inputs require significant management judgment or estimation.  In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy.  In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement.  Such determination requires significant management judgment.

The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—
Valuations based on observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3	—	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.  We review the fair value hierarchy classification on a quarterly basis.  Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our notes receivable and accrued interest and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

The fair value of our financial instruments consisted of the following at December 31:

Description	2014	2013
Assets:
Notes receivable and accrued interest	---	$777,710

Liabilities:
Convertible note – June 2011	---	$138,220
Convertible note – July 2011	---	$120,738
Convertible note – June 2012	---	$888,099

NOTE 18.	INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. Deferred tax assets as of December 31, 2014, of $18,989,376 were reduced to zero, after considering the valuation allowance of $18,989,376, since there is no assurance of future taxable income.  As of December 31, 2014 we have consolidated net operating loss carryforwards (“NOL”) and research credit carryforwards for income tax purposes of approximately $51,347,180 and $531,440, respectively.

The following are the consolidated operating loss carryforwards and research credit carryforwards that will begin expiring as follows:

Calendar Years	Consolidated Operating Loss Carryforwards	Research Activities Carryforwards
2021	$34,248	$	---
2023	95,666		---
2024	910,800		13,584
2025	1,687,528		21,563
2026	11,950,281		60,797
2027	3,431,365		85,052
2028	8,824,940		139,753
2029	6,889,761		81,940
2030	5,113,583		41,096
2031	3,728,626		43,592
2032	3,695,792		8,690
2033	3,187,559		15,882
2034	1,797,031		19,491
Total	$51,347,180		$531,440

The Tax Reform Act of 1986 contains provisions, which limit the amount of NOL and tax credit carryforwards that companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%.  Since the effective date of the Tax Reform Act of 1986, the Company has completed significant share issuances in 2003 and 2006 which may significantly limit our ability to utilize our NOL and tax credit carryforwards against taxable earnings in future periods.  Ownership changes in future periods may place additional limits on our ability to utilize NOLs and tax credit carryforwards.

An analysis of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are as follows:

	2014		2013
Deferred tax assets:
Net operating loss carryforwards		$18,279,724		$17,657,746
Intangible assets		188,944		247,248
Other		554,404		512,286
Total gross deferred tax assets		19,023,072		18,417,280

Deferred tax liabilities:
Property and equipment		33,696		72,347
Total gross deferred tax liabilities		33,696		72,347

Net total of deferred assets and liabilities		18,989,376		18,344,933
Valuation allowance		(18,989,376)		(18,344,933)
Net deferred tax assets	$	---	$	---

The valuation allowance increased by $644,443 and $1,065,354 in 2014 and 2013, respectively.

The following is a reconciliation of the expected statutory federal income tax rate to our actual income tax rate for the years ended December 31:

	2014		2013
Expected income tax (benefit) at federal statutory tax rate -35%	$	(681,109)	$	(1,137,320)

Permanent differences		52,273		21,754
Research tax credits		(19,491)		(15,882)
Amortization of deferred start up costs		---		---
Valuation allowance		648,327		1,131,448
Income tax expense	$	---	$	---

Effective January 1, 2007, we adopted ASC Topic 740, Accounting for Uncertainty in Income Taxes.  ASC Topic 740 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that we have taken or expects to take on a tax return.  If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, we will recognize an income tax benefit in its financial statements.  Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws.  We did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of implementing ASC Topic 740.

Federal income tax returns for fiscal years 2011 through 2014 remain open and subject to examination by the Internal Revenue Service.  We file and remit state income taxes in various states where we have determined it is required to file state income taxes.  Our filings with those states remain open for audit for the fiscal years 2011 through 2014.

We do not believe there will be any material changes in our unrecognized tax positions over the next 12 months.  Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of the date of adoption of ASC 740, we did not have any accrued interest or penalties associated with any unrecognized tax benefits nor was any interest expense recognized during the period.  The liability for unrecognized tax benefits is zero at December 31, 2014 and 2013.

NOTE 19.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On January 31, 2006 we entered into a lease agreement for office and laboratory space in Addison, Texas.  The lease commenced on April 1, 2006 and originally continued until April 1, 2013.  The lease required a minimum monthly lease obligation of $9,330, which was inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which was inclusive of monthly operating expenses.  On February 22, 2013, we executed an Amendment to Lease Agreement (the “Lease Amendment”) that renewed and extended our lease until March 31, 2015.  The Lease Amendment required a minimum monthly lease obligation of $9,193, which was inclusive of monthly operating expenses, until March 31, 2014 and at such time, increased to $9,379, which was inclusive of monthly operating expenses.  On March 17, 2015, we executed a Second Amendment to Lease Agreement (the “Second Amendment”) that renewed and extended our lease until March 31, 2018.  The Second Amendment requires a minimum monthly lease obligation of $9,436, which is inclusive of monthly operating expenses.

On December 10, 2010 we entered into a lease agreement for certain office equipment that commenced on February 1, 2011 and continued until February 1, 2015 and required a minimum lease obligation of $744 per month.  On January 16, 2015 we entered into a new lease agreement for certain office equipment.  The new lease, which commenced on February 1, 2015 and continues until February 1, 2018, requires a minimum lease obligation of $551 per month.

The future minimum lease payments under the 2013 office lease and the 2015 equipment lease are as follows as of December 31, 2014:

Calendar Years	Future Lease Expense
2015	$120,033
2016	119,840
2017	119,840
2018	28,858
2019	---
Total	$388,571

Rent expense for our operating leases amounted to $123,716 and $116,488 for the years ended December 31, 2014 and 2013, respectively.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications.  Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made.  To date, we have not paid any claims or been required to defend any action related to our indemnification obligations.  However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities.  There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims.  We have also entered into contractual indemnification agreements with each of our officers and directors.

Related Party Transactions and Concentration

On January 17, 2013, the Board of Directors of the Company appointed Helmut Kerschbaumer and Klaus Kuehne to each serve as a director of the Company.

Mr. Kerschbaumer currently serves as a director of Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG (collectively, the “Altrazeal Distributors”) and Mr. Kuehne currently serves as a director of Altrazeal AG.  In such capacities, Mr. Kerschbaumer may be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the Altrazeal Distributors and Mr. Kuehne may be considered, either singularly of collectively, to have control of, and make investment and business decisions on behalf of Altrazeal AG.

Mr. Kerschbaumer and Mr. Kuehne currently serves as a director of ORADISC GmbH and in such capacity, Mr. Kerschbaumer and Mr. Kuehne may each be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the ORADISC GmbH.

Currently, we are party to License and Supply Agreements with Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG for the marketing and distribution of Altrazeal in various international territories.  We are also party to a License and Supply Agreement with ORADISC GmbH for the marketing of all applications of our OraDisc™ erodible film technology for dental applications including benzocaine (OraDisc™ B), re-mineralization dental strips, fluoride dental strips, long-acting breath freshener, amlexanox (OraDisc™ A) in certain territories, anti-psychotics, neurologic products, and actives for the treatment of erectile dysfunction.

For the years ended December 31, 2014 and 2013, the Company recorded revenues, in approximate numbers, of $802,000 and $281,000, respectively, with the various Altrazeal Distributors, which represented approximately 93% and 76% of our total revenues.

As of December 31, 2014 and 2013, Altrazeal Distributors had an outstanding net accounts receivable, in approximate numbers, of $798,000 and $174,000, respectively, which represented approximately 99% and 94% of our net outstanding accounts receivables.

Related Party Obligations

Since 2011, our named executive officers and certain key executives have temporarily deferred portions of their compensation as part of a plan to conserve the Company’s cash and financial resources.

As of December 31, 2014, the following table summarizes the compensation temporarily deferred and subsequent repayments:

Name	2014	2013	2012	2011	Total
Kerry P. Gray (1) (2)	$(119,986)	$(91,000)	$220,673	$140,313	$150,000
Terrance K. Wallberg	(25,000)	(35,769)	$24,230	$36,539	---
Key executives	(28,239)	(20,000)	$27,253	$20,986	---
Total	$(173,225)	$(146,769)	$272,156	$197,838	$150,000

(1)
During 2014, Mr. Gray temporarily deferred compensation of $150,000 which consisted of $62,500 earned as salary compensation for his duties as President of the Company and $87,500 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2014, Mr. Gray was also repaid $269,986 of temporarily deferred compensation, of which $100,000 was used by Mr. Gray for funding required pursuant to the March 2013 Offering.

(2)
During 2013, Mr. Gray temporarily deferred compensation of $221,500 which consisted of $11,500 earned pursuant to a Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2013, Mr. Gray was also repaid $312,500 of temporarily deferred compensation, of which $300,000 was used by Mr. Gray for funding required pursuant to the March 2013 Offering.

As of December 31, 2014, the Company’s obligation for temporarily deferred compensation was $150,000 of which $62,500 was included in accrued liabilities and $87,500 was included in accounts payable, respectively.  As of December 31, 2013, the Company’s obligation for temporarily deferred compensation was $323,225 of which $207,500 was included in accounts payable and $115,725 was included in accrued liabilities, respectively

Contingent Milestone Obligations

We are subject to paying Access Pharmaceuticals, Inc. (“Access”) for certain milestones based on our achievement of certain annual net sales, cumulative net sales, and/or our having reached certain defined technology milestones including licensing agreements and advancing products to clinical development.  As of December 31, 2014, the future milestone obligations that we are subject to paying Access, if the milestones related thereto are achieved, total $4,750,000.  Such milestones are based on total annual sales of 20 and 40 million dollars of certain products, annual sales of 20 million dollars of any one certain product, and cumulative sales of such products of 50 and 100 million dollars.

On March 7, 2008, we terminated the license agreement with ProStrakan Ltd. for Amlexanox-related products in the United Kingdom and Ireland.  As part of the termination, we agreed to pay ProStrakan Ltd. a royalty of 30% on any future payments received by us from a new licensee in the United Kingdom and Ireland territories, up to a maximum of $1,400,000.  On November 17, 2008, we entered into a licensing agreement for Amlexanox-related product rights to the United Kingdom and Ireland territories with MEDA AB.

NOTE 20.	LEGAL PROCEEDINGS

On or about August 22, 2014, Inter-Mountain filed a Complaint against ULURU in a matter now pending in the U.S. Federal Court for the District of Utah, Central Division.  The Complaint relates to Inter-Mountain’s delivery of a notice of a cashless exercise with respect to its last remaining warrant to purchase Common Stock on or about May 1, 2014 purporting to exercise it with respect to the delivery of 782,284 shares of Common Stock under the non-standard cashless exercise or conversion provisions in the warrant.  ULURU declined to honor the exercise on the basis that, as a result of an amendment to the warrant agreed to in December 2013, the warrant was exercisable, on a cashless basis, with respect to only 261,516 shares of Common Stock as of May 1, 2014.   Inter-Mountain alleges that ULURU’s refusal to honor the exercise constitutes a breach of the warrant, breach of implied covenant of good faith and fair dealing, unjust enrichment, a violation of securities laws and common law fraud and seeks actual damages, consequential damages, treble damages, specific performance, attorneys’ fees and costs and other relief.  Answers and counterclaims have been filed.  A preliminary settlement has been reached and is in the process of being documented.  All proceedings have been placed on hold pending documentation of the settlement.

On or about November 6, 2012, Discus Dental, LLC (“Discus”) and Philips Oral Healthcare Inc. (“Philips”) filed a Complaint against ULURU in the United States District Court, Central District of California (the “Action”).  Discus, a subsidiary of Philips’ parent company, was party to a license agreement under which ULURU’s predecessor granted it a defined license.  The license contractually required that Discus use commercially reasonable efforts to, market and sell Aphthasol® paste, a prescription pharmaceutical.  Prior to the filing of the Action, ULURU sent a demand letter contending that Discus did not fulfill its obligations under the license agreement, including the obligation to retain an adequate selling organization and otherwise use commercially reasonable efforts to market and sell Aphthasol® paste.  In response to ULURU’s demand letter, the Plaintiffs instituted the Action seeking a declaratory judgment that Discus did not breach the license agreement.  On November 20, 2012, the Plaintiffs filed Amended Complaint adding a claim requesting that ULURU be ordered to return certain royalty payments that Discus paid to ULURU after the expiration of the license period.  On October 7, 2014, Discus filed a Second Amended Complaint, withdrawing Philips as a plaintiff and adding claims that ULURU breached the license by allegedly making a profit from the manufacture of Aphthasol® paste.  ULURU denied liability with regard to Discus’s claims and asserted counterclaims for breach of contract against Discus, seeking compensatory damages and attorneys’ fees.  On November 18, 2014, ULURU and Discus agreed to settle, resolve, and dismiss the claims asserted in the Action, with the terms and conditions of the settlement subject to an agreement of confidentiality.  The settlement included a release by each party in favor of the other and a settlement payment in favor of ULURU.

NOTE 21.	SUBSEQUENT EVENTS

None.

ULURU Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$10,378	$550,458
Accounts receivable, net	3,450	3,879
Accounts receivable – related party, net	978,676	798,147
Inventory	365,804	325,657
Prepaid expenses and deferred charges	78,623	137,858
Total Current Assets	1,436,931	1,815,999

Property, Equipment and Leasehold Improvements, net	373,801	432,110

Other Assets
Intangible assets, net	3,078,528	3,195,689
Investment in unconsolidated subsidiary	---	---
Deposits	18,069	18,069
Total Other Assets	3,096,597	3,213,758

TOTAL ASSETS	$4,907,329	$5,461,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,662,769	$1,536,612
Accrued liabilities	259,461	273,201
Deferred revenue, current portion	58,959	58,959
Total Current Liabilities	1,981,189	1,868,772

Long Term Liabilities
Deferred revenue, net of current portion	824,635	839,174
Total Long Term Liabilities	824,635	839,174

TOTAL LIABILITIES	2,805,824	2,707,946

COMMITMENTS AND CONTINGENCIES	---	---

STOCKHOLDERS' EQUITY

Preferred stock - $0.001 par value; 20,000 shares authorized;
Preferred Stock Series A, 1,000 shares designated; no shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	---	---

Common Stock - $0.001 par value; 200,000,000 shares authorized;
24,458,018 and 24,458,018 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	24,458	24,458
Additional paid-in capital	56,375,739	56,289,882
Accumulated (deficit)	(54,298,692)	(53,560,419)
TOTAL STOCKHOLDERS’ EQUITY	2,101,505	2,753,921

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,907,329	$5,461,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues
License fees	$14,539	$14,539
Product sales, net	280,109	87,441
Total Revenues	294,648	101,980

Costs and Expenses
Cost of goods sold	101,530	41,042
Research and development	204,159	187,595
Selling, general and administrative	446,157	469,073
Amortization of intangible assets	117,161	117,161
Depreciation	58,309	60,554
Total Costs and Expenses	927,316	875,425
Operating (Loss)	(632,668)	(773,445)

Other Income (Expense)
Interest and miscellaneous income	142	4,541
Interest expense	(12,969)	35,691
Equity in earnings (loss) of unconsolidated subsidiary	---	---
Foreign currency transaction (loss)	(92,778)	---
Loss on early extinguishment of convertible note	---	(135,078)
(Loss) Before Income Taxes	(738,273)	(868,291)

Income taxes	---	---
Net (Loss)	$(738,273)	$(868,291)

Less preferred stock dividends	---	---
Net (Loss) Allocable to Common Stockholders	$(738,273)	$(868,291)

Basic and diluted net (loss) per common share	$(0.03)	$(0.04)

Weighted average number of common shares outstanding	24,458,018	21,416,265

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015		2014
OPERATING ACTIVITIES :
Net loss		$(738,273)	$(868,291)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of intangible assets		117,161	117,161
Depreciation		58,309	60,554
Share-based compensation for stock and options issued to employees		12,928	4,612
Share-based compensation for options issued to non-employees		62,420	19,928
Equity in earnings (loss) of unconsolidated subsidiary		---	---
Amortization of debt discount on convertible note		---	(81,285)
Amortization of deferred financing costs		---	7,309
Warrants issued (cancelled) for services		---	72,771
Common stock issued for services		---	42,600
Common stock issued for interest due on convertible note		---	2,063
Loss on early extinguishment of convertible note		---	135,078

Change in operating assets and liabilities:
Accounts receivable		(180,100)	(71,485)
Inventory		(40,147)	14,638
Prepaid expenses and deferred charges		59,235	(4,031)
Notes receivable and accrued interest		---	777,710
Accounts payable		126,157	(310,918)
Accrued liabilities		(13,740)	(67,146)
Accrued interest		---	6,535
Deferred revenue		(14,539)	(14,539)
Total		187,684	711,555

Net Cash Used in Operating Activities		(550,589)	(156,736)

INVESTING ACTIVITIES :
Purchase of property and equipment		---	(15,996)
Net Cash Used in Investing Activities		---	(15,996)

FINANCING ACTIVITIES :
Proceeds from sale of common stock and warrants, net		---	610,000
Proceeds from exercise of common stock warrants		---	1,350,000
Offering cost adjustment – preferred stock sale in 2011		10,509	---
Repayment of principle due on convertible note		---	(776,609)
Net Cash Provided by Financing Activities		10,509	1,183,391

Net Increase (Decrease) in Cash		(540,080)	1,010,659

Cash, beginning of period		550,458	5,119
Cash, end of period		$10,378	$1,015,778

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest		$852	$983

Non-cash investing and financing activities:
Issuance of common stock for principle due on convertible note	$	---	$317,029

The accompanying notes are an integral part of these condensed consolidated financial statements.

ULURU Inc.

NOTES TO
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.	COMPANY OVERVIEW AND BASIS OF PRESENTATION

Company Overview

ULURU Inc. (hereinafter “we”, “our”, “us”, “ULURU”, or the “Company”) is a Nevada corporation.  We are a diversified specialty pharmaceutical company committed to developing and commercializing a broad range of innovative wound care and muco-adhesive film products based on our patented Nanoflex® and OraDiscTM technologies, with the goal of improving outcomes for patients, health care professionals, and health care payers.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and include the accounts of ULURU Inc., a Nevada corporation, and its wholly-owned subsidiary, Uluru Delaware Inc., a Delaware corporation.  They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s financial position as of March 31, 2015 and the results of its operations for the three months ended March 31, 2015 and 2014 and cash flows for the three months ended March 31, 2015 and 2014 have been made.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results may differ from those estimates and assumptions.  These differences are usually minor and are included in our consolidated financial statements as soon as they are known.  Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

All intercompany transactions and balances have been eliminated in consolidation.

Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on April 1, 2015, including the risk factors set forth therein.

Liquidity and Going Concern

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2014, contained an explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position, as discussed herein and in this Form 10-Q.  Based on our existing liquidity, the expected level of operating expenses, projected sales of our existing products combined with other revenues and the funding of $500,000 received in April 2015 from the debt financing with Inter-Mountain, we believe that we will be able to meet our working capital and capital expenditure requirements through the second quarter of 2015.  However, we cannot be sure that our anticipated revenue growth will be realized or that we will generate significant positive cash flow from operations.  Moreover, we may not be able to raise sufficient additional capital on acceptable returns, or at all, to continue operations and may not be able to execute any strategic transactions.  Therefore, we are unable to assert that our financial position is sufficient to fund operations beyond the second quarter of 2015, and as a result, there is substantial doubt about our ability to continue as a going concern beyond the second quarter of 2015.

NOTE 2.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in preparation of these condensed consolidated financial statements for the three months ended March 31, 2015 are consistent with those discussed in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on April 1, 2015.

NOTE 3.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

There were no new accounting pronouncements adopted or enacted during the periods presented that had, or are expected to have, a material impact on our financial statements.

NOTE 4.	SEGMENT INFORMATION

We operate in one business segment: the research, development and commercialization of pharmaceutical products.  Our corporate headquarters in the United States collects product sales, licensing fees, royalties, and sponsored research revenues from our arrangements with external customers and licensees.  Our entire business is managed by a single management team, which reports to the Chief Executive Officer.

Our revenues are currently derived primarily from seven licensees for international activities and our domestic sales activities of Altrazeal®.

Revenues per geographic area for the three months ended March 31 are summarized as follows:

Revenues	2015	%	2014	%
Domestic	$6,802	2%	$9,672	9%
International	287,846	98%	92,308	91%
Total	$294,648	100%	$101,980	100%

A significant portion of our revenues are derived from a few major customers.  Customers with greater than 10% of total revenues for the three months ended March 31 are represented on the following table:

Customers	Product	2015	2014
Customer A	Altrazeal®	93%	1%
Customer B	Altrazeal®	2%	81%
Total		95%	82%

NOTE 5.	INVENTORY

As of March 31, 2015, our inventory was comprised of Altrazeal® finished goods, manufacturing costs incurred in the production of Altrazeal®, and raw materials.  Inventories are stated at the lower of cost (first in, first out method) or market.  We regularly review inventories on hand and write down the carrying value of our inventories for excess and potentially obsolete inventories based on historical usage and estimated future usage.  In assessing the ultimate realization of our inventories, we are required to make judgments as to future demand requirements.  As actual future demand or market conditions may vary from those projected by us, adjustment to inventories may be required.

The components of inventory, at the different stages of production, consisted of the following at March 31, 2015 and December 31, 2014:

Inventory	March 31, 2015	December 31, 2014
Raw materials	$43,633	$41,648
Work-in-progress	310,648	271,571
Finished goods	11,523	12,438
Total	$365,804	$325,657

NOTE 6.	PROPERTY, EQUIPMENT and LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net, consisted of the following at March 31, 2015 and December 31, 2014:

Property, equipment and leasehold improvements	March 31, 2015	December 31, 2014
Laboratory equipment	$424,888	$424,888
Manufacturing equipment	1,599,894	1,599,894
Computers, office equipment, and furniture	153,078	153,078
Computer software	4,108	4,108
Leasehold improvements	95,841	95,841
	2,277,809	2,277,809
Less: accumulated depreciation and amortization	(1,904,008)	(1,845,699)
Property, equipment and leasehold improvements, net	$373,801	$432,110

Depreciation expense on property, equipment and leasehold improvements was $58,309 and $60,554 for the three months ended March 31, 2015 and 2014, respectively.

NOTE 7.	INTANGIBLE ASSETS

Intangible assets are comprised of patents acquired in October, 2005.  Intangible assets, net consisted of the following at March 31, 2015 and December 31, 2014:

Intangible assets	March 31, 2015	December 31, 2014
Patent - Amlexanox (Aphthasol®)	$2,090,000	$2,090,000
Patent - Amlexanox (OraDisc™ A)	6,873,080	6,873,080
Patent - OraDisc™	73,000	73,000
Patent - Hydrogel nanoparticle aggregate	589,858	589,858
	9,625,938	9,625,938
Less: accumulated amortization	(6,547,410)	(6,430,249)
Intangible assets, net	$3,078,528	$3,195,689

Amortization expense for intangible assets was $117,161 and $117,161 for the three months ended March 31, 2015 and 2014, respectively.

The future aggregate amortization expense for intangible assets, remaining as of March 31, 2015, is as follows:

Calendar Years	Future Amortization Expense
2015 (Nine months)	$357,987
2016	476,450
2017	475,148
2018	475,148
2019	475,148
2020 & Beyond	818,647
Total	$3,078,528

NOTE 8.	INVESTMENTS IN UNCONSOLIDATED ENTITIES

We use the equity method of accounting for investments in other companies that are not controlled by us and in which our interest is generally between 20% and 50% of the voting shares or we have significant influence over the entity, or both.

Altrazeal Trading Ltd.

On January 11, 2012, we executed a shareholders’ agreement for the establishment of Altrazeal Trading Ltd., a single purpose entity to be used for the exclusive marketing of Altrazeal® throughout the European Union, Australia, New Zealand, North Africa, and the Middle East.  As a result of this transaction, we received a non-dilutable 25% ownership interest in Altrazeal Trading Ltd.  On February 1, 2014, Altrazeal Trading Ltd. transferred all of their rights and obligations under the existing shareholders’ agreement to Altrazeal Trading GmbH.

Audited financial statements of Altrazeal Trading Ltd. for the years ended December 31, 2013 and 2014 and unaudited financial statements for the three months ended March 31, 2015 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal Trading Ltd. in our financial statements for each reporting period.  We believe that our share of the cumulative losses of Altrazeal Trading Ltd. for the three months ended March 31, 2015 and for the years ended December 31, 2014, 2013, and 2012 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon audited financial statements received in May 2014, our unrecorded share of Altrazeal Trading Ltd. losses for the year ended December 31, 2012 totaled $129,207.

Summarized financial information for our investment in Altrazeal Trading Ltd. assuming 100% ownership is as follows:

Altrazeal Trading Ltd.	December 31, 2012
Balance sheet
Total assets	$136,661
Total liabilities	$660,006
Total stockholders’ (deficit)	$(523,345)
Statement of operations
Revenues	$61,028
Net (loss)	$(516,829)

Altrazeal Trading GmbH

On February 1, 2014, Altrazeal Trading Ltd. transferred all of their rights and obligations under the existing shareholders’ agreement to Altrazeal Trading GmbH.  As a result of this transfer, we received a non-dilutable 25% ownership interest in Altrazeal Trading GmbH.

Audited financial statements of Altrazeal Trading GmbH for the years ended December 31, 2013 and 2014 and unaudited financial statements for the three months ended March 31, 2015 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal Trading GmbH in our financial statements for each reporting period.  We believe that our share of the cumulative losses of Altrazeal Trading GmbH for the three months ended March 31, 2015 and for the years ended December 31, 2014 and 2013 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon the unaudited financial statements for the year ended December 31, 2013, our unrecorded share of Altrazeal Trading GmbH cumulative losses as of December 31, 2013 totaled $213,370.

Summarized financial information for our investment in Altrazeal Trading GmbH assuming 100% ownership is as follows:

Altrazeal Trading GmbH	December 31, 2013 (Unaudited)
Balance sheet
Total assets		$757,784
Total liabilities		$1,563,046
Total stockholders’ (deficit)		$(805,262)
Statement of operations
Revenues	$	---
Net (loss)		$(798,009)

ORADISC GmbH

On October 19, 2012, we executed a shareholders’ agreement for the establishment of ORADISC GmbH, a single purpose entity to be used for the exclusive development and marketing of OraDisc™ erodible film technology products.  We received a non-dilutable 25% ownership interest in ORADISC GmbH.

Audited financial statements of ORADISC GmbH for the years ended December 31, 2013 and 2014 and unaudited financial statements for the three months ended March 31, 2015 have not been released to us and, therefore, we have not included the effect of the financial activities of ORADISC GmbH. in our financial statements for each reporting period.  We believe that our share of the cumulative losses of ORADISC GmbH for the three months ended March 31, 2015 and for the years ended December 31, 2014 and 2013 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

Based upon the unaudited financial statements for the year ended December 31, 2013, our unrecorded share of ORADISC GmbH cumulative losses as of December 31, 2013 totaled $11,430.

Summarized financial information for our investment in ORADISC GmbH assuming 100% ownership is as follows:

ORADISC GmbH	December 31, 2013 (Unaudited)
Balance sheet
Total assets		$305,069
Total liabilities		$302,572
Total stockholders’ equity		$2,497
Statement of operations
Revenues	$	---
Net (loss)		$(34,671)

Altrazeal AG

On February 1, 2014, we executed a shareholders’ agreement with Altrazeal AG, a single purpose entity for the marketing of Altrazeal® in several territories, including Africa (markets not already licensed), Latin America, Georgia, Turkmenistan, Ukraine, the Commonwealth of Independent States, Jordan, Syria, Asia and the Pacific (excluding China, Hong Kong, Macau, Taiwan, South Korea, Japan, Australia, and New Zealand).  As a result of this transaction, we received a non-dilutable 25% ownership interest in Altrazeal AG.

Audited or unaudited financial statements of Altrazeal AG for the three months ended March 31, 2015 and for the year ended December 31, 2014 have not been released to us and, therefore, we have not included the effect of the financial activities of Altrazeal AG in our financial statements for such reporting period.  We believe that our share of the cumulative losses of Altrazeal AG for the three months ended March 31, 2015 and for the year ended December 31, 2014 would exceed the carrying value of our investment, therefore the equity method of accounting would be suspended for such reporting periods and no additional losses would be charged to operations.

NOTE 9.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following at March 31, 2015 and December 31, 2014:

Accrued Liabilities	March 31, 2015	December 31, 2014
Accrued taxes – payroll	$106,299	$106,299
Accrued compensation/benefits	123,887	96,795
Accrued insurance payable	26,270	69,815
Accrued property taxes	3,000	---
Product rebates/returns	5	13
Other	---	279
Total accrued liabilities	$259,461	$273,201

NOTE 10.	STOCKHOLDERS’ EQUITY

Common Stock

As of March 31, 2015, we had 24,458,018 shares of Common Stock issued and outstanding.  For the three months ended March 31, 2015, we did not issue any Common Stock.

Preferred Stock

As of March 31, 2015, we had no shares of Series A Preferred Stock (the “Series A Shares”) issued and outstanding.  For the three months ended March 31, 2015, we did not issue or redeem any Series A Shares.

Warrants

The following table summarizes the warrants outstanding and the number of shares of Common Stock subject to exercise as of March 31, 2015 and the changes therein during the three months then ended:

	Number of Shares of Common Stock Subject to Exercise	Weighted – Average Exercise Price
Balance as of December 31, 2014	1,676,401	$1.14
Warrants issued (1)	(31,341)	$0.35
Warrants exercised	---	---
Warrants cancelled	---	---
Balance as of March 31, 2015	1,645,060	$1.15

(1)
As part of the June 2012 Note, Inter-Mountain received a total of seven warrants to purchase, if they all had vested, an aggregate of 3,142,857 shares of Common Stock, which number of shares could increase based upon the terms and conditions of the warrants.  The warrants have an exercise price of $0.35 per share, subject to certain pricing adjustments, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.  Warrants for 785,714, 392,857, 392,857, and 392,857 shares of Common Stock vested on June 27, 2012, December 31, 2012, February 26, 2013, and July 15, 2013, respectively, and three warrants for 1,571,428 shares of Common Stock were exercised in 2013.  On January 22, 2014, we elected to offset and deduct the three remaining Investor Notes from the principle amount due to Inter-Mountain under the June 2012 Note and as a result of the offset and deduction the three remaining warrants terminated.  On April 14, 2015, we reached agreement with Inter-Mountain that 361,516 shares of Common Stock will be issued upon the exercise of the one unexercised warrant (originally included in this Table as 392,857 shares, which was based upon an exercise price of $0.35 per share of Common Stock).

For the three months ended March 31, 2015, we did not issue any new warrants.

Of the warrant shares subject to exercise as of March 31, 2015, expiration of the right to exercise is as follows:
Date of Expiration	Number of Warrant Shares of Common Stock Subject to Expiration
May 15, 2015	357,155
June 13, 2016	35,000
July 16, 2016	116,667
July 28, 2016	34,722
June 27, 2017	361,516
March 14, 2018	660,000
January 15, 2019	80,000
Total	1,645,060

NOTE 11.	EARNINGS PER SHARE

Basic and Diluted Net Loss Per Share

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per Share, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, increased to include potential dilutive common shares.  The effect of outstanding stock options, restricted vesting Common Stock, convertible debt, convertible preferred stock, and warrants, when dilutive, is reflected in diluted earnings (loss) per common share by application of the treasury stock method.  We have excluded all outstanding stock options, restricted vesting Common Stock, convertible debt, convertible preferred stock, and warrants from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented.

Shares used in calculating basic and diluted net loss per common share exclude these potential common shares as of March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014
Warrants to purchase Common Stock	1,645,060	1,676,401
Stock options to purchase common stock	1,699,907	1,699,907
Total	3,344,967	3,376,308

NOTE 12.	SHARE BASED COMPENSATION

The Company’s share-based compensation plan, the 2006 Equity Incentive Plan, as amended (“Equity Incentive Plan”), is administered by the compensation committee of the Board of Directors (“Board”), which selects persons to receive awards and determines the number of shares subject to each award and the terms, conditions, performance measures and other provisions of the award.

Our Board granted the following incentive stock option awards to executives or employees and nonstatutory stock option awards to directors or non-employees for the three months ended March 31:

Three Months Ended March 31,
	2015 (1)	2014 (1)
Incentive Stock Options
Quantity	---	---
Weighted average fair value per share	---	---
Fair value	---	---

Nonstatutory Stock Options
Quantity	---	---
Weighted average fair value per share	---	---
Fair value	---	---

(1)	The Company did not award any shared-based compensation for the three months ended March 31, 2015 and 2014.

We account for share-based compensation under FASB ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors based on estimated fair values of the award on the grant date.  We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards.

Stock Options (Incentive and Nonstatutory)

The following table summarizes share-based compensation related to stock options for the three months ended March 31:

	Three Months Ended March 31,
	2015	2014
Research and development	$18,612	$5,307
Selling, general and administrative	56,736	19,233
Total share-based compensation expense	$75,348	$24,540

At March 31, 2015, the balance of unearned share-based compensation to be expensed in future periods related to unvested stock option awards, as adjusted for expected forfeitures, is approximately $482,000.  The period over which the unearned share-based compensation is expected to be recognized is approximately thirty months.

The following table summarizes the stock options outstanding and the number of shares of Common Stock subject to exercise as of March 31, 2015 and the changes therein during the three months then ended:

	Stock Options	Weighted Average Exercise Price per Share
Outstanding as of December 31, 2014	1,699,907	$1.73
Granted	---	---
Forfeited/cancelled	---	---
Exercised	---	---
Outstanding as of March 31, 2015	1,699,907	$1.73

The following table presents the stock option grants outstanding and exercisable as of March 31, 2015:

Options Outstanding			Options Exercisable
Stock Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Stock Options Exercisable	Weighted Average Exercise Price per Share
892,500	$0.33	8.0	645,000	$0.33
685,000	1.15	7.7	77,500	1.15
53,334	2.38	3.2	53,334	2.38
69,073	25.12	2.3	69,073	25.12
1,699,907	$1.73	7.5	844,907	$2.56

Restricted Stock Awards

Restricted stock awards, which typically vest over a period of two to five years, are issued to certain key employees and are subject to forfeiture until the end of an established restriction period.  We utilize the market price on the date of grant as the fair market value of restricted stock awards and expense the fair value on a straight-line basis over the vesting period.

For the three months ended March 31, 2015 and 2014, we did not grant any restricted stock awards.

Summary of Plans

2006 Equity Incentive Plan

In March 2006, our Board adopted and our stockholders approved our Equity Incentive Plan, which initially provided for the issuance of up to 133,333 shares of our Common Stock pursuant to stock option and other equity awards.  At the annual meetings of the stockholders held on May 8, 2007, December 17, 2009, June 15, 2010, June 14, 2012, June 13, 2013, and on June 5, 2014, our stockholders approved amendments to the Equity Incentive Plan to increase the total number of shares of Common Stock issuable under the Equity Incentive Plan pursuant to stock options and other equity awards by 266,667 shares, 200,000 shares, 200,000 shares, 400,000 shares, 600,000 shares, and 1,000,000 shares, respectively, to a total of 2,800,000 shares.

In December 2006, we began issuing stock options to employees, consultants, and directors.  The stock options issued generally vest over a period of one to four years and have a maximum contractual term of ten years.  In January 2007, we began issuing restricted stock awards to our employees.  Restricted stock awards generally vest over a period of six months to five years after the date of grant.  Prior to vesting, restricted stock awards do not have dividend equivalent rights, do not have voting rights and the shares underlying the restricted stock awards are not considered issued and outstanding.  Shares of Common Stock are issued on the date the restricted stock awards vest.

As of March 31, 2015, we had granted options to purchase 2,061,167 shares of Common Stock since the inception of the Equity Incentive Plan, of which 1,699,907 were outstanding at a weighted average exercise price of $1.73 per share, and we had granted awards for 68,616 shares of restricted stock since the inception of the Equity Incentive Plan, of which none were outstanding.  As of March 31, 2015, there were 1,030,647 shares that remained available for future grants under our Equity Incentive Plan.

NOTE 13.	FAIR VALUE MEASUREMENTS

In accordance with FASB ASC Topic 820, Fair Value Measurements, (“ASC Topic 820”) certain assets and liabilities of the Company are required to be recorded at fair value.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants.  The guidance in ASC Topic 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimized the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions.  Unobservable inputs require significant management judgment or estimation.  In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy.  In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement.  Such determination requires significant management judgment.

The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Valuations based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—
Valuations based on observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3	—	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.  We review the fair value hierarchy classification on a quarterly basis.  Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

Our financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.  We believe that the carrying value of our other receivable and convertible note payable balances approximates fair value based on a valuation methodology using the income approach and a discounted cash flow model.

NOTE 14.	INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances.

NOTE 15.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On January 31, 2006 we entered into a lease agreement for office and laboratory space in Addison, Texas.  The lease commenced on April 1, 2006 and originally continued until April 1, 2013.  The lease required a minimum monthly lease obligation of $9,330, which was inclusive of monthly operating expenses, until April 1, 2011 and at such time increased to $9,776, which was inclusive of monthly operating expenses.  On February 22, 2013, we executed an Amendment to Lease Agreement (the “Lease Amendment”) that renewed and extended our lease until March 31, 2015.  The Lease Amendment required a minimum monthly lease obligation of $9,193, which was inclusive of monthly operating expenses, until March 31, 2014 and at such time, increased to $9,379, which was inclusive of monthly operating expenses.  On March 17, 2015, we executed a Second Amendment to Lease Agreement (the “Second Amendment”) that renewed and extended our lease until March 31, 2018.  The Second Amendment requires a minimum monthly lease obligation of $9,436, which is inclusive of monthly operating expenses.

On December 10, 2010 we entered into a lease agreement for certain office equipment that commenced on February 1, 2011 and continued until February 1, 2015 and required a minimum lease obligation of $744 per month.  On January 16, 2015 we entered into a new lease agreement for certain office equipment.  The new office equipment lease, that commenced on February 1, 2015 and continues until February 1, 2018, requires a minimum lease obligation of $551 per month.

The future minimum lease payments under the 2015 office lease and the 2015 equipment lease are as follows as of March 31, 2015:

Calendar Years	Future Lease Expense
2015 (Nine months)	$89,880
2016	119,840
2017	119,840
2018	28,858
2019	---
Total	$358,418

Rent expense for our operating leases amounted to $31,165 and $30,380 for the three ended March 31, 2015 and 2014, respectively.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our restated articles of incorporation and our amended and restated bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in their respective capacities. There have been no claims to date and we have a director and officer insurance policy that enables us to recover a portion of any amounts paid for future potential claims. We have also entered into contractual indemnification agreements with each of our officers and directors.

Related Party Transactions and Concentration

On January 17, 2013, the Board of Directors of the Company appointed Helmut Kerschbaumer and Klaus Kuehne to each serve as a director of the Company.

Mr. Kerschbaumer currently serves as a director of Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG (collectively, the “Altrazeal Distributors”) and Mr. Kuehne currently serves as a director of Altrazeal AG.  In such capacities, Mr. Kerschbaumer may be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the Altrazeal Distributors and Mr. Kuehne may be considered, either singularly of collectively, to have control of, and make investment and business decisions on behalf of Altrazeal AG.

Each of Mr. Kerschbaumer and Mr. Kuehne are shareholders of ORADISC GmbH and may be considered, either singularly or collectively, to have control of, and make investment and business decisions on behalf of the ORADISC GmbH.

Currently, we are party to License and Supply Agreements with Altrazeal Trading GmbH, Altrazeal AG, and Melmed Holding AG for the marketing and distribution of Altrazeal in various international territories.  We are also party to a License and Supply Agreement with ORADISC GmbH for the marketing of all applications of our OraDisc™ erodible film technology for dental applications including benzocaine (OraDisc™ B), re-mineralization dental strips, fluoride dental strips, long-acting breath freshener, amlexanox (OraDisc™ A) in certain territories, anti-psychotics, neurologic products, and actives for the treatment of erectile dysfunction.

For the three months ended March 31, 2015 and 2014, the Company recorded revenues, in approximate numbers, of $282,000 and $86,000, respectively, with the various Altrazeal Distributors, which represented 96% and 84% of our total revenues.  As of March 31, 2015 and December 31, 2014, Altrazeal Distributors had an outstanding net accounts receivable, in approximate numbers, of $979,000 and $798,000, respectively, which represented 99.6% and 99.5% of our total outstanding accounts receivables.

Related Party Obligations

Since 2011, our named executive officers and certain key executives have temporarily deferred portions of their compensation as part of a plan to conserve the Company’s cash and financial resources.

As of March 31, 2015, the following table summarizes the compensation temporarily deferred and subsequent repayments:

Name	2015	2014	2013	2012	2011	Total
Kerry P. Gray (1) (2) (3)	$57,575	$(119,986)	$(91,000)	$220,673	$140,313	$207,575
Terrance K. Wallberg	6,633	(25,000)	(35,769)	24,230	36,539	6,633
Total	$64,208	$(144,986)	$(126,769)	$244,903	$176,852	$214,208

(1)
During 2015, Mr. Gray temporarily deferred compensation of $57,575 which consisted of $5,075 earned as salary compensation for his duties as President of the Company and $52,500 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.

(2)
During 2014, Mr. Gray temporarily deferred compensation of $150,000 which consisted of $62,500 earned as salary compensation for his duties as President of the Company and $87,500 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2014, Mr. Gray was also repaid $269,986 of temporarily deferred compensation, of which $100,000 was used by Mr. Gray for funding required pursuant to the March 2013 Offering.

(3)
During 2013, Mr. Gray temporarily deferred compensation of $221,500 which consisted of $11,500 earned pursuant to a Separation Agreement and $210,000 for his duties as Chairman of the Executive Committee of the Company’s Board of Directors.  During 2013, Mr. Gray was also repaid $312,500 of temporarily deferred compensation, of which $300,000 was used by Mr. Gray for funding required pursuant to the March 2013 Offering.

As of March 31, 2015, the Company’s obligation for temporarily deferred compensation was $214,208 of which $74,208 was included in accrued liabilities and $140,000 was included in accounts payable, respectively.

As of December 31, 2014, the Company’s obligation for temporarily deferred compensation was $150,000 of which $62,500 was included in accrued liabilities and $87,500 was included in accounts payable, respectively.

Contingent Milestone Obligations

We are subject to paying Access Pharmaceuticals, Inc. (“Access”) for certain milestones based on our achievement of certain annual net sales, cumulative net sales, and/or our having reached certain defined technology milestones including licensing agreements and advancing products to clinical development.  As of March 31, 2015, the future milestone obligations that we are subject to paying Access, if the milestones related thereto are achieved, total $4,750,000.  Such milestones are based on total annual sales of 20 and 40 million dollars of certain products, annual sales of 20 million dollars of any one certain product, and cumulative sales of such products of 50 and 100 million dollars.

On March 7, 2008, we terminated the license agreement with ProStrakan Ltd. for Amlexanox-related products in the United Kingdom and Ireland.  As part of the termination, we agreed to pay ProStrakan Ltd. a royalty of 30% on any future payments received by us from a new licensee in the United Kingdom and Ireland territories, up to a maximum of $1,400,000.  On November 17, 2008, we entered into a licensing agreement for Amlexanox-related product rights to the United Kingdom and Ireland territories with MEDA AB.

NOTE 16.	LEGAL PROCEEDINGS

On or about August 22, 2014, Inter-Mountain Capital Corp. (“Inter-Mountain”) filed a Complaint against ULURU in the U.S. Federal Court for the District of Utah, Central Division.  The Complaint relates to Inter-Mountain’s delivery of a notice of a cashless exercise with respect to its last remaining warrant to purchase Common Stock on or about May 1, 2014 purporting to exercise it with respect to the delivery of 782,284 shares of Common Stock under the non-standard cashless exercise or conversion provisions in the warrant.  The Company declined to honor the exercise on the basis that, as a result of an amendment to the warrant agreed to in December 2013, the warrant was exercisable, on a cashless basis, with respect to only 261,516 shares of Common Stock as of May 1, 2014.  Inter-Mountain alleged that the Company’s refusal to honor the exercise constituted a breach of the warrant, breach of implied covenant of good faith and fair dealing, unjust enrichment, a violation of securities laws and common law fraud and sought actual damages, consequential damages, treble damages, specific performance, attorneys’ fees and costs and other relief.  Answers and counterclaims were filed.

On April 15, 2015, the Company and Inter-Mountain entered into a Settlement Agreement (the “Settlement Agreement”) for the purpose of settling the pending litigation between the Company and Inter-Mountain.  Under the Settlement Agreement and related documents, the Company and Inter-Mountain agreed that Inter-Mountain would exercise the warrant and receive 361,516 shares of Common Stock.  The Settlement Agreement also included standard releases and anticipated the prompt filing of dismissal documents.  As part of the settlement, the Company and Inter-Mountain signed and closed under the Securities Purchase Agreement described in Note 17.

NOTE 17.	SUBSEQUENT EVENTS

Debt Financing – April 2015

On April 15, 2015, we entered into a Securities Purchase Agreement dated April 14, 2015 (the “Purchase Agreement”) with Inter-Mountain related to our issuance of a $550,000 Promissory Note (the “Note”).  The purchase price for the Note, which reflects a $50,000 original issue discount, was $500,000. The Purchase Agreement also includes representations and warranties, restrictive covenants and indemnification provisions standard for similar transactions.

The Note bears interest at the rate of 10.0% per annum, with monthly installment payments of $45,000 commencing on the date that is 120 calendar days after the issuance date of the Note. At our option, subject to certain volume, price and other conditions, the monthly installments may be paid in whole, or in part, in cash or in common stock, $0.001 par value, of Uluru (“Common Stock”).  If the monthly installments are paid in Common Stock, such shares being issued will be based on a price that is 80% of the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days.  The percentage declines to 70% if the average of the three lowest volume weighted average prices of the shares of Common Stock during the preceding twenty trading days is less than $0.05 per share.  The Note is not subject to conversion at the discretion of Inter-Mountain.

At our option, the outstanding principal balance of the Note, or a portion thereof, may be prepaid in cash at 120% of the amount elected to be prepaid.  The Note is unsecured.

Events of default under the Note include failure to make required payments, the entry of a $100,000 judgment not stayed within 30 days, breach of representations or covenants under the transaction documents, various events associated with insolvency or failure to pay debts, delisting of the Common Stock, a restatement of financial statements and a default under certain other agreements.  In the event of default, the interest rate under the Note increases to 18% and the Note becomes callable at a premium.  In addition, Inter-Mountain has all remedies under law and equity.

As part of the debt financing, Inter-Mountain also received a warrant (the “Warrant”) to purchase up to an aggregate of 194,118 shares of Common Stock.  The Warrant has an exercise price of $0.85 per share and expires on April 30, 2020. The Warrant includes a standard net cashless exercise provision and provisions requiring proportionate adjustments in connection with a recapitalization transaction.

As part of the debt financing, we entered into a Registration Rights Agreement whereby we have agreed to prepare and file with the Securities and Exchange Commission a registration statement no later than May 11, 2015 and to cause such registration statement to be declared effective no later than 120 after the closing date and to keep such registration statement effective for a period of no less than 180 days.

In connection with the Purchase Agreement, the Company and Inter-Mountain entered into the Settlement Agreement described in Note 16.

Purchase of Altrazeal Trading, GmbH – May 2015

On May 12, 2015, we entered into a Binding Term Sheet (the “Term Sheet”) with IPMD GmbH, an Austrian limited liability company, and Firnron Ltd., a Cypriot limited liability company (collectively, the “Seller”) related to our purchase of 75% of the share capital of Altrazeal Trading GmbH, an Austrian limited liability company (“Altrazeal Trading”).  Uluru currently owns the remaining 25% of share capital of Altrazeal Trading.  Altrazeal Trading is the distributor of Altrazeal® transforming powder dressing in European Union, Australia, New Zealand, Middle East (excluding Jordan and Syria), North Africa, Albania, Bosnia, Croatia, Kosovo, Macedonia, Montenegro, and Serbia.

The purchase price is composed of 3,150,000 Euro for the purchase of the share capital of Altrazeal Trading and 88,834 Euro for the purchase of product inventory.  The purchase of the share capital of Altrazeal Trading will be paid in installments, with 1,147,200 Euro due at closing (of which 646,500 Euro will be paid with an offset of accounts receivable) and four installment payments of 500,700 Euro due by no later than June 30, 2015, August 31, 2015, October 31, 2015, and December 31, 2015.  The sale is structured as an “installment sale”, with 15% of equity in Altrazeal Trading being transferred upon the payment of each installment by us.  The installments are payable in either cash or in shares of our common stock at our option.  If installment payments are made in common stock, the calculation of shares to be issued will be 110% of the average closing price for the last 10 trading days prior to the installment payment date and include a warrant for 10% of the shares issued with a premium of $0.30 per share to the market price. The purchase of the product inventory for 88,834 Euro will be paid on September 30, 2015

To the extent we issue shares of common stock to pay the purchase price, we have agreed to register the resale of such shares to the extent possible. The Term Sheet anticipates the negotiation and execution of a purchase agreement containing all terms of the Term Sheet and other standard terms for such a transaction within 60 days.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this prospectus speaks as of the date hereof. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

PROSPECTUS

600,000 SHARES OF COMMON STOCK
(Issuable upon conversion of promissory note and exercise of warrant)

This prospectus is dated June 5, 2015